Exhibit 10.8

EXECUTION VERSION

CREDIT AGREEMENT, dated as of February 18, 2004 (herein, as amended, supplemented or otherwise modified from time to time, “this Agreement”), among the following:

(i) CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”);

(ii) the lending institutions listed in Annex I hereto (herein, together with its or their successors and assigns, each a “Lender” and collectively, the “Lenders”); and

(iii) NATIONAL CITY BANK OF PENNSYLVANIA, a national banking association, as one of the Lenders, as the Lender under the Swing Line Revolving Facility referred to herein (together with its successors and assigns, in such capacity, the “Swing Line Lender”), as the lead arranger and book manager and as administrative agent (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1) Unless otherwise defined herein, all capitalized terms used herein and defined in section 1 are used herein as so defined.

(2) The Borrower has applied to the Lenders for credit facilities in order to (i) refinance certain indebtedness of the Borrower; (ii) finance the acquisition of substantially all of the assets of Barnebey Sutcliffe Corporation, an Ohio corporation, and all of the issued and outstanding capital stock of Waterlink (UK) Holdings Limited (together, the “Purchased Entities”) to be purchased pursuant to the Purchase Agreement (defined herein) and (iii) provide working capital and funds for capital expenditures and other lawful purposes.

(3) Subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facilities provided for herein.

NOW, THEREFORE, it is agreed and the parties intending to be legally bound hereby:

SECTION 1. DEFINITIONS AND TERMS.

1.1. Certain Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Account” shall mean any present or future right to payment for goods sold or leased or for services rendered, whether now existing or hereafter arising and whether or not earned by performance.

“Acquisition” shall mean and include (i) any acquisition on a going concern basis (whether by purchase, lease or otherwise) of any facility and/or business operated by any person who is not a Subsidiary of the Borrower, and (ii) any acquisition of a majority of the outstanding equity or other similar interests in any such person (whether by merger, stock purchase or otherwise).

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to section 12.9.

“Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with such person. A person shall be deemed to control a second person if such first person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second person or (ii) to direct or cause the direction of the management and policies of such second person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (x) a director, officer or employee of a person shall not, solely by reason of such status, be considered an Affiliate of such person; and (y) neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Borrower or any of its Subsidiaries.

“Agreement” shall have the meaning provided in the introductory paragraph of this Agreement.

“Alternative Currency” shall mean and include: (i) the currencies listed on Annex VIII, if at the time the applicable currency is readily and freely transferable and convertible into Dollars; and (ii) any other lawful currency other than Dollars that is readily and freely transferable and convertible into Dollars and is acceptable to the Lenders as provided in section 2.3(b), as applicable, and any applicable Letter of Credit Issuer.

“Alternative Currency Sublimit” shall have the meaning provided in section 2.1(a).

“Applicable Eurodollar Margin” shall have the meaning provided in section 2.8(h).

“Applicable Facility Fee Rate” shall have the meaning provided in section 4.1(b).

“Applicable Lending Office” shall mean, with respect to each Lender, (i) such Lender’s Domestic Lending Office in the case of Borrowings consisting of Prime Rate Loans and (ii) such Lender’s Eurodollar Lending Office in the case of Borrowings consisting of Eurodollar Loans.

“Applicable Prime Rate Margin” shall have the meaning provided in section 2.8(h).

“Approved Bank” shall have the meaning provided in the definition of Cash Equivalents.

“Asset Sale” shall mean the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any Subsidiary) by the Borrower or any Subsidiary to any person other than the Borrower or any Subsidiary of any of their respective assets, provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, tangible or intangible, in each case in the ordinary course of business.

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit E hereto.

“AST” shall mean Advanced Separation Technologies, Inc., a Florida corporation.

“Authorized Officer” shall mean any officer or employee of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Bankruptcy Code” shall have the meaning provided in section 11.1(g).

“Basket Investments” shall have the meaning provided in section 10.5(m).

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean (i) the incurrence of General Revolving Loans consisting of one Type of Loan, by the Borrower from all of the Lenders having Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions, Continuations or Redenominations on a given date), having in the case of Eurodollar Loans the same Interest Period, or (ii) the incurrence of a Swing Line Revolving Loan of a single Type from the Swing Line Lender on a given date.

“Business Day” shall mean: (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day that shall be in the city in which the applicable Payment Office is located a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; and (ii) with respect to all notices and determination in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of any Alternative Currency in which any applicable Eurodollar Loans are denominated.

“Capital Lease” as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that person.

“Capitalized Lease Obligations” shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Cash Equivalents” shall mean any of the following (including foreign equivalents thereof):

(i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(ii) U.S. dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (x) any Lender or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than 180 days from the date of acquisition;

(iii) commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 270 days after the date of acquisition;

(iv) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iii) above; and

(v) investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank.

“Cash Proceeds” shall mean, with respect to any: (i) Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Asset Sale; (ii) Event of Loss, the aggregate cash payments received by the Borrower and/or any Subsidiary as the result of such Event of Loss; and (iii) Material Recovery Event, the aggregate cash payments received by the Borrower and/or any Subsidiary as the result of such Material Recovery Event.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean and include any of the following:

(i) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the Borrower’s Board of Directors (together with any new directors (x) whose election by the Borrower’s Board of Directors was, or (y) whose nomination for election by the Borrower’s shareholders was (prior to the date of the proxy or consent solicitation relating to such nomination), approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), shall cease for any reason to constitute a majority of the directors then in office;

(ii) any person or group (as such term is defined in section 13(d)(3) of the 1934 Act) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the 1934 Act) of more than 35%, on a fully diluted basis, of the economic or voting interest in the Borrower’s capital stock;

(iii) the shareholders of the Borrower approve a merger or consolidation of the Borrower with any other person, other than a merger or consolidation that would result in the voting securities of the Borrower outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged for voting securities of the surviving or resulting entity) more than 75% of the combined voting power of the voting securities of the Borrower or such surviving or resulting entity outstanding after such merger or consolidation;

(iv) the shareholders of the Borrower approve a plan of complete liquidation of the Borrower or an agreement or agreements for the sale or disposition by the Borrower of all or substantially all of the Borrower’s assets; and/or

(v) any “change in control” or any similar term as defined in any of the indentures, credit agreements, note or securities purchase agreements, or other agreements or instruments governing any Indebtedness of the Borrower or any of its Subsidiaries with an outstanding principal amount, or providing for commitments to lend or otherwise invest or purchase in an outstanding principal amount, of at least $10,000,000 (or the equivalent amount in any other currency).

“Claims” shall have the meaning provided in the definition of Environmental Claims.

“Closing Date” shall mean the date, on or after the Effective Date, upon which the conditions specified in section 7.1 are satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code, as in effect at the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto substituted therefor.

“Commitment” shall mean, with respect to each Lender, its General Revolving Commitment or its Swing Line Revolving Commitment, or both, as the case may be.

“Confidential Information” shall have the meaning provided in section 13.15.

“Consolidated Amortization Expense” shall mean, for any period, all amortization expenses, including without limitation, amortization of goodwill, of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Capital Expenditures” shall mean, for any period, the aggregate of all expenditures for property, plant or equipment (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Leases and Synthetic Leases but excluding any amount representing capitalized interest) by the Borrower and its Subsidiaries during that period.

“Consolidated Cash” shall mean, as of any date, the aggregate cash and Cash Equivalents held by the Borrower and its Subsidiaries.

“Consolidated Depreciation Expense” shall mean, for any period, all depreciation expenses of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, Consolidated Net Income for such period; plus the sum (without duplication) of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) extraordinary and other non-recurring non-cash losses and charges, (iv) expenses attributable to stock options, (v) one time expenses incurred or accrued on or prior to March 31, 2003 associated with the resignation and separation of Jim Cederna in an amount not to exceed $2,000,000; (vi) one time non-cash restructuring, reorganization and implementation charges associated with Permitted Dispositions, and (vii) the cumulative effect of changes in accounting principles adopted after the date hereof less (B) extraordinary or other non-recurring gains, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, except that in computing Consolidated Net Income for purposes of this definition, there shall be excluded therefrom (x) the income (or loss) of any entity (other than Subsidiaries of the Borrower) in which the Borrower or any of its Subsidiaries has a joint or minority interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries during such period, and (y) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; and provided that, notwithstanding anything to the contrary contained herein, the Borrower’s Consolidated EBIT for any Testing Period shall (x) include the appropriate financial items for any or business unit that has been acquired by the Borrower for any portion of such Testing Period prior to date of acquisition, and (y) exclude the appropriate financial items for any person or business unit that has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition, and provided further that the Consolidated EBIT for the Purchased Entities will be deemed to be (i) $1,500,000 for each of the fiscal quarters ended June 30, 2003, September 30, 2003 and December 31, 2003, and (ii) $750,000 for the period from January 1, 2004 through and including the Closing Date.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT for such period; plus (A) the sum (without duplication) of the amounts for such period included in determining such Consolidated Net Income of (i) Consolidated Depreciation Expense, and (ii) Consolidated Amortization Expense, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, provided that, notwithstanding anything to the contrary contained herein, the Borrower’s Consolidated EBITDA for any Testing Period shall (x) include the appropriate financial items for any person or business unit that has been acquired by the Borrower for any portion of such Testing Period prior to the date of acquisition, and (y) exclude the appropriate financial items for any person or business unit that has been disposed of by the Borrower, for the portion of such Testing Period prior to the date of disposition, and provided further that the Consolidated EBITDA for the Purchased Entities will be deemed to be (i) $1,875,000 for each of the fiscal quarters ended June 30, 2003, September 30, 2003 and December 31, 2003, and (ii) $937,000 for the period from January 1, 2004 through and including the Closing Date.

“Consolidated Income Tax Expense” shall mean, for any period, all provisions for taxes based on the net income of the Borrower or any of its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, interest expense net of interest income of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, all as determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Net Worth” shall mean at any time for the determination thereof (i) all amounts that, in conformity with GAAP (without giving effect to any non-cash losses as a result of impairment of goodwill as required by Statement of Financial Accounting Standards No. 142), would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower as at such date, provided that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.

“Consolidated Total Assets” shall mean with respect to any person at any date of determination the net book value of all assets that would appear on a consolidated balance sheet of such person and its consolidated Subsidiaries at such date that is prepared in accordance with GAAP.

“Consolidated Total Debt” shall mean the sum (without duplication) of the principal amount (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease, or the higher of liquidation value or stated value, in the case of Redeemable Stock) of all Indebtedness of the Borrower and each of its Subsidiaries, all as determined on a consolidated basis, minus Consolidated Cash.

“Continue,” “Continuation” and “Continued” each refers to a continuation of a General Revolving Loan that is a Eurodollar Loans for an additional Interest Period as provided in section 2.9.

“Convert,” “Conversion” and “Converted” each refers to a conversion of General Revolving Loans of one Type into General Revolving Loans of another Type, pursuant to section 2.7, 2.9(b), 2.10 or 6.2.

“Credit Documents” shall mean this Agreement, the Notes and each other document or agreement executed in connection herewith.

“Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Designated Hedge Agreement” shall mean any Hedge Agreement to which the Company or any of its Subsidiaries is a party which, pursuant to (x) a written instrument signed by the Administrative Agent and (y) the following provisions, has been designated as a Designated Hedge Agreement so that the Company’s or Subsidiary’s counterparty’s credit exposure thereunder will be entitled to share in the benefits of the Subsidiary Guaranty and any other Credit Documents to the extent the Subsidiary Guaranty and such Credit Documents provide guarantees or security for creditors of the Company or any Subsidiary under Designated Hedge Agreements:

(i) The Administrative Agent will, without the approval or consent of the Lenders, designate a Hedge Agreement entered into with a Lender or an Affiliate of a Lender as a Designated Hedge Agreement.

(ii) If so requested by the Company, the Administrative Agent may, without the approval or consent of the Lenders, designate a Hedge Agreement as a Designated Hedge Agreement.

(iii) Notwithstanding clause (ii) above, the Administrative Agent will not designate any Hedge Agreement as a Designated Hedge Agreement without the approval, consent or instructions of the Required Lenders, unless the Administrative Agent reasonably determines, at the time of such designation and after giving effect thereto, in accordance with its own customary valuation practices, that the maximum aggregate credit exposure to the Company and its Subsidiaries of all counterparties under all Designated Hedge Agreements is not more than $10,000,000.

(iv) It shall be a condition to the rights of any counterparty creditor of the Company or any Subsidiary under any Designated Hedge Agreement to share in any recoveries of enforcement of the Subsidiary Guaranty and of the Credit Documents, that such counterparty creditor shall have entered into an intercreditor or similar agreement with the Administrative Agent under which recoveries from the Company and its Subsidiaries with respect to such Designated Hedge Agreement will be shared in a manner consistent with the provisions of section 11.3 hereof.

“Dollars,” “U.S. dollars,” “dollars” and the sign “$” each means lawful money of the United States.

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its Domestic Lending Office in Annex I or in the Assignment Agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” shall mean any Subsidiary other than a Foreign Subsidiary.

“Effective Date” shall have the meaning provided in section 13.10.

“Eligible Accounts Receivable” shall mean, as of any date, the gross outstanding balance on such date, determined in accordance with GAAP and stated on a basis consistent with the historical practices of the Borrower as of the Closing Date, of Accounts of the Borrower and its Subsidiaries, less the sum of (x) reserves established in respect of Accounts and (y) any amount that the Administrative Agent determines in its good faith business judgment to be ineligible for purposes of calculating the covenant set forth in section 10.7.

“Eligible Inventory” shall mean, as of any date, the aggregate value of the Inventory of the Borrower and its Subsidiaries valued at the lower of cost or market and on a first-in, first-out basis, excluding such Inventory as the Administrative Agent determines in its good faith business judgment to be ineligible for purposes of calculating the covenant set forth in section 10.7.

“Eligible PP&E” shall mean, as of any date, the net book value of the property, plant and equipment of the Borrower and its Subsidiaries as reflected on the Borrower’s most recent financial statements.

“Eligible Transferee” shall mean and include a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D), in each case that:

(i) is not disapproved in writing by the Borrower in a notice given to a requesting Lender and the Administrative Agent, specifying the reasons for such disapproval, within five Business Days following the giving of notice to the Borrower of the identity of any proposed transferee (any such disapproval by the Borrower must be reasonable), provided that (a) this subclause (i) shall not apply in the case of any participation permitted pursuant to section 13.4(b) and (b) Borrower shall not be entitled to exercise the foregoing right of disapproval if and so long as any Event of Default shall have occurred and be continuing; and

(ii) is not a direct competitor of the Borrower or engaged in the same or similar principal lines of business as the Borrower and its Subsidiaries considered as a whole, or a Subsidiary of any such competitor of the Borrower and its Subsidiaries.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law (hereafter “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know

Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in section 3(9) of ERISA) that together with the Borrower or a Subsidiary of the Borrower would be deemed to be a “single employer”: (i) within the meaning of section 414(b),(c), (m) or (o) of the Code; or (ii) as a result of the Borrower or a Subsidiary of the Borrower being or having been a general partner of such person.

“Eurodollar Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its Eurodollar Lending Office in Annex I or in the Assignment Agreement pursuant to which it became a Lender, or such other office or offices (for Eurodollar Loans denominated in Dollars or Alternative Currencies) of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Loans” shall mean each Loan, denominated in Dollars or in an Alternative Currency, bearing interest at the rates provided in section 2.8(b).

“Eurodollar Market Index Rate” shall mean, as of any date, the Eurodollar Rate applicable to Eurodollar Loans with one month Interest Periods.

“Eurodollar Market Index Rate Loans” shall mean each Swing Line Revolving Loan bearing interest at the rate provided in section 2.8(c).

“Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (A) either (i) the rate per annum for deposits in Dollars or in the relevant Alternative Currency for a maturity most nearly comparable to such Interest Period that appears on page 3740 or 3750, as applicable, of the Dow Jones Telerate Screen as of 11:00 A.M. (local time at the Notice Office) on the date that is two Business Days prior to the commencement of such Interest Period, or (ii) if such a rate does not appear on such a page, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or in the relevant Alternative Currency are offered to each of the Reference Banks by prime banks in the London interbank Eurocurrency market for deposits of amounts in same day funds comparable to the outstanding principal amount of the Eurodollar Loan for which an interest rate is then being determined with maturities comparable to the Interest Period to be applicable to such Eurodollar Loan, determined as of 11:00 A.M. (London time) on the date that is two Business Days prior to the commencement of such Interest Period, in each case divided (and rounded upward to the nearest whole multiple of 1/16th of 1%) by (B) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided, however, that in the event that the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the average (rounded to the nearest ten thousandth of 1%) of the rates at which U.S. dollar deposits of $5,000,000 are offered to the Reference Banks in the London interbank market at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for contracts that would be entered into at the commencement of such Interest Period.

“Euros” shall mean the single currency of the European Union.

“Event of Default” shall have the meaning provided in section 11.1.

“Event of Loss” shall mean, with respect to any property: (i) the actual or constructive total loss of such property or the use thereof, resulting from destruction, damage beyond repair, or the rendition of such property permanently unfit for normal use from any casualty or similar occurrence whatsoever; (ii) the destruction or damage of a portion of such property from any casualty or similar occurrence whatsoever under circumstances in which such damage cannot reasonably be expected to be repaired, or such property cannot reasonably be expected to be restored to its condition immediately prior to such destruction or damage, within 180 days after the occurrence of such destruction or damage; (iii) the condemnation, confiscation or seizure of, or requisition of title to or use of, any property; or (iv) in the case of any property located upon a Leasehold, the termination or expiration of such Leasehold.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated March 21, 2003, among the Borrower, NCB, as the administrative agent and the lending institutions listed on Annex I thereto.

“Existing Indebtedness” shall have the meaning provided in section 8.18.

“Existing Indebtedness Agreements” shall have the meaning provided in section 8.18.

“Existing Letter of Credit” shall have the meaning provided in section 3.1(d).

“Facility” shall mean the General Revolving Facility or the Swing Line Revolving Facility, as applicable.

“Facility Fee” shall have the meaning provided in section 4.1(a).

“Federal Funds Effective Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to, or referred to in, section 4.

“Facing Fee” shall have the meaning provided in section 4.3.

“Financial Projections” shall have the meaning provided in section 8.8(b).

“Foreign Lender” shall mean a person that is not a United States person (as such term is defined in section 7701(a)(30) of the Code) for Federal Income Tax purposes.

“Foreign Subsidiary” shall mean any Subsidiary: (i) that is not incorporated in the United States and substantially all of whose assets and properties are located, or substantially all of whose business is carried on, outside the United States; or (ii) substantially all of whose assets consist of Subsidiaries that are Foreign Subsidiaries as defined in clause (i) of this definition.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of section 10, including defined terms as used therein, are subject (to the extent provided therein) to sections 1.3 and 13.7(a).

“General Revolving Commitment” shall mean, with respect to each Lender, the amount, if any, set forth opposite such Lender’s name in Annex I as its “General Revolving Commitment” as the same may be reduced from time to time pursuant to section 5.1, 5.2 and/or 11.2 or adjusted from time to time as a result of assignments to or from such Lender pursuant to section 13.4.

“General Revolving Facility” shall mean the credit facility evidenced by the Total General Revolving Commitment.

“General Revolving Facility Percentage” shall mean at any time for any Lender with a General Revolving Commitment, the percentage obtained by dividing such Lender’s General Revolving Commitment by the Total General Revolving Commitment, provided, that if the Total General Revolving Commitment has been terminated, the General Revolving Facility Percentage for each Lender with a General Revolving Commitment shall be determined by dividing such Lender’s General Revolving Commitment immediately prior to such termination by the Total General Revolving Commitment immediately prior to such termination.

“General Revolving Loan” shall have the meaning provided in section 2.1(a).

“General Revolving Note” shall have the meaning provided in section 2.6(a).

“Granting Lender” shall have the meaning provided in section 13.4(f).

“Guaranty Obligations” shall mean as to any person (without duplication) any obligation of such person guaranteeing any Indebtedness (“primary Indebtedness”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of that such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Hazardous Materials” shall mean: (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar meaning and regulatory effect, under any applicable Environmental Law.

“Hedge Agreement” shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; provided, however, that in each case, the documentation with respect to such arrangements shall conform to any form of master agreement published by the International Swaps and Derivatives Association, Inc.

“Indebtedness” of any person shall mean without duplication:

(i) all indebtedness of such person for borrowed money;

(ii) all bonds, notes, debentures and similar debt securities of such person;

(iii) the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such person;

(iv) the face amount of all letters of credit issued for the account of such person and, without duplication, all drafts drawn thereunder;

(v) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances;

(vi) all Indebtedness of a second person secured by any Lien on any property owned by such first person, whether or not such Indebtedness has been assumed;

(vii) all Capitalized Lease Obligations of such person;

(viii) the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such person;

(ix) all net obligations of such person under Hedge Agreements;

(x) the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;

(xi) the stated value, or liquidation value if higher, of all Redeemable Stock of such person; and

(xii) all Guaranty Obligations of such person;

provided that: (x) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (y) the Indebtedness of any person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such person is a general partner) to the extent such person is liable thereon as a result of such person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such person is not liable thereon.

“Indemnitees” shall have the meaning provided in section 13.1(f).

“Interest Coverage Ratio” shall mean, for any Testing Period, the ratio of (i) Consolidated EBIT for such Testing Period, to (ii) the Consolidated Interest Expense for such Testing Period, in each case on a consolidated basis for the Borrower and its Subsidiaries for such Testing Period.

“Interest Period” with respect to any Eurodollar Loan shall mean the interest period applicable thereto, as determined pursuant to section 2.9.

“Inventory” shall mean, as of any date, the net book value of the inventory of the Borrower and its Subsidiaries as reflected on the Borrower’s most recent financial statements.

“Leaseholds” of any person means all the right, title and interest of such person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“Lender Default” shall mean: (i) the refusal (that has not been retracted) of a Lender in violation of its obligations under this Agreement to make available its portion of any incurrence of Loans or to fund its portion of any Swing Line Participation Amount under section 2.5(b); or (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with such obligations, in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Lender Register” shall have the meaning provided in section 13.16.

“Letter of Credit” shall have the meaning provided in section 3.1(a).

“Letter of Credit Documents” shall have the meaning specified in section 3.2(a).

“Letter of Credit Fee” shall have the meaning provided in section 4.2.

“Letter of Credit Issuer” shall mean: (i) in respect of each Existing Letter of Credit, the Lender that has issued same as of the Effective Date; and (ii) in respect of any other Letter of Credit, NCB or any other Lender so long as such Lender is a Non-Defaulting Lender and otherwise has satisfied and/or continues to satisfy its obligations as a Letter of Credit Issuer hereunder.

“Letter of Credit Outstandings” shall mean, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings.

“Letter of Credit Request” shall have the meaning provided in section 3.2(a).

“Letter of Credit Sublimit” shall have the meaning provided in section 3.1(b).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall have the meaning provided in section 2.1 and shall include any General Revolving Loan or Swing Line Revolving Loan, as the case may be.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean any or all of the following: (i) any material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of, when used with reference to the Borrower and/or any of its Subsidiaries, the Borrower and its Subsidiaries, taken as a whole, or when used with reference to any other person, such person and its Subsidiaries, taken as a whole, as the case may be; (ii) any material adverse effect on the ability of the Borrower to perform its obligations under the Credit Documents to which it is a party; (iii) any material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (iv) any material adverse effect on the validity, effectiveness or enforceability, as against the Borrower, of any of the Credit Documents to which it is a party.

“Material Recovery Event” shall mean the receipt by the Borrower or any Subsidiary of any proceeds resulting from or awarded in connection with the settlement or favorable decision of any litigation, arbitration, or other legal proceeding (other than amounts, if any, specifically designated to cover fees and expenses of counsel), in excess of $2,000,000 in any fiscal year other than as a result of any of the items disclosed on Annex VII.

“Material Subsidiary” shall mean, at any time, with reference to any person, any Subsidiary of such person (i) that has assets at such time comprising 10% or more of the consolidated assets of such person and its Subsidiaries, or (ii) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year), represent 10% or more of the consolidated earnings before interest, taxes, depreciation and amortization of such person and its Subsidiaries for such fiscal year; provided, however, that to the extent all Subsidiaries of such person constituting Non-Material Subsidiaries and Foreign Subsidiaries (a) account in the aggregate for more than 15% or more of the consolidated assets of such person and its Subsidiaries, or (b) whose operations in the current fiscal year are expected to, or whose operations in the most recent fiscal year did (or would have if such person had been a Subsidiary for such entire fiscal year), represent 15% or more of the consolidated earnings before interest, taxes, depreciation and amortization of such person and its Subsidiaries for such fiscal year, then each such domestic Subsidiary shall be deemed a Material Subsidiary; and provided further that neither Solarchem nor AST will be deemed a Material Subsidiary unless and until either such Subsidiary would be deemed a Material Subsidiary without giving effect to the immediately preceding proviso.

“Maturity Date” shall mean February 18, 2007 or such earlier date on which the Total Commitment is terminated.

“Minimum Borrowing Amount” shall mean: (i) for General Revolving Loans that are (A) Prime Rate Loans, $2,500,000, with minimum increments thereafter of $500,000, or (B) Eurodollar Loans, $5,000,000 (or the substantial equivalent thereof in any Alternative Currency), with minimum increments thereafter of $1,000,000 (or the substantial equivalent thereof in any Alternative Currency); and (ii) for Swing Line Revolving Loans, $500,000, with minimum increments thereafter of $100,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” shall mean a Plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

“NCB” shall mean National City Bank of Pennsylvania, a national banking association, together with its affiliates, successors and assigns.

“Net Cash Proceeds” shall mean, with respect to any: (i) Asset Sale, the Cash Proceeds resulting therefrom net of (a) reasonable and customary expenses of sale incurred in connection with such Asset Sale, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Asset Sale and the payment of principal, premium and interest of Indebtedness secured by the asset that is the subject of the Asset Sale and required to be, and that is, repaid under the terms thereof as a result of such Asset Sale, (b) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (c) incremental income taxes paid or payable as a result thereof; (ii) Event of Loss, the Cash Proceeds resulting therefrom net of (a) reasonable and customary expenses incurred in connection with such Event of Loss, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Event of Loss and the payment of principal, premium and interest of Indebtedness secured by the asset that is the subject of the Event of Loss and required to be, and that is, repaid under the terms thereof as a result of such Event of Loss, (b) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (c) incremental income taxes paid or payable as a result thereof; and (iii) Material Recovery Event, the Cash Proceeds resulting therefrom net of (a) reasonable and customary expenses incurred in connection with such Material Recovery Event, and other reasonable and customary fees and expenses incurred, and all state, and local taxes paid or reasonably estimated to be payable by such person, as a consequence of such Material Recovery Event and the payment of principal, premium and interest of Indebtedness secured by the asset that is the subject of the Material Recovery Event and required to be, and that is, repaid under the terms thereof as a result of such Material Recovery Event, (b) amounts of any distributions payable to holders of minority interests in the relevant person or in the relevant property or assets and (c) incremental income taxes paid or payable as a result thereof

“Net Debt Proceeds” shall mean, with respect to the incurrence, sale or issuance by the Borrower or any of its Subsidiaries of any Indebtedness after the date hereof (other than any Indebtedness permitted by section 10.4), the excess of (i) the gross cash proceeds received by such person from such incurrence, sale or issuance, over (ii) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements actually incurred in connection with such incurrence, sale or issuance that have not been paid to an Affiliate of the Borrower in connection therewith.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Non-Defaulting Lender” shall mean each Lender other than a Defaulting Lender.

“Non-Material Subsidiary” shall mean a Subsidiary that is not a Material Subsidiary.

“Note” shall mean a General Revolving Note or a Swing Line Revolving Note, as the case may be.

“Notice of Borrowing” shall have the meaning provided in section 2.3(a).

“Notice of Continuation” shall have the meaning provided in section 2.9(a).

“Notice of Conversion” shall have the meaning provided in section 2.7(a).

“Notice Office” shall mean the office of the Administrative Agent at 629 Euclid Avenue, Locator 01-3028, Cleveland, Ohio 44114, Attention: Agent Services (facsimile: (216) 222-0012), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“Notice of Redenomination” shall have the meaning provided in section 2.7(b).

“Notice of Swing Line Refunding” shall have the meaning provided in section 2.5(a).

“Obligations” shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“Operating Lease” as applied to any person shall mean any lease of any property (whether real, personal or mixed) by that person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of that person.

“Participant” shall have the meaning provided in section 3.4(a).

“Payment Office” shall mean the office of the Administrative Agent at 629 Euclid Avenue, Locator 01-3028, Cleveland, Ohio 44114, Attention: Agent Services (facsimile: (216) 222-0012), or such other office, located in a city in the United States Eastern Time Zone, as the Administrative Agent may designate to the Borrower from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to section 4002 of ERISA, or any successor thereto.

“Percentage” shall mean the General Revolving Facility Percentage or the Swing Line Revolving Facility Percentage, as applicable.

“Permitted Acquisition” shall mean and include any Acquisition as to which all of the following conditions are satisfied:

(i) such Acquisition involves a line or lines of business that is complementary to the lines of business in which the Borrower and its Subsidiaries, considered as an entirety, are engaged on the Effective Date, unless the Required Lenders specifically approve or consent to such Acquisition in writing;

(ii) such Acquisition is not actively opposed by the Board of Directors (or similar governing body) of the selling person or the person whose equity interests are to be acquired, unless all of the Lenders specifically approve or consent to such Acquisition in writing;

(iii) if as a result of an Acquisition a person becomes a Subsidiary of the Borrower, such Subsidiary shall be a Wholly-Owned Subsidiary;

(iv) the aggregate consideration for such Acquisition, including the principal amount of any assumed Indebtedness and (without duplication) any Indebtedness of any acquired person or persons, does not exceed $10,000,000, unless the Required Lenders specifically approve or consent to such Acquisition;

(v) the aggregate consideration for such Acquisition and all other Permitted Acquisitions completed within the preceding 12 month period, including the principal amount of any assumed Indebtedness and (without duplication) any Indebtedness of any acquired person or persons, does not exceed $20,000,000, unless the Required Lenders specifically approve or consent to such Acquisition; and

(vi) the Borrower delivers to the Administrative Agent, at least five Business Days prior to the proposed date of such Acquisition, an Officer’s Certificate executed on behalf of the Borrower by an Authorized Officer of the Borrower demonstrating compliance with the requirements above and which certifies that the Borrower would, after giving effect to such Acquisition, be in compliance, on a pro forma basis, with the financial covenants contained in sections 10.7, 10.8, 10.9 and 10.10 such pro forma ratios being determined:

(A) as if (x) such Acquisition had been completed at the beginning of the most recent period of four consecutive fiscal quarters of the Borrower for which financial information for the Borrower and the business or person to be acquired, is available, and (y) any such Indebtedness, or other Indebtedness incurred to finance such Acquisition, had been outstanding for such period; and

(B) without giving effect to any credit for unobtained or unrealized gains in connection with such Acquisition, but taking into account such adjustments to the overhead of such properties and assets as may reasonably determined and specified by the Borrower to reflect the overhead generally applicable to similar properties and assets owned by the Borrower and its Subsidiaries, as and to the extent the Administrative Agent determines (acting on instructions from the Required Lenders) such adjustments to be reasonable and appropriate under the particular circumstances);

provided, that the term Permitted Acquisition specifically excludes any loans, advances or minority investments otherwise permitted pursuant to section 10.5.

“Permitted Dispositions” shall mean the sale, transfer or other disposition or other cessation of all or a portion of the operations of (i) the Borrower’s assets located in Catlettsburg, Kentucky, (ii) the Bodenfelde plant in Lower Saxony, Germany, or (iii) the Borrower’s assets located in Neville Island, Pennsylvania.

“Permitted Liens” shall mean Liens described in section 10.3.

“person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any multiemployer or single-employer plan as defined in section 4001 of ERISA, that is maintained or contributed to by (or to which there is an obligation to contribute by) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“primary Indebtedness” shall have the meaning provided in the definition of Guaranty Obligations.

“primary obligor” shall have the meaning provided in the definition of Guaranty Obligations.

“Prime Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the greater of: (i) the rate of interest established by the Administrative Agent at its principal office, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; and (ii) the Federal Funds Effective Rate in effect from time to time plus 1/2 of 1% per annum.

“Prime Rate Loan” shall mean each Loan, denominated in U.S. dollars, bearing interest at the rate provided in section 2.8(a).

“Prohibited Transaction” shall mean a transaction with respect to a Plan that is prohibited under section 4975 of the Code or section 406 of ERISA and not exempt under section 4975 of the Code or section 408 of ERISA.

“Purchase Agreement” shall mean the Purchase Agreement dated as of February 3, 2004 between the Company, Waterlink, Inc. and Barnebey Sutcliffe Corporation.

“Purchase Date “ shall have the meaning provided in section 2.5(b).

“Purchased Entities” shall have the meaning provided in the preliminary statements.

“RCRA” shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any person shall mean all of the right, title and interest of such person in and to land, improvements and fixtures, including Leaseholds.

“Redeemable Stock” shall mean with respect to any person any capital stock or similar equity interests of such person that: (i) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the Maturity Date; or (ii) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, or at the option of the holder or holders thereof, or otherwise, at any time prior to the Maturity Date, other than any such repurchase or retirement occasioned by a “change of control” or similar event.

“Redenominate ,” “Redenomination” and “ Redenominated” each refers to redenomination of each Eurodollar Loan comprising the same Borrowing from Dollars into an Alternative Currency or from an Alternative Currency into Dollars or another Alternative Currency pursuant to section 2.7.

“Reference Banks” shall mean (i) NCB, and (ii) any other Lender or Lenders selected as a Reference Bank by the Administrative Agent and the Required Lenders, provided, that if any such Reference Bank is no longer a Lender, such other Lender or Lenders as may be selected by the Administrative Agent acting on instructions from the Required Lenders.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Transaction Documents” shall mean the Purchase Agreement and all agreements, documents and instruments executed or delivered in connection therewith.

“Related Transactions” shall mean the transactions contemplated by the Purchase Agreement.

“Reportable Event” shall mean an event described in section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .24, .25, .26, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation section 4043.

“Required Lenders” shall mean Non-Defaulting Lenders whose outstanding General Revolving Loans and Unutilized General Revolving Commitments constitute more than 51% of the sum of the total outstanding General Revolving Loans and Unutilized General Revolving Commitments of Non-Defaulting Lenders (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, shall be included in (i) the Lenders holding such amount of the General Revolving Loans or having such amount of the Unutilized General Revolving Commitments, or (ii) determining the aggregate unpaid principal amount of the General Revolving Loans or Unutilized General Revolving Commitments).

“Revolving Facility Percentage” shall mean, with respect to any Lender and at any time, its percentage of the Total General Revolving Commitment.

“Sale and Lease-Back Transaction” shall mean any arrangement with any person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such person.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Regulation D” shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

“Section 6.4(b)(ii) Certificate” shall have the meaning provided in section 6.4(b)(ii).

“Solarchem” shall mean Solarchem Environmental Systems, Inc., a Nevada corporation.

“SPC” shall have the meaning provided in section 13.4(f).

“Standard Permitted Liens” shall mean the following:

(i) Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

(ii) Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary;

(iii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under section 11.1(f);

(iv) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(v) Leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(vi) easements, rights-of-way, zoning or deed restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries considered as an entirety; and

(vii) Liens arising from financing statements regarding property subject to leases not in violation of the requirements of this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor).

“Stated Amount” of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).

“Subordinated Indebtedness” shall mean any Indebtedness that has been subordinated to the Obligations in such manner and to such extent as the Administrative Agent (acting on instructions from the Required Lenders) may require.

“Subsidiary” of any person shall mean and include: (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such person directly or indirectly through Subsidiaries; and (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean any Subsidiary that is party to the Subsidiary Guaranty and shall in any event include each Subsidiary required to join the Subsidiary Guaranty pursuant to Section 9.13 hereof.

“Subsidiary Guaranty” means any subsidiary guaranty substantially in the form of Exhibit G, heretofore or hereafter executed and delivered in connection herewith, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Swing Line Lender” shall have the meaning provided in the introductory paragraph hereof and shall include any other single Lender to whom the Swing Line Lender has transferred its entire Swing Line Revolving Commitment and any Swing Line Revolving Loans.

“Swing Line Participation Amount” shall have the meaning provided in section 2.5(b).

“Swing Line Revolving Commitment” shall mean, with respect to the Swing Line Lender, the amount set forth opposite such Lender’s name in Annex I as its “Swing Line Revolving Commitment” as the same may be reduced from time to time pursuant to section 5.1, 5.2 and/or 11.2 or adjusted from time to time as a result of assignments to or from the Swing Line Lender pursuant to section 13.4.

“Swing Line Revolving Facility” shall mean the credit facility evidenced by the Swing Line Revolving Commitment.

“Swing Line Revolving Loan” shall have the meaning provided in section 2.1(b).

“Swing Line Revolving Note” shall have the meaning provided in section 2.6(a).

“Synthetic Lease” shall mean any lease (i) that is accounted for by the lessee as an Operating Lease, and (ii) under which the lessee is intended to be the “owner” of the leased property for Federal income tax purposes.

“Taxes” shall have the meaning provided in section 6.4(a).

“Testing Period “ shall mean for any determination, a single period consisting of the four consecutive fiscal quarters of the Borrower then last ended (whether or not such quarters are all within the same fiscal year), except that if a particular provision of this Agreement indicates that a Testing Period shall be of a different specified duration, such Testing Period shall consist of the particular fiscal quarter or quarters of the Borrower then last ended that are so indicated in such provision.

“Total Commitment” shall mean the sum of the Commitments of the Lenders.

“Total General Revolving Commitment” shall mean the sum of the General Revolving Commitments of the Lenders as may be increased or decreased pursuant to section 2.1(c) or 5.

“Type” shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Prime Rate Loan, a Eurodollar Loan or a Eurodollar Market Index Rate Loan.

“UCC” shall mean the Uniform Commercial Code.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan.

“United States” and “U.S.” each means United States of America.

“Unpaid Drawing” shall have the meaning specified in section 3.3(a).

“Unutilized General Revolving Commitment” for any Lender at any time shall mean the excess of (i) such Lender’s General Revolving Commitment at such time over (ii) the principal amount of General Revolving Loans made by such Lender and outstanding at such time.

“Unutilized Swing Line Revolving Commitment” for the Swing Line Lender at any time shall mean the excess of (i) the Swing Line Lender’s Swing Line Revolving Commitment at such time over (ii) the aggregate principal amount of Swing Line Revolving Loans made by the Swing Line Lender and outstanding at such time.

“Unutilized Total General Revolving Commitment” shall mean, at any time, the excess of (i) the Total General Revolving Commitment at such time over (ii) the sum of (x) the aggregate principal amount of all General Revolving Loans then outstanding plus (y) the aggregate Letter of Credit Outstandings at such time.

“Wholly-Owned Subsidiary” shall mean each Subsidiary of the Borrower at least 95% of whose capital stock, equity interests and partnership interests, other than director’s qualifying shares or similar interests, are owned directly or indirectly by the Borrower.

“Written,” “written” or “in writing” shall mean any form of written communication or a communication by means of telex, facsimile transmission, e-mail electronic transmission, telegraph or cable.

1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

1.3. Accounting Terms. Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision of section 9 or 10 hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof to such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any such provision hereof for such purposes), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the requirements of this Agreement.

1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) any reference herein to any person shall be construed to include such person’s successors and assigns; (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (d) all references herein to sections, Annexes and Exhibits shall be construed to refer to sections of, and Annexes and Exhibits to, this Agreement; and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing.

1.5. Currency Equivalents. For purposes of this Agreement, except as otherwise specified herein: (i) the equivalent in Dollars of any Alternative Currency shall be determined by using the quoted spot rate at which the Administrative Agent offers to exchange Dollars for such Alternative Currency at its Payment Office at 9:00 A.M. (local time at the Payment Office) two Business Days prior to the date on which such equivalent is to be determined; (ii) the equivalent in any Alternative Currency of any other Alternative Currency shall be determined by using the quoted spot rate at which the Administrative Agent’s Payment Office offers to exchange such Alternative Currency for the equivalent in Dollars of such other Alternative Currency at such Payment Office at 9:00 A.M. (local time at the Payment Office) two Business Days prior to the date on which such equivalent is to be determined; and (iii) the equivalent in any Alternative Currency of Dollars shall be determined by using the quoted spot rate at which the Administrative Agent’s Payment Office offers to exchange such Alternative Currency for Dollars at the Payment Office at 9:00 A.M. (local time at the Payment Office) two Business Days prior to the date on which such equivalent is to be determined; provided, that (A) the equivalent in Dollars of each Eurodollar Loan made in an Alternative Currency shall be recalculated hereunder on each date that it shall be necessary (or the Administrative Agent shall elect) to determine the unused portion of each Lender’s Commitment, or any or all Loan or Loans outstanding on such date; (B) the equivalent in Dollars of any Unpaid Drawing in respect of any Letter of Credit denominated in an Alternative Currency shall be determined at the time the drawing under such Letter of Credit was paid or disbursed by the applicable Letter of Credit Issuer; (C) for purposes of determining the Letter of Credit Outstandings or the Unutilized Total Revolving Commitment as contemplated by sections 2.1(a), 3.1(b) and 6.2, the equivalent in Dollars of the Stated Amount of any Letter of Credit denominated in an Alternative Currency shall be calculated (x) on the date of the issuance of the respective Letter of Credit, (y) on the first Business Day of each calendar month thereafter and (z) in any other case where the same is required or permitted to be calculated, on such other day as the Administrative Agent may, in its sole discretion, consider appropriate; and (D) for purposes of sections 4.2 and 4.3 the equivalent in Dollars of the Stated Amount of any Letter of Credit denominated in an Alternative Currency shall be calculated on the first day of each calendar month in the quarterly period in which the respective payment is due pursuant to said sections.

SECTION 2. AMOUNT AND TERMS OF LOANS.

2.1. Commitments for Loans. Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans shall be drawn, to the extent such Lender has a Commitment under a Facility for the Borrower, under the applicable Facility, as set forth below:

(a) General Revolving Facility. Loans to the Borrower under the General Revolving Facility (each a “General Revolving Loan” and, collectively, the “General Revolving Loans”): (i) may be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date; (ii) shall be made only in U.S. dollars or an Alternative Currency; (iii) except as otherwise provided, may, at the option of the Borrower, be incurred and maintained as, or Converted or Redenominated into, General Revolving Loans that are either Prime Rate Loans or Eurodollar Loans, in each case denominated in Dollars or an Alternative Currency, provided that all General Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of General Revolving Loans of the same Type and currency, and provided, further, that the aggregate principal amount of Loans denominated in Alternative Currency shall not exceed $20,000,000 at any time outstanding (the “Alternative Currency Sublimit”); (iv) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (v) may only be made if after giving effect thereto the Unutilized Total General

Revolving Commitment exceeds the outstanding Swing Line Revolving Loans; and (vi) shall not exceed for any Lender at any time outstanding the General Revolving Commitment of such Lender at such time.

(b) Swing Line Revolving Facility. Loans to the Borrower under the Swing Line Revolving Facility (each a “Swing Line Revolving Loan” and, collectively, the “Swing Line Revolving Loans”): (i) shall be made only by the Swing Line Lender; (ii) may be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date; (iii) shall be made only in U.S. dollars; (iv) may be incurred as a Prime Rate or a Eurodollar Market Index Rate Loan; (v) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (vi) may only be made if after giving effect thereto the Unutilized Total General Revolving Commitment exceeds the outstanding Swing Line Revolving Loans; and (vii) shall not exceed for the Swing Line Lender at any time outstanding its Swing Line Revolving Commitment at such time.

2.2. Minimum Borrowing Amounts, etc.; Pro Rata Borrowings. (a) The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred by the Borrower on any day, provided that: (i) if there are two or more Borrowings on a single day under the General Revolving Facility that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period; (ii) only one Borrowing under the Swing Line Revolving Facility may be made on any single day; and (iii) at no time shall there be more than an aggregate of 8 Borrowings under the General Revolving Facility and the Swing Line Revolving Facility.

(b) All Borrowings under a Facility shall be made by the Lenders having Commitments under such Facility pro rata on the basis of their respective Commitments under such Facility. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment hereunder.

2.3. Procedures for Borrowing. (a) Notice of Borrowing. Whenever the Borrower desires to incur Loans, it shall give the Administrative Agent at its Notice Office:

(A) Borrowings of Prime Rate Loans under the General Revolving Facility: in the case of any Borrowing under the General Revolving Facility of Prime Rate Loans to be made hereunder, prior to 12:00 noon (local time at its Notice Office), at least one Business Day’s prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing); or

(B) Borrowings of Eurodollar Loans under the General Revolving Facility Denominated in Dollars: in the case of any Borrowing under the General Revolving Facility of Eurodollar Loans denominated in Dollars to be made hereunder, prior to 12:00 noon (local time at its Notice Office), at least three Business Days’ prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing); or

(C) Borrowings of Eurodollar Loans under the General Revolving Facility Denominated in an Alternative Currency: in the case of any Borrowing under the General Revolving Facility of Eurodollar Loans denominated in an Alternative Currency to be made hereunder, prior to 12:00 noon (local time at its Notice Office), at least five Business Days’ prior written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing); or

(D) Borrowings under the Swing Line Revolving Facility: in the case of any Borrowing under the Swing Line Revolving Facility of a Prime Rate Loan or a Eurodollar Market

Index Rate Loan, prior to 1:00 P.M. (local time at its Notice Office), on the proposed date of Borrowing, written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent).

Each such notice (each such notice, a “Notice of Borrowing”) shall (in the case of Swing Line Revolving Loans, if requested by the Administrative Agent to be confirmed in writing), be substantially in the form of Exhibit B-1, and in any event shall be irrevocable and shall specify: (i) the Facility under which the Borrowing is to be incurred; (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing; (iii) the date of the Borrowing (which shall be a Business Day); (iv) whether the Borrowing shall consist of Prime Rate Loans, Eurodollar Loans or Eurodollar Market Index Rate Loans; and (v) if the requested Borrowing consists of Eurodollar Loans, (A) the currency, if other than Dollars, in which such Loans are requested and (B) the Interest Period to be initially applicable thereto. If the Borrower fails to specify in a Notice of Borrowing the Interest Period and currency for any Eurodollar Loans, such Interest Period shall be deemed to be one month and such currency Dollars. The Administrative Agent shall promptly give each Lender that has a Commitment under any applicable Facility written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing under the applicable Facility, of such Lender’s proportionate share thereof and of the other matters covered by the Notice of Borrowing relating thereto.

(b) Borrowings of Eurodollar Loans Denominated in an Alternative Currency. In the case of a proposed Borrowing comprised of Loans that are Eurodollar Loans denominated in an Alternative Currency, the obligation of each affected Lender to make its Eurodollar Loan in the requested Alternative Currency as part of such Borrowing is subject to:

(A) if such requested Alternative Currency is an Alternative Currency described in clause (i) of the definition of the term Alternative Currency, the confirmation by the Administrative Agent to the Borrower not later than the fourth Business Day before the requested date of such Borrowing that such Alternative Currency is readily and freely transferable and convertible into Dollars, or

(B) if such requested Alternative Currency is not an Alternative Currency described in clause (i) of the definition of the term Alternative Currency, the confirmation by such Lender to the Administrative Agent not later than the fourth Business Day before the requested date of such Borrowing that such Alternative Currency is acceptable to such Lender, which confirmation shall be notified immediately by the Administrative Agent to the Borrower.

If the Administrative Agent shall not have provided the confirmation referred to in clause (A) above, or any affected Lender shall not have so provided to the Administrative Agent the confirmation referred to in clause (B) above, the Administrative Agent shall promptly notify the Borrower and each affected Lender that a Lender has not provided any such confirmation referred to in such clause (B), whereupon the Borrower may, by notice to the Administrative Agent not later than the third Business Day before the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the Borrower does so withdraw such Notice of Borrowing, the Borrowing requested in such Notice of Borrowing shall not occur and the Administrative Agent shall promptly so notify each affected Lender. If the Borrower does not so withdraw such Notice of Borrowing, the Administrative Agent shall promptly so notify each affected Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing of Loans comprised of Eurodollar Loans in an aggregate amount in Dollars equivalent, on the date the Administrative Agent so notifies each affected Lender, to the amount of the originally requested Borrowing in an Alternative Currency; and in such notice by the Administrative Agent to each affected Lender the Administrative Agent shall state such aggregate equivalent amount of such Borrowing in Dollars and such Lender’s ratable portion of such Borrowing.

(c) Actions by Administrative Agent on Telephonic Notice. Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower. In each such case, the Administrative Agent’s record of the terms of such telephonic notice shall be conclusive absent manifest error.

2.4. Disbursement of Funds. (a) No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, each Lender with a Commitment under the Facility under which any Borrowing pursuant to such Notice of Borrowing is to be made will make available its pro rata share, if any, of each Borrowing under such Facility requested to be made on such date in the manner provided below. All amounts shall be made available to the Administrative Agent in U.S. dollars or the applicable Alternative Currency and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate, in the case of any Loan denominated in Dollars, or at the weighted average overnight or weekend borrowing rate for immediately available and freely transferable funds in the applicable Alternative Currency that is offered to the Administrative Agent in the international markets, in the case of any Loan denominated in an Alternative Currency, or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with section 2.8, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to section 2.11).

(b) Nothing herein and no subsequent termination of the Commitments pursuant to section 5.1 or 5.2 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.5. Refunding of, or Participation in, Swing Line Revolving Loans. (a) If any Event of Default exists, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Line Revolving Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a “Notice of Swing Line Refunding”). Promptly upon receipt of a Notice of Swing Line Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with General Revolving Commitments and, unless an Event of Default specified in section 11.1(g) in respect of the Borrower has occurred, also to the Borrower. Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing requesting General Revolving Loans consisting of Prime Rate Loans in the amount of the Swing Line Revolving Loans to which it relates. Each Lender with a General Revolving Commitment (including the Swing Line Lender, in its capacity as a Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in section 7.2 hereof or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (b) below) to make a General Revolving Loan to the Borrower in an amount equal to such Lender’s General Revolving Facility Percentage of the aggregate amount of the Swing Line Revolving Loans to which such Notice of Swing Line Refunding relates. Each such Lender shall make the amount of such General Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Domestic Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time. The proceeds of such General Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Line Revolving Loans to which such Notice of Swing Line Refunding related. The Borrower irrevocably and unconditionally agrees that, notwithstanding anything to the contrary contained in this Agreement, General Revolving Loans made as herein provided in response to a Notice of Swing Line Refunding shall constitute General Revolving Loans hereunder consisting of Prime Rate Loans.

(b) If prior to the time a General Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in section 11.1(g) shall have occurred in respect of the Borrower or one or more of the Lenders with General Revolving Commitments shall determine that it is legally prohibited from making a General Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than the Swing Line Lender) so prohibited, as the case may be, shall, on the date such General Revolving Loan would have been made by it (the “Purchase Date”), purchase an undivided participating interest in the outstanding Swing Line Revolving Loans to which such Notice of Swing Line Refunding related, in an amount (the “Swing Line Participation Amount”) equal to such Lender’s General Revolving Facility Percentage of such Swing Line Revolving Loans. On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender’s Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender’s receipt of the funds from, and evidencing such Lender’s participating interest in such Swing Line Revolving Loans and its Swing Line Participation Amount in respect thereof. If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Line Participation Amount is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full.

(c) Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Line Revolving Loans, the Swing Line Lender will promptly distribute to such Lender its General Revolving Facility Percentage of such payment on account of its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d) Each Lender’s obligation to make General Revolving Loans and/or to purchase participations in connection with a Notice of Swing Line Refunding (that shall in all events be within such Lender’s Unutilized General Revolving Commitment, taking into account all outstanding participations in connection with Swing Line Refundings) shall be subject to the conditions that:

(i) such Lender shall have received a Notice of Swing Line Refunding complying with the provisions hereof, and

(ii) at the time the Swing Line Revolving Loans that are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender had no actual written notice from another Lender that an Event of Default had occurred and was continuing, but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender, and shall not be affected by any circumstance, including, without limitation: (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, the Borrower, or any other person, may have against any Lender or other person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrower; (D) any breach of any Credit Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

2.6. Notes and Loan Accounts. (a) Forms of Notes. The Borrower’s obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced: (i) if General Revolving Loans, by a promissory note substantially in the form of Exhibit A-1 with blanks appropriately completed in conformity herewith (each a “General Revolving Note” and, collectively, the “General Revolving Notes”); and (ii) if Swing Line Revolving Loans, by a promissory note substantially in the form of Exhibit A-2 with blanks appropriately completed in conformity herewith (the “Swing Line Revolving Note”).

(b) General Revolving Notes. The General Revolving Note issued to a Lender with a General Revolving Commitment shall: (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the date the first Loan evidenced thereby is made; (iii) be in a stated principal amount equal to the General Revolving Commitment of such Lender and be payable in the principal amount of General Revolving Loans evidenced thereby; (iv) mature on the Maturity Date; (v) bear interest as provided in section 2.8 in respect of the Prime Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory prepayment as provided in section 6.2; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Swing Line Revolving Note. The Swing Line Revolving Note issued to the Swing Line Lender shall: (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the date the first Loan evidenced thereby is made; (iii) be in a stated principal amount equal to the Swing Line Revolving Commitment of such Lender and be payable in the principal amount of Swing Line Revolving Loans evidenced thereby; (iv) mature as to any Swing Line Revolving Loan no later than the Maturity Date; (v) bear interest as provided in section 2.8 in respect of Prime Rate Loans or Eurodollar Market Index Rate Loans, as the case may be; (vi) be subject to mandatory prepayment as provided in section 6.2; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) Loan Accounts of Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e) Loan Accounts of Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record: (i) the amount of each Loan made hereunder, the Type thereof, the particular Facility under which such Loan was made, and the Interest Period or maturity date and applicable interest rate if such Loan is a Eurodollar Loan; (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f) Effect of Loan Accounts, etc. The entries made in the accounts maintained pursuant to section 2.6(d) and (e) shall be prima facie evidence of the existence and amounts and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay or prepay the Loans in accordance with the terms of this Agreement.

(g) Endorsements of Amounts on Notes Prior to Transfer. Each Lender will, prior to any transfer of any of the Notes issued to it by the Borrower, endorse on the reverse side thereof or the grid attached thereto the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower’s obligations in respect of such Loans.

2.7. Voluntary Conversions of Dollar Denominated Loans; Redenomination of Loans. (a) The Borrower shall have the option to Convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of its General Revolving Loans denominated in Dollars of one Type owing by it into a Borrowing or Borrowings pursuant to the General Revolving Facility of another Type of Loans denominated in Dollars that can be made pursuant to such Facility, provided that:

(i) no Conversion may be made with respect to any Swing Line Revolving Loans;

(ii) no partial Conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto;

(iii) any Conversion of Eurodollar Loans into Prime Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans;

(iv) Prime Rate Loans may only be Converted into Eurodollar Loans if no Default under section 11.1(a) or Event of Default is in existence on the date of the Conversion unless the Required Lenders otherwise agree;

(v) Prime Rate Loans may not be Converted into Eurodollar Loans during any period when such Conversion is not permitted under section 2.10; and

(vi) Borrowings of Eurodollar Loans resulting from this section 2.7 shall conform to the requirements of section 2.2(a).

Each such Conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 noon (local time at such Notice Office), at least three Business Days’, in the case of Conversion into a Eurodollar Loans (or prior to 12:00 noon (local time at such Notice Office) same Business Day’s, in the case of a Conversion into Prime Rate Loans), prior written notice (or telephonic notice promptly confirmed in writing if so requested by the Administrative Agent) (each a “Notice of Conversion”), substantially in the form of Exhibit B-2, specifying the Loans to be so Converted, the Type of Loans to be Converted into and, if to be Converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed Conversion affecting any of its Loans. For the avoidance of doubt, the prepayment or repayment of any General Revolving Loans out of the proceeds of other General Revolving Loans by the Borrower is not considered a Conversion of General Revolving Loans into other General Revolving Loans.

(b) The Borrower may, upon notice given to the Administrative Agent at least five Business Days prior to the date of the proposed Redenomination, request that all Loans comprising the same Borrowing, or a portion of such Loans at least equal to the applicable Minimum Borrowing Amount, by the Borrower be Redenominated from Dollars into an Alternative Currency or from an Alternative Currency into Dollars or another Alternative Currency; provided, however, that after giving effect to such Redenomination, there shall be no more than an aggregate of 8 Borrowings under the General Revolving Facility and the Swingline Facility; and provided, further, that any Redenomination of Eurodollar Loans shall be made on, and only on, the last day of an Interest Period for such Loans; and provided, still further, that no Redenomination shall be made that would cause any Prime Rate Loans to be denominated in any currency other than Dollars. Each such notice of request of a Redenomination (a “Notice of Redenomination”) shall be by telecopier, telex or cable (confirmed immediately in writing if so requested by the Administrative Agent), in substantially the form of Exhibit B-3 hereto, specifying: (i) the Loans comprising the Borrowing to be Redenominated; (ii) the date of the proposed Redenomination (which shall be a Business Day); (iii) the currency into which such Loans are to be Redenominated; and (iv) if such Loans as so Redenominated are to be Eurodollar Loans, the duration of the Interest Period for such Loans upon being so Redenominated. The Administrative Agent shall promptly notify each affected Lender of any such requested Redenomination. In the case of a Notice of Redenomination that requests a Redenomination of Loans into an Alternative Currency not described in clause (i) of the definition of the term Alternative Currency, such Redenomination is subject to the confirmation by each Lender to the Administrative Agent, not later than the third Business Day before the requested date of such Redenomination that such Lender agrees to such Redenomination, and the Administrative Agent shall promptly notify the Borrower of such confirmation. If any affected Lender shall not have so provided to the Administrative Agent such confirmation, the requested Redenomination will not occur, and the Administrative Agent shall promptly notify the Borrower and each affected Lender that a Lender has not provided such confirmation and that the requested Redenomination will not occur. If each affected Lender shall have so provided to the Administrative Agent such confirmation or if such Notice of Redenomination requests a Redenomination of Loans into Dollars, each Loan so requested to be Redenominated will be Redenominated, on the date specified therefor in such Notice of Redenomination, into an equivalent amount thereof in the currency requested in such Notice of Redenomination, such equivalent amount to be determined on such date by the Administrative Agent in accordance with section 1.5, and in the case of any such Loan being so Redenominated that will be a Eurodollar Loan, such Eurodollar Loan will have an initial Interest Period as requested in such Notice of Redenomination.

2.8. Interest. (a) Interest Rate for Prime Rate Loans. During such periods as a General Revolving Loan or a Swing Line Revolving Loan is a Prime Rate Loan, the unpaid principal amount thereof shall bear interest at a fluctuating rate per annum that shall at all times be equal to the Prime Rate in effect from time to time plus the Applicable Prime Rate Margin (as defined below) in effect from time to time.

(b) Interest Rate for Eurodollar Loans. During such periods as a General Revolving Loan is a Eurodollar Loan, the unpaid principal amount thereof shall bear interest at a rate per annum that shall at all times during any Interest Period applicable thereto be the Applicable Eurodollar Margin (as defined below) for such Eurodollar Loan plus the relevant Eurodollar Rate for such Interest Period.

(c) Interest Rate for Eurodollar Market Index Rate Loans. During such periods as a Swing Line Revolving Loan is a Eurodollar Market Index Rate Loan, the unpaid principal amount thereof shall bear interest at a fluctuating rate that shall at all times be equal to the Applicable Eurodollar Rate Margin (as defined below) plus the Eurodollar Market Index Rate plus 50 basis points.

(d) Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a fluctuating rate per annum equal to 2% per annum above the interest rate that would be applicable under section 2.8(a) to Prime Rate Loans in effect from time to time. If any amount (other than the principal of and interest on the Loans) payable by the Borrower under the Credit Documents is not paid when due, all amounts outstanding shall bear interest, payable on demand, at a fluctuating rate per annum equal 2% per annum above the interest rate that would be applicable under section 2.8(a) to Prime Rate Loans in effect from time to time.

(e) Accrual and Payment of Interest. Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable:

(i) in the case of any Swing Line Revolving Loan, (A) at the maturity date thereof, (B) on the last Business Day of each month, (C) on any prepayment (on the amount prepaid), and (D) after maturity (whether by acceleration or otherwise), on demand; and

(ii) in the case of any General Revolving Loan, (A) that is a Prime Rate Loan, monthly in arrears on the last Business Day of each calendar month, (B) that is a Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period, and (C) on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f) Computations of Interest. All computations of interest hereunder shall be made in accordance with section 13.7(b).

(g) Information as to Interest Rates. The Administrative Agent upon determining the interest rate for any Borrowing shall promptly notify the Borrower and the affected Lenders thereof. If the Administrative Agent is unable to determine the Eurodollar Rate for any Borrowing of Eurodollar Loans or the Eurodollar Market Index Rate for any Borrowing of Eurodollar Market Index Rate Loans by reference to the Telerate screen or other information provided by a service organization referred to in clause (i) of the definition of the term Eurodollar Rate, then each Reference Bank agrees to furnish the Administrative Agent timely information for the purpose of determining the Eurodollar Rate for any such Borrowing. If any one or more of the Reference Banks shall not timely furnish such information, the Administrative Agent shall determine the Eurodollar Rate on the basis of timely information furnished by the remaining Reference Banks.

(h) Interest Margins. As used herein, the term “Applicable Prime Rate Margin,” as applied to any Loan that is a Prime Rate Loan, and the term “Applicable Eurodollar Margin,” as applied to any Loan that is a Eurodollar Loan, means the particular rate per annum determined by the Administrative Agent in accordance with the Pricing Grid Table that appears below, based on the Borrower’s ratio of Consolidated Total Debt to Consolidated EBITDA and such Pricing Grid Table, and the following provisions:

(i) Initially, until changed hereunder in accordance with the following provisions, the Applicable Prime Rate Margin will be zero basis points per annum and the Applicable Eurodollar Margin for General Revolving Loans will be 152.50 basis points per annum.

(ii) Upon receipt of the covenant compliance report for the fiscal quarter of the Borrower ended on or nearest to March 31, 2004, and continuing with each fiscal quarter thereafter, the Administrative Agent will determine the Applicable Prime Rate Margin for any Prime Rate Loan and the Applicable Eurodollar Margin for any Eurodollar Loan or Eurodollar Market Index Rate Loan in accordance with the Pricing Grid Table, based on the Borrower’s ratio of (x) Consolidated Total Debt as of the end of the fiscal quarter, to (y) Consolidated EBITDA for the Testing Period ended on the last day of the fiscal quarter, and identified in such Pricing Grid Table. Changes in the Applicable Prime Rate Margin and the Applicable Eurodollar Margin based upon changes in such ratio shall become effective on the first day of the month following the receipt by the Administrative Agent pursuant to section 9.1(a) or (b) of the financial statements of the Borrower, accompanied by the certificate and calculations referred to in section 9.1(c), demonstrating the computation of such ratio, based upon the ratio in effect at the end of the applicable period covered (in whole or in part) by such financial statements.

(iii) Notwithstanding the above provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in section 9.1(a) or (b), accompanied by the certificate and calculations referred to in section 9.1(c), or (B) an Event of Default has occurred and is continuing, the Applicable Prime Rate Margin and the Applicable Eurodollar Margin shall each be the highest rate per annum indicated therefor in the Pricing Grid Table, regardless of the Borrower’s ratio of Consolidated Total Debt to Consolidated EBITDA at such time.

(iv) Any changes in the Applicable Prime Rate Margin or the Applicable Eurodollar Margin shall be determined by the Administrative Agent in accordance with the above provisions and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent pursuant to this section 2.8(h) shall be conclusive and binding absent manifest error.

PRICING GRID TABLE

(expressed in basis points)

Ratio of Consolidated Total Debt To Consolidated EBITDA	Applicable Eurodollar Margin	Applicable Prime Rate Margin	Applicable Facility Fee Rate
> 3.00 to 1.00	185.00	0	40.00
≥ 2.50 to 1.00 and < 3.00 to 1.00	152.50	0	35.00
≥2.00 to 1.00 and < 2.50 to 1.00	120.00	0	30.00
≥1.50 to 1.00 and < 2.00 to 1.00	100.00	0	25.00
< 1.50 to 1.00	80.00	0	20.00

2.9. Selection and Continuation of Interest Periods. (a) The Borrower shall have the right

(x) at the time it gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or a Conversion into, General Revolving Loans consisting of

Eurodollar Loans, to select in such Notice the Interest Period to be applicable to such Borrowing; and

(y) prior to 11:00 A.M. (local time at the Notice Office) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of General Revolving Loans consisting of Eurodollar Loans, to elect by giving the Administrative Agent written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) to Continue all or the Minimum Borrowing Amount of the principal amount of such Loans as one or more Borrowings of Eurodollar Loans and to select the Interest Period to be applicable to any such Borrowing (any such notice, a “Notice of Continuation”), which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period; provided, that notwithstanding anything to the contrary contained above, the Borrower’s right to select an Interest Period or to effect any Continuation shall be subject to the applicable provisions of section 2.10 and to the following:

(i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period for any Eurodollar Loan may be selected that would end after the Maturity Date;

(v) each Borrowing of Eurodollar Loans resulting from any Continuation shall be in at least the Minimum Borrowing Amount applicable thereto; and

(vi) no Interest Period may be elected at any time when a Default under section 11.1(a) or an Event of Default is then in existence unless the Required Lenders otherwise agree.

(b) If upon the expiration of any Interest Period the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, in the case of any such Eurodollar Loans that are denominated in Dollars, the Borrower shall be deemed to have elected to Convert such Borrowing to Prime Rate Loans effective as of the expiration date of such current Interest Period, and in the case of any such Eurodollar Loans that are denominated in an Alternative Currency, the Borrower shall be deemed to have elected effective as of the expiration date of such current Interest Period to Redenominate such Loans from the applicable Alternative Currency into an equivalent amount thereof in Dollars, such equivalent amount to be determined on such date by the Administrative Agent in accordance with section 1.5, and to treat such Loans as so Redenominated as Prime Rate Loans.

2.10. Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the Eurodollar Rate for Eurodollar Loans denominated in Dollars or in an Alternative Currency for any Interest Period, or for Eurodollar Market Index Rate Loans, as applicable, that, by reason of any changes arising after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder in an amount that such Lender reasonably deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges) because of (x) any change since the Effective Date in any applicable law, governmental rule, regulation, guideline, order or request (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves includable in the Eurodollar Rate pursuant to the definition thereof) and/or (y) other circumstances adversely affecting the interbank Eurodollar market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any Eurodollar Loan denominated in Dollars or in an Alternative Currency has become unlawful by compliance by such Lender in good faith with any change since the Effective Date in any law, governmental rule, regulation, guideline or order, or the interpretation or application thereof, or would conflict with any thereof not having the force of law but with which such Lender customarily complies or has become impracticable as a result of a contingency occurring after the Effective Date that materially adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (x) on or promptly following such date or time and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other applicable Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans, or for Eurodollar Market Index Rate Loans, as applicable, shall no longer be available in the applicable currency until such time as the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing, Notice of Conversion or Notice of Redenomination given by the Borrower with respect to Eurodollar Loans denominated in Dollars or such Alternative Currency, or for Eurodollar Market Index Rate Loans, as applicable, that have not yet been incurred, Converted or Redenominated shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, shall, at the option of the Borrower, be deemed Converted into a Notice of Borrowing for Prime Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender, for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the

Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any Eurodollar Loan denominated in Dollars or in an Alternative Currency is affected by the circumstances described in section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to section 2.10(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to section 2.10(a)(ii) or (iii), cancel said Borrowing, convert the related Notice of Borrowing into one requesting a Borrowing of Prime Rate Loans or require the affected Lender to make its requested Loan as a Prime Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day’s notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan denominated in Dollars into a Prime Rate Loan or require the affected Lender to Redenominate each such Eurodollar Loan denominated in an Alternative Currency into a Prime Rate Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this section 2.10(b).

(c) If any Lender shall have determined that after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Effective Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material the rate of return on such Lender’s or its parent corporation’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent corporation’s policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this section 2.10(c) upon the subsequent receipt of such notice.

(d) Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under section 2.10 for any amounts incurred or accruing more than 270 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such section, and (ii) no Lender shall demand compensation for any reduction referred to in section 2.10(c) if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

2.11. Breakage Compensation. The Borrower shall compensate each applicable Lender, upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans) that such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent), a Borrowing of

Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing, Notice of Conversion or Notice of Redenomination (whether or not rescinded or withdrawn by the Borrower or deemed rescinded or withdrawn pursuant to section 2.10(a)); (ii) if any repayment, prepayment, Conversion, Redenomination or Continuation of any of its Eurodollar Loans occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) if such Lender transfers its Eurodollar Loans pursuant to a request by the Borrower under section 2.12(b) hereof; or (v) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to section 2.10(b). Such loss, cost, expense and liability to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the interest rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to effect a Borrowing, Conversion, Redenomination or Continuation, for the period that would have been the Interest Period for such Loan, over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

2.12. Change of Lending Office; Replacement of Lenders. (a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of section 2.10(a)(ii) or (iii) or 2.10(c), with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitment affected by such event, provided that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such section.

(b) If any Lender requests any compensation, reimbursement or other payment under section 2.10(a)(ii) or (iii) or 2.10(c) with respect to such Lender, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in section 13.4(c)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under section 2.11 hereof), and (iii) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under section 2.10(a)(ii) or (iii) or 2.10(c) with respect to such Lender, such assignment will result in a reduction in such compensation, reimbursement or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Nothing in this section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in section 2.10.

SECTION 3. LETTERS OF CREDIT.

3.1. Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Closing Date and prior to the date that is 15 Business Days prior to the Maturity Date to issue, for the account of the Borrower or any of its Subsidiaries and in support of workers’ compensation, liability insurance, releases of contract retention obligations, contract performance guarantee requirements and other bonding and other obligations of the Borrower or any such Subsidiary incurred in the ordinary course of its business, and such other standby obligations of the Borrower and its Subsidiaries that are acceptable to the Letter of Credit Issuer, and subject to and upon the terms and conditions herein set forth, such Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit denominated and payable in Dollars or in an Alternative Currency in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent (each such letter of credit (and each Existing Letter of Credit described in section 3.1(d)), a “Letter of Credit” and collectively, the “Letters of Credit”).

(b) Notwithstanding the foregoing: (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed either (x) $30,000,000 (“Letter of Credit Sublimit”), or (y) when added to the aggregate principal amount of all Loans then outstanding, an amount equal to the Total Commitment at such time; (ii) no individual Letter of Credit (other than any Existing Letter of Credit) shall be issued that has an initial Stated Amount less than $10,000 unless such lesser Stated Amount is acceptable to the Letter of Credit Issuer; and (iii) each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (A) one year from the date of issuance thereof, unless a longer period is approved by the relevant Letter of Credit Issuer and Lenders (other than any Defaulting Lender) holding a majority of the Total Commitment, and (B) 15 Business Days prior to the Maturity Date, in each case on terms acceptable to the Administrative Agent and the relevant Letter of Credit Issuer, provided, however, that in the case of this subclause (B), the expiry date (including any renewal periods) may be permitted to occur beyond the Maturity Date so long as the Borrower shall pay to the applicable Letter of Credit Issuer an amount in cash and/or Cash Equivalents equal to 100% of the Letter of Credit Outstandings and such Letter of Credit Issuer shall hold such payment as security for the reimbursement obligations of the Borrower in respect of the applicable Letter of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to such Letter of Credit Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to such Letter of Credit Issuer and the Borrower until the proceeds are applied to the secured obligations).

(c) Notwithstanding the foregoing, in the event a Lender Default exists, no Letter of Credit Issuer shall be required to issue any Letter of Credit unless either: (i) such Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower to eliminate such Letter of Credit Issuer’s risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender’s or Lenders’ Percentage of the Letter of Credit Outstandings; or (ii) the issuance of such Letter of Credit, taking into account the potential failure of the Defaulting Lender or Lenders to risk participate therein, will not cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to Loans and Letter of Credit Outstandings in excess of its Commitment, and the Borrower has undertaken, for the benefit of such Letter of Credit Issuer, pursuant to an instrument satisfactory in form and substance to such Letter of Credit Issuer, not to thereafter incur Loans or Letter of Credit Outstandings hereunder that would cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to Loans and Letter of Credit Outstandings in excess of its Commitment.

(d) Annex VI hereto contains a description of all letters of credit outstanding on, and to continue in effect after, the Closing Date. Each such letter of credit issued by a bank that is or becomes a Lender under this Agreement (each, an “Existing Letter of Credit”) shall constitute a “Letter of Credit”

for all purposes of this Agreement, issued, for purposes of section 3.4(a), on the Closing Date, and the Borrower, the Administrative Agent and the applicable Lenders hereby agree that, from and after such date, the terms of this Agreement shall apply to such Letters of Credit, superseding any other agreement theretofore applicable to them to the extent inconsistent with the terms hereof.

3.2. Letter of Credit Requests; Notices of Issuance. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) that, if in the form of written notice shall be substantially in the form of Exhibit B-4, or transmit by electronic communication (if arrangements for doing so have been approved by the Letter of Credit Issuer), prior to 11:00 A.M. (local time at its Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a “Letter of Credit Request”), which Letter of Credit Request shall include such supporting documents that such Letter of Credit Issuer customarily requires in connection therewith (including, in the case of a Letter of Credit for an account party other than the Borrower, an application for, and if applicable a reimbursement agreement with respect to, such Letter of Credit). Any such documents executed in connection with the issuance of a Letter of Credit, including the Letter of Credit itself, are herein referred to as “Letter of Credit Documents.” In the event of any inconsistency between any of the terms or provisions of any Letter of Credit Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control. The Administrative Agent shall promptly notify each Lender of each Letter of Credit Request.

(b) Each Letter of Credit Issuer shall provide to the Administrative Agent and each other Lender (i) a monthly summary describing each Letter of Credit issued by such Letter of Credit Issuer and then outstanding and an identification for the relevant period of the daily aggregate Letter of Credit Outstandings represented by Letters of Credit issued by such Letter of Credit Issuer and (ii) notice immediately upon any increase or decrease in the face amount of any Letter of Credit or any termination or cancellation of any Letter of Credit. Each Letter of Credit Issuer shall, if requested by the Administrative Agent or any other Lender, provide a copy of each Letter of Credit issued by it.

3.3. Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse (or cause any Subsidiary for whose account a Letter of Credit was issued to reimburse) each Letter of Credit Issuer, by making payment directly to such Letter of Credit Issuer in immediately available funds at the payment office of such Letter of Credit Issuer, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an “Unpaid Drawing”) not later than the Business Day immediately following the Business Day on which such Letter of Credit Issuer notifies the Borrower (or any such Subsidiary for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such Subsidiary) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the Letter of Credit Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Loans that are Prime Rate Loans (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such payment or disbursement), any such interest also to be payable on demand. If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower has not made such reimbursement out of its available cash on hand or a contemporaneous Borrowing hereunder, (x) the Borrower will be deemed to have given a Notice of Borrowing for Prime Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid

Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Loans contemplated by such deemed Notice of Borrowing (which Loans shall be considered made under section 2.1 hereof), and (z) the proceeds of such Prime Rate Loans shall be disbursed directly to the applicable Letter of Credit Issuer to the extent necessary to effect such reimbursement, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(b) The Borrower’s obligation under this section 3.3 to reimburse, or cause a Subsidiary to reimburse, each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against such Letter of Credit Issuer, the Administrative Agent, any other Letter of Credit Issuer or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, provided, however that the Borrower shall not be obligated to reimburse, or cause a Subsidiary to reimburse, a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.4. Letter of Credit Participations. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit (and on the Closing Date with respect to any Existing Letter of Credit), such Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender with a Commitment, and each such Lender (each a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Lenders as provided in section 4.2 and the Participants shall have no right to receive any portion of any fees of the nature contemplated by section 4.3), the obligations of any Subsidiary of the Borrower under any Letter of Credit Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing. Upon any change in the Commitments of the Lenders pursuant to section 13.4(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this section 3.4 to reflect the new Percentages of the assigning and assignee Lender.

(b) In determining whether to pay under any Letter of Credit, a Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

(c) In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed (or caused any applicable Subsidiary to reimburse) such amount in full to such Letter of Credit Issuer pursuant to section 3.3(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant’s Percentage of such payment in U.S. dollars and in same day funds, provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer such Participant’s Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant’s Percentage of any such payment.

(d) Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to section 3.4(c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant that has paid its Percentage thereof, in U.S. dollars and in same day funds, an amount equal to such Participant’s Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations, as and to the extent so received.

(e) The obligations of the Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off defense or other right that the Borrower (or any Subsidiary) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender, or other person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower (or any Subsidiary) and the beneficiary named in any such Letter of Credit), other than any claim that the Borrower (or any Subsidiary that is the account party with respect to a Letter of Credit) may have against any applicable Letter of Credit Issuer for gross negligence or willful misconduct of such Letter of Credit Issuer in making payment under any applicable Letter of Credit;

(iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents: or

(v) the occurrence of any Default or Event of Default.

(f) To the extent the Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way related to or arising out of its issuance of Letters of Credit, provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the Letter of Credit Issuer’s gross negligence or willful misconduct.

3.5. Increased Costs. If after the Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Effective Date) shall either: (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Lender’s participation therein; or (ii) shall impose on such Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender’s participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate any such Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by any Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any Letter of Credit Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this section 3.5. Reference is hereby made to the provisions of sections 2.10(d) and 2.12 for certain limitations upon the rights of a Letter of Credit Issuer or Lender under this section.

3.6. Guaranty of Subsidiary Letter of Credit Obligations. (a) The Borrower hereby unconditionally guarantees, for the benefit of the Administrative Agent and the Lenders, the full and punctual payment of the Obligations of each Subsidiary under each Letter of Credit Document to which such Subsidiary is now or hereafter becomes a party. Upon failure by any such Subsidiary to pay punctually any such amount, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any applicable Letter of Credit Document.

(b) As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Administrative Agent and the Lenders, that, should any amounts not be recoverable from the Borrower under section 3.6(a) for any reason whatsoever (including, without limitation, by reason of any provision of any Credit Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Lenders and the Administrative Agent, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Credit Documents.

(c) The obligations of the Borrower under this section shall be unconditional and absolute and, without limiting the generality of the foregoing shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(i) any extension, renewal, settlement, compromise, waiver or release in respect to any obligation of any Subsidiary under any Letter of Credit Document, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Agreement, any Note or any other Credit Document;

(iii) any release, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement, any Note or any other Credit Document or of any Subsidiary under any Letter of Credit Document;

(iv) any change in the corporate existence, structure or ownership of any Subsidiary or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Subsidiary or its assets or any resulting release or discharge of any obligation of any Subsidiary contained in any Letter of Credit Document;

(v) the existence of any claim, set-off or other rights that the Borrower may have at any time against any Subsidiary, the Administrative Agent, any Lender or any other person, whether in connection herewith or any unrelated transactions;

(vi) any invalidity or unenforceability relating to or against any Subsidiary for any reason of any Letter of Credit Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary of any Obligations in respect of any Letter of Credit; or

(vii) any other act or omission to act or delay of any kind by any Subsidiary, the Administrative Agent, any Lender or any other person or any other circumstance whatsoever that might, but for the provisions of this section, constitute a legal or equitable discharge of the Borrower’s obligations under this section.

(d) The Borrower’s obligations under this section shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under the Credit Documents and by any Subsidiary under the Letter of Credit Documents shall have been paid in full. If at any time any payment of any of the Obligations of any Subsidiary in respect of any Letter of Credit Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary, the Borrower’s obligations under this section with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

(e) The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any Subsidiary or any other person, or against any collateral or guaranty of any other person.

(f) The Borrower hereby subordinates all rights, whether arising by operation of law or otherwise, that it may have upon making any payment under this section to be subrogated to the rights of the payee against any Subsidiary with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any Subsidiary in respect thereof, to the indefeasible payment in full of all of the Obligations.

(g) In the event that acceleration of the time for payment of any amount payable by any Subsidiary under any Letter of Credit Document is stayed upon insolvency, bankruptcy or reorganization of such Subsidiary, all such amounts otherwise subject to acceleration under the terms of any applicable Letter of Credit Document shall nonetheless be payable by the Borrower under this section forthwith on demand by the Administrative Agent.

SECTION 4. FEES.

4.1. Facility Fee. (a) The Borrower agrees to pay to the Administrative Agent a Facility Fee (“Facility Fee”), for the account of each Non-Defaulting Lender that has a General Revolving Commitment, for the period from and including the Effective Date to but not including the date the Total General Revolving Commitment has been terminated and no General Revolving Loans are outstanding, which Facility Fee, in the case of any such Non-Defaulting Lender, shall be computed on the amount of the Total General Revolving Commitment of such Non-Defaulting Lender, whether used or unused, at the Applicable Facility Fee Rate. The Facility Fee shall be due and payable in arrears on a nonrefundable basis, on the last Business Day of each March, June, September and December and on the Maturity Date, for the preceding quarter (or shorter period, if applicable), based on a year of 360 days and the actual number of days elapsed in such period.

(b) As used herein, the term “Applicable Facility Fee Rate” means the particular rate per annum determined by the Administrative Agent in accordance with the Pricing Grid Table that appears in section 2.8(h) hereof, based on the Borrower’s ratio of Consolidated Total Debt to Consolidated EBITDA, and the following provisions:

(i) Initially, until changed hereunder in accordance with the following provisions, the Applicable Facility Fee Rate will be 35 basis points per annum.

(ii) Commencing with the fiscal quarter of the Borrower ended on or nearest to March 31, 2004, and continuing for each fiscal quarter thereafter, the Administrative Agent will determine the Applicable Facility Fee Rate in accordance with the Pricing Grid Table, based on the Borrower’s ratio of (x) Consolidated Total Debt as of the end of the fiscal quarter, to (y) Consolidated EBITDA for the Testing Period ended on the last day of the fiscal quarter, and identified in such Pricing Grid Table. Changes in the Applicable Facility Fee Rate shall be made and effective as of the same date as is provided in section 2.8(h) in the case of the determination or re-determination of the Applicable Prime Rate Margin or Applicable Eurodollar Margin.

(iii) Notwithstanding the above provisions, during any period when (A) the Borrower has failed to timely deliver its consolidated financial statements referred to in section 9.1(a) or (b), accompanied by the certificate and calculations referred to in section 9.1(c), or (B) an Event of Default has occurred and is continuing, the Applicable Facility Fee Rate shall be the highest rate per annum indicated therefor in the Pricing Grid Table, regardless of the Borrower’s ratio of Consolidated Total Debt to Consolidated EBITDA at such time.

(iv) Any changes in the Applicable Facility Fee Rate shall be determined by the Administrative Agent in accordance with the above provisions and the Administrative Agent will promptly provide notice of such determinations to the Borrower and the Lenders. Any such determination by the Administrative Agent pursuant to this section 4.1(b) shall be conclusive and binding absent manifest error.

4.2. Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Lender, pro rata on the basis of its Percentage, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date, computed at the rate per annum equal to the Applicable Eurodollar Margin then in effect on the Stated Amount thereof for the period from the date of issuance (or any increase in the amount, or renewal or extension) to the expiration date thereof (including any extensions of such expiration date that may be made at the election of the beneficiary thereof). Notwithstanding the above provisions, if an Event of Default is in existence, the Borrower will pay to the Administrative Agent, on demand, for the account of each Non-Defaulting Lender, pro rata on the basis of its Percentage, an additional Letter of Credit Fee, computed at 2% per annum on the Stated Amount of each Letter of Credit for the period such Default or Event of Default is in existence.

4.3. Facing Fees. The Borrower agrees to pay directly to each Letter of Credit Issuer, for its own account, a fee in respect of each Letter of Credit issued by it (a “Facing Fee”), payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date, computed at a rate of 1/8 of 1% per annum on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date that may be made at the election of the beneficiary thereof.

4.4. Letter of Credit Administrative Fees. The Borrower agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing, amendment, extension, renewal or transfer be the administrative or processing charge that such Letter of Credit Issuer customarily charges for issuances, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

4.5. Other Fees. The Borrower shall pay to the Administrative Agent on the Effective Date and thereafter for its own account and/or for distribution to the Lenders such fees as heretofore agreed by the Borrower and the Administrative Agent in the Commitment Letter dated February 19, 2003.

4.6. Computations of Fees. All computations of Fees under this Agreement shall be made in accordance with section 13.7(b).

SECTION 5. REDUCTIONS AND TERMINATION OF COMMITMENTS.

5.1. Voluntary Termination/Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, to:

(a) terminate the Total Commitment, provided that all outstanding Loans are contemporaneously prepaid in accordance with section 6.1;

(b) terminate the Swing Line Revolving Commitment, provided that all outstanding Swing Line Revolving Loans are contemporaneously prepaid in accordance with section 6.1;

(c) partially and permanently reduce the Unutilized Total General Revolving Commitment, provided that: (i) any such reduction shall apply to proportionately and permanently reduce the General Revolving Commitment of each of the Lenders; (ii) any partial reduction of the Unutilized Total General Revolving Commitment pursuant to this section 5.1(c) shall be in the amount of at least $5,000,000 (or, if greater, in integral multiples of $1,000,000); and (iii) after giving effect to any such partial reduction of the Unutilized Total General Revolving Commitment, the Total General Revolving Commitment then in effect shall exceed the Swing Line Revolving Commitment then in effect by at least $20,000,000; and/or

(d) partially and permanently reduce the Unutilized Swing Line Revolving Commitment, provided that any partial reduction of the Unutilized Swing Line Revolving Commitment pursuant to this section 5.1(d) shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $1,000,000).

5.2. Mandatory Termination/Adjustments of Commitments, etc. (a) The Total Commitment (and the Commitment of each Lender) shall terminate on February 27, 2004 unless the Closing Date has occurred on or prior to such date.

(b) The Total Commitment shall terminate (and the Commitment of each Lender shall terminate) on the earlier of (x) the Maturity Date and (y) the date on which a Change of Control occurs.

(c) The Total General Revolving Commitment shall be permanently reduced, without premium or penalty, at the time that any mandatory prepayment of General Revolving Loans would be made pursuant to section 6.2(e), (f), (g) or (h) if General Revolving Loans were then outstanding in the full amount of the Total General Revolving Commitment then in effect, in an amount equal to the required prepayment of principal of General Revolving Loans that would be required to be made in such circumstance. Any such reduction shall apply to proportionately and permanently reduce the General Revolving Commitment of each of the Lenders. The Borrower will provide at least three Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), of any reduction of the Total General Revolving Commitment pursuant to this section 5.2(c), specifying the date and amount of the reduction.

SECTION 6. PAYMENTS.

6.1. Voluntary Prepayments. The Borrower shall have the right to prepay any of its Loans, in whole or in part, without premium or penalty, from time to time on the following terms and conditions:

(a) the Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by:

(x) 11:00 A.M. (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans; or

(y) 11:00 A.M. (local time at the Notice Office) one Business day prior to the date of such prepayment, in the case of any prepayment of Prime Rate Loans;

and which notice shall promptly be transmitted by the Administrative Agent to each of the affected Lenders;

(b) in the case of prepayment of any Borrowings under the General Revolving Facility, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $1,000,000 or an integral multiple of $500,000 in excess thereof, in the case of Prime Rate Loans, and at least $2,000,000 (or the substantial equivalent thereof in any Alternative Currency) or an integral multiple of $1,000,000 (or the substantial equivalent thereof in any Alternative Currency) in excess thereof, in the case of Eurodollar Loans;

(c) in the case of prepayment of any Borrowings under the Swing Line Revolving Facility, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $500,000 or an integral multiple of $250,000 (or the substantial equivalent thereof in any Alternative Currency) in excess thereof;

(d) no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(e) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and

(f) each prepayment of Eurodollar Loans pursuant to this section 6.1 on any date other than the last day of the Interest Period applicable thereto shall be accompanied by any amounts payable in respect thereof under section 2.11.

6.2. Mandatory Prepayments. The Loans shall be subject to mandatory prepayment in accordance with the following provisions:

(a) If Outstanding General Revolving Loans, Letter of Credit Outstandings and Swing Line Revolving Loans Exceed Total General Revolving Commitment. If on any date (after giving effect to any other payments on such date) the sum of (i) the aggregate outstanding principal amount of General Revolving Loans, plus (ii) the aggregate amount of Letter of Credit Outstandings, plus (iii) the aggregate outstanding principal amount of Swing Line Revolving Loans, exceeds the Total General Revolving Commitment as then in effect, the Borrower shall prepay on such date that principal amount of Swing Line Revolving Loans and, after Swing Line Revolving Loans have been paid in full, Unpaid Drawings and, after Unpaid Drawings have been paid in full, General Revolving Loans, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of any Loans to the applicable requirements as to the amounts of partial prepayments that are contained in section 6.1.

(b) If Outstanding Swing Line Revolving Loans Exceed Unutilized Total General Revolving Commitment. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Swing Line Revolving Loans exceeds the Unutilized Total General Revolving Commitment at such time, the Borrower shall prepay on such date Swing Line Revolving Loans in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Swing Line Revolving Loans to the requirements as to the amounts of partial prepayments of Swing Line Revolving Loans that are contained in section 6.1.

(c) If Outstanding Swing Line Revolving Loans Exceed Swing Line Revolving Commitment. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Swing Line Revolving Loans exceeds the Swing Line Revolving Commitment at such time, the Borrower shall prepay on such date Swing Line Revolving Loans in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Swing Line Revolving Loans to the requirements as to the amounts of partial prepayments of Swing Line Revolving Loans that are contained in section 6.1.

(d) If Alternative Currency Loans Exceed Alternative Currency Sublimit. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of General Revolving Loans denominated in an Alternative Currency exceeds the Alternative Currency Sublimit, the Borrower shall prepay on such date General Revolving Loans denominated in Alternative Currencies in an aggregate principal amount at least equal to such excess and conforming in the case of partial prepayments of General Revolving Loans to the requirements as to the amounts of partial prepayments that are contained in section 6.1.

(e) Certain Proceeds of Asset Sales. If during any fiscal year of the Borrower, the Borrower and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Asset Sales in an aggregate amount at least equal to $10,000,000, then not later than the third Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, an amount, conforming to the requirements as to the amount of partial prepayments contained in section 6.1, at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Asset Sale, shall be applied as a mandatory prepayment of principal of first, Swing Line Revolving Loans and, second, after Swing Line Revolving Loans have been paid in full, Unpaid Drawings and, third, after Unpaid Drawings have been paid in full, General Revolving Loans provided, that (i) if no Default under section 11.1(a) or Event of Default shall have occurred and be continuing, (ii) the Borrower and its Subsidiaries have scheduled Consolidated Capital Expenditures during the following 12 months, and (iii) the Borrower notifies the Administrative Agent of the amount and nature thereof and of its intention to reinvest all or a portion of such Net Cash Proceeds in such Consolidated Capital Expenditures during such 12 month period, then no such prepayment shall be required to the extent the Borrower so indicates that such reinvestment will take place. If at the end of any such 12 month period any portion of such Net Cash Proceeds has not been so reinvested, the Borrower will immediately make a prepayment of the outstanding Swing Line Revolving Loans and General Revolving Loans as provided above in an amount, conforming to the requirements as to amount of prepayments contained in section 6.1, at least equal to such remaining amount.

(f) Proceeds of Debt Incurrence. Concurrently with the receipt by the Borrower or any Subsidiary of any Net Debt Proceeds, the Borrower shall deliver to the Administrative Agent a calculation of the amount of such Net Debt Proceeds and make a mandatory prepayment at least equal to 100% of the Net Debt Proceeds to be applied as a mandatory prepayment of principal of first, Swing Line Revolving Loans and, second, after Swing Line Revolving Loans have been paid in full, Unpaid Drawings and, third, after Unpaid Drawings have been paid in full, General Revolving Loans.

(g) Event of Loss. If during any fiscal year of the Company, the Company and its Subsidiaries have received cumulative Net Cash Proceeds during such fiscal year from one or more Events of Loss of at least $5,000,000, not later than the fifth Business Day following the date of receipt of any Net Cash Proceeds in excess of such amount, an amount, conforming to the requirements as to the amount of partial prepayments contained in section 6.1, at least equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Event of Loss, shall be applied as a mandatory prepayment of principal.

(h) Material Recovery Event. Concurrently with the receipt by the Borrower or any Subsidiary of Net Cash Proceeds in respect of any Material Recovery Event, the Borrower shall deliver to the Administrative Agent a calculation of the amount of any such Net Cash Proceeds and make a mandatory prepayment at least equal to 100% of such Net Cash Proceeds to be applied as a mandatory prepayment of principal of first, Swing Line Revolving Loans and, second, after Swing Line Revolving Loans have been paid in full, Unpaid Drawings and, third, after Unpaid Drawings have been paid in full, General Revolving Loans.

(i) Change of Control. On the date of which a Change of Control occurs, notwithstanding anything to the contrary contained in this Agreement, no further Borrowings shall be made and the then outstanding principal amount of all Loans, if any, and other Obligations, shall become due and payable and shall be prepaid in full, together with accrued interest and Fees and the Borrower shall contemporaneously either (i) cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to the Required General Revolving Lenders), or (ii) the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to 100% of the Letter of Credit Outstandings and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Company (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower until the proceeds are applied to the secured obligations).

(j) Particular Loans to be Prepaid. With respect to each repayment or prepayment of Loans required by this section 6.2, the Borrower shall designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made, provided that: (i) the Borrower shall first so designate all Loans that are Prime Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment; (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be Converted into Prime Rate Loans; and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under section 2.11. Any repayment or prepayment of Eurodollar Loans pursuant to this section 6.2 shall in all events be accompanied by such compensation as is required by section 2.11.

6.3. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 11:00 A.M. (local time at the Payment Office) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America (in the case of Loans denominated in Dollars), or in the applicable Alternative Currency (in the case of Loans denominated in an Alternative Currency), at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement that are made later than 11:00 A.M. (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and Fees then due hereunder and an Event of Default is not then in existence, such funds shall be applied: (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties; and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

6.4. Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided for in section 6.4(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, imposed on or measured by the net income or net profits of a Lender pursuant to the laws of the jurisdiction under which such Lender is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such nonexcluded taxes, levies imposts, duties, fees, assessments or other charges (all such nonexcluded taxes levies, imposts, duties, fees assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by them of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender for taxes imposed on or measured by the net income or profits of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or Applicable Lending Office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Lender is located and for any withholding of income or similar taxes imposed by the United States of America as such Lender shall determine are payable by, or withheld from, such Lender in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence, which request shall be accompanied by a statement from such Lender setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the relevant Lender, evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent or such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Lender.

(b) Each Lender that is a Foreign Lender agrees to provide to the Company and the Administrative Agent on or prior to the Effective Date, or in the cases of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to section 13.4 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this section 6.4(b)), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement or any Note, or (ii) if the Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 6.4(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W 8 (or successor form) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement or any Note. In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, and a section 6.4(b)(ii)

Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement or any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this section 6.4(b). Notwithstanding anything to the contrary contained in section 6.4(a), but subject to section 13.4(g) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender that is a Foreign Lender and that has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to section 6.4(a) hereof to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto (I) if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this section 6.4(b) or (II) in the case of a payment other than interest, to a Lender described in clause (ii) above, to the extent that such forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this section 6.4 and except as specifically provided for in section 13.4(g), the Borrower agrees to pay additional amounts and indemnify each Lender in the manner set forth in section 6.4(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any Taxes deducted or withheld by it as described in the previous sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

(c) If any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes paid as to which indemnification has been paid by the Borrower pursuant to this section, it shall promptly remit such refund (including any interest received in respect thereof), net of all out-of-pocket costs and expenses; provided, that the Borrower agrees to promptly return any such refund (plus interest) to such Lender in the event such Lender is required to repay such refund to the relevant taxing authority. Any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund. Nothing contained herein shall impose an obligation on any Lender to apply for any such refund.

6.5. Late Charges. If any principal of any Loan is not paid within 10 days after the Administrative Agent shall have given the Borrower notice of demand for the payment of the same or within 10 days after any Event of Default described in section 11.1(g) in respect of the Borrower shall have occurred, or if any interest on any Loan is not paid within 10 days after the same becomes due, then and in any such case the Administrative Agent shall have the right to assess a late charge, payable by the Borrower upon demand, in an amount equal to the greater of $20.00 or 3% of the amount not timely paid. Any such late charge shall be for the account of the Lenders for the benefit of whom such amount was not timely paid and shall be in addition to any other amounts payable by the Borrower under the Credit Documents.

SECTION 7. CONDITIONS PRECEDENT.

7.1. Conditions Precedent at Closing Date. The obligation of the Lenders to make Loans is subject to the satisfaction of each of the following conditions on the Closing Date:

(a) Effectiveness; Notes; Other Credit Documents. On or prior to the Closing Date, (i) the Effective Date shall have occurred and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender the appropriate Note or Notes executed by the Borrower, in each case, in the amount, maturity and as otherwise provided herein. The Credit Parties named therein shall have duly executed and delivered and there shall be in full force and effect, and original counterparts shall have been delivered to the Administrative Agent, in sufficient quantities for the Lenders, of the Subsidiary Guaranty and any other Credit Document, instrument or other item requested by the Administrative Agent.

(b) Fees, etc. The Borrower shall have paid or caused to be paid all fees required to be paid by it on or prior to such date pursuant to section 4 hereof and all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to such date in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby.

(c) Corporate Charter, Bylaws and Good Standing Certificates. The Administrative Agent shall have received, in sufficient quantity for the Administrative Agent and the Lenders: (i) a copy of the Certificate of Incorporation of the Borrower and each other Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the Secretary of State or other governmental official of the jurisdiction of its incorporation, and certified by the Secretary or Assistant Secretary of such Credit Party as being true, correct and in full and force and effect; (ii) a copy of the By-Laws or equivalent governing documents of the Borrower and each other Credit Party, certified as true, correct and in full force and effect by the Secretary or an Assistant Secretary of such Credit Party; (iii) a good standing certificate from the Secretary of State or other governmental official of the jurisdiction of its incorporation, dated as of a recent date, listing all charter documents affecting the Borrower and each other Credit Party and certifying as to the good standing of the Borrower and each other Credit Party, as applicable; and (iv) certificates of good standing from each other jurisdiction in which the failure of the Borrower and each other Credit Party to be authorized or qualified to do business could reasonably be expected to have a Material Adverse Effect.

(d) Corporate Certificate. The Administrative Agent shall have received, in sufficient quantity for the Administrative Agent and the Lenders, a certificate of the Secretary or an Assistant Secretary of the Borrower and each other Credit Party, dated the Closing Date, substantially in the form attached hereto as Exhibit C, and such certificate shall be satisfactory in form and substance to the Administrative Agent.

(e) Borrower’s Closing Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date, of a responsible financial or accounting officer of the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder and the application of the proceeds thereof: (x) the Borrower is in compliance with all of the covenants contained in sections 9 and 10 of this Agreement; (y) no Default or Event of Default has occurred or is continuing; and (z) all representations and warranties of the Borrower contained herein or in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that as to any such representations and warranties that expressly relate to an earlier specified date, such representations and warranties are only represented as having been true and correct in all material respects as of the date when made.

(f) Opinion of Counsel. The Administrative Agent shall have received an opinion, addressed to the Administrative Agent and each of the Lenders and dated the Closing Date, from Michael J. Mocniak, Vice President, Secretary and General Counsel of the Borrower, covering such matters incident to the transactions contemplated hereby as the Administrative Agent may reasonably request, such opinion to be in form and substance satisfactory to the Administrative Agent.

(g) Solvency Certificate. The Administrative Agent shall have received, in sufficient quantities for the Lenders, a duly executed solvency certificate substantially in the form attached hereto as Exhibit D and such certificate shall be satisfactory in form and substance to each of the Lenders.

(h) Existing Credit Facilities. Contemporaneously with the Closing Date, the Borrower shall have terminated the Existing Credit Facility and repaid all outstanding obligations thereunder.

(i) Proceedings and Documents. All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

(j) No Disruption of Financial and Capital Markets. There shall not have occurred and be continuing a material disruption of or material adverse change in the financial, banking, or capital markets that would have an adverse effect on the syndication of credit facilities similar in nature to this Agreement, as determined by the Administrative Agent in its reasonable discretion.

(k) Evidence of Insurance. The Administrative Agent shall have received copies of certificates of insurance and other evidence, satisfactory to it, of compliance with the insurance requirements of this Agreement and the other Credit Documents.

(l) Search Reports. The Administrative Agent shall have received completed search reports from one or more commercial search firms acceptable to the Administrative Agent, listing all of the effective financing statements filed against the Borrower and any of its Domestic Subsidiaries in any jurisdiction in which the Borrower or any of its Domestic Subsidiaries is organized, maintains a chief executive office or in which any property is owned or leased by the Borrower or any of its Domestic Subsidiaries, together with copies of such financing statements.

(m) Absence of Litigation. There shall not be any action, suits or proceedings pending or threatened with respect to the Borrower or its Subsidiaries; (i) that have, or could reasonably be expected to have, a Material Adverse Effect; or (ii) that question the validity or enforceability of any of the Credit Documents, or of any action to be taken by the Borrower pursuant to any of the Credit Documents.

(n) Due Diligence. The Administrative Agent shall be reasonably satisfied in all respects with the results of its due diligence investigation of the Borrower and its Subsidiaries.

(o) Approvals, etc. The Administrative Agent shall have received evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Credit Party of the Credit Documents and the Related Transaction Documents have been duly obtained and are in full force and effect.

(p) Acquisition Documents. The transactions contemplated by the Purchase Agreement shall be consummated simultaneously with the closing hereof, and the Administrative Agent shall have received certified copies of the Related Transaction Documents.

(q) Material Adverse Effect. As of the Closing Date, no condition or event shall have occurred since December 31, 2002 that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

(r) Minimum Availability. As of the Closing Date, the sum of the (i) aggregate outstanding principal amount of General Revolving Loans, plus (ii) the aggregate amount of Letter of Credit

Outstandings, plus (iii) the aggregate outstanding principal amount of Swing Line Revolving Loans shall not exceed $111,000,000.

7.2. Conditions Precedent to All Loans. The obligation of the Lenders to make each Loan is subject, at the time thereof, to the satisfaction of the following conditions:

(a) Notice of Borrowing, etc. The Administrative Agent shall have received a Notice of Borrowing meeting the requirements of section 2.3 with respect to the incurrence of Loans.

(b) No Default; Representations and Warranties. At the time of such Loan and also after giving effect thereto: (i) there shall exist no Default or Event of Default; and (ii) all representations and warranties of the Borrower contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loan, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

The acceptance of the benefits of each Loan shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified in section 7.1 and/or 7.2, as the case may be, exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this section 7, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders, and the Administrative Agent will promptly distribute to the Lenders their respective Notes and copies of such other certificates, legal opinions and documents.

SECTION 8. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of each Loan:

8.1. Corporate Status, etc. Each of the Borrower and its Subsidiaries: (i) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage; and (ii) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.

8.2. Subsidiaries. Annex II hereto lists, as of the date hereof, each Subsidiary of the Borrower and each other Credit Party (and the direct and indirect ownership interest of the Borrower or such other Credit Party, as applicable, therein).

8.3. Corporate Power and Authority, etc. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is party. Each Credit Party has duly executed and delivered each Credit Document to which it is party, and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of each Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.4. No Violation. Neither the execution, delivery and performance by the Credit Parties of the Credit Documents to which each is party nor compliance with the terms and provisions thereof: (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to such Credit Party or its properties and assets; (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of each Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which each Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject; or (iii) will violate any provision of the articles of incorporation or bylaws of each Credit Party.

8.5. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required as a condition to: (i) the execution, delivery and performance by each Credit Party of any Credit Document to which it is a party; or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which each Credit Party is a party.

8.6. Litigation. There are no actions, suits or proceedings pending or, to, the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries: (i) that have, or could reasonably be expected to have, a Material Adverse Effect; or (ii) that question the validity or enforceability of any of the Credit Documents, or of any action to be taken by the Credit Parties pursuant to any of the Credit Documents to which each Credit Party is a party.

8.7. Use of Proceeds; Margin Regulations. (a) The proceeds of all Loans shall be utilized in order to refinance indebtedness of the Borrower, consummate the Related Transactions, provide working capital and funds for capital expenditures and other general corporate purposes, consummate Permitted Acquisitions or obtain Letters of Credit as permitted hereunder.

(b) No part of the proceeds of any Loan will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any “arrangement” (as such term is used in section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

8.8. Financial Statements, etc. (a) The Borrower has furnished to the Lenders and the Administrative Agent complete and correct copies of (i) the audited consolidated balance sheets of the Borrower and its consolidated subsidiaries as of the end of its fiscal year ended on or nearest to December 31, 2002, and the related audited consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, accompanied by the unqualified report thereon of the Borrower’s independent accountants; (ii) the unaudited condensed consolidated balance sheets of the Borrower and its consolidated subsidiaries as of September 30, 2003 and the related unaudited condensed consolidated statements of income and of cash flows of the Borrower and its consolidated subsidiaries for the fiscal quarter or quarters then ended, as contained in the Form 10-Q Quarterly Report of the Borrower filed with the SEC for such fiscal quarter; and (iii) the unaudited condensed consolidated balance sheets of the

Borrower and its consolidated subsidiaries as of December 31, 2003 and the related unaudited condensed consolidated statements of income and of cash flows of the Borrower and its consolidated subsidiaries for the fiscal year then ended. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the Borrower and its consolidated subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect.

(b) The Borrower has delivered or caused to be delivered to the Lenders prior to the execution and delivery of this Agreement: (i) a copy of the Borrower’s Report on Form 10-K as filed (without Exhibits) with the SEC for its fiscal year ended on or nearest to December 31, 2002, that contains a general description of the business and affairs of the Borrower and its Subsidiaries; and (ii) financial projections prepared by management of the Borrower for the Borrower and its Subsidiaries for the fiscal years 2004-2006 (the “Financial Projections”). The Financial Projections were prepared on behalf of the Borrower in good faith after taking into account the existing and historical levels of business activity of the Borrower and its Subsidiaries, known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto. The Financial Projections were considered by management of the Borrower, as of such date of preparation, to be realistically achievable; provided, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Borrower’s projected consolidated results as set forth in the Financial Projections will actually be realized. No facts are known to the Borrower at the date hereof that, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

8.9. No Material Adverse Change. Except as reflected in the financial statements delivered pursuant to section 8.8(a) hereof, since December 31, 2002, there has been no change in the condition, business or affairs of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes, none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

8.10. Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. The Borrower knows of no proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

8.11. Title to Properties, etc. The Borrower and each of its Subsidiaries has good and marketable title, in the case of real property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Liens permitted by section 10.3. The interests of the Borrower and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in section 8.8, taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and such Subsidiaries.

8.12. Lawful Operations, etc. The Borrower and each of its Subsidiaries: (i) holds all necessary federal, state and local governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; and (ii) is in full compliance with all material requirements imposed by law, regulation or rule, whether federal, state or local, that are applicable to it, its operations, or its properties and assets, including without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.13. Environmental Matters. Except as set forth on Annex XI hereto:

(a) The Borrower and each of its Subsidiaries is in compliance with all Environmental Laws governing its business, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect. All licenses, permits, registrations or approvals required for the conduct of the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or that would affect the ability of the Borrower or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect. There are no Environmental Claims pending or, to the best knowledge of the Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrower or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials have not at any time been: (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Borrower or any of its Subsidiaries; or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

8.14. Compliance with ERISA. Compliance by the Borrower with the provisions hereof and Loans contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or section 4975 of the Code. The Borrower and each of its Subsidiaries: (i) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan; (ii) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan; (iii) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan; and (iv) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder, except for PBGC premiums in the ordinary course. No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiple Employer Plan, which termination or Reportable Event will or could result in the termination of such Plan or Multiple Employer

Plan and give rise to a material liability of the Borrower or any ERISA Affiliate in respect thereof. Neither the Borrower nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a “contributing sponsor” (as such term is defined in section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement “welfare benefit plan” (as such term is defined in ERISA) except as disclosed on Annex IX hereto.

8.15. Intellectual Property, etc. The Borrower and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, servicemarks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts, that in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

8.16. Investment Company Act, etc. Neither the Borrower nor any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended, the Interstate Commerce Act, as amended, the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or any applicable state public utility law.

8.17. Burdensome Contracts; Labor Relations. Neither the Borrower nor any of its Subsidiaries: (i) is subject to any burdensome contract, agreement, corporate restriction, judgment, decree or order; (ii) is a party to any labor dispute affecting any bargaining unit or other group of employees generally; (iii) is subject to any material strike, slow down, workout or other concerted interruptions of operations by employees of the Borrower or any Subsidiary, whether or not relating to any labor contracts; (iv) is subject to any significant pending or, to the knowledge of the Borrower, threatened, unfair labor practice complaint, before the National Labor Relations Board; and (v) is subject to any significant pending or, to the knowledge of the Borrower, threatened, grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement; (vi) is subject to any significant pending or, to the knowledge of the Borrower, threatened, significant strike, labor dispute, slowdown or stoppage; or (vii) is, to the knowledge of the Borrower, involved or subject to any union representation organizing or certification matter with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in any of the above clauses), for such matters as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

8.18. Existing Indebtedness. Annex III sets forth a true and complete list, as of the date or dates set forth therein, of all Indebtedness of the Borrower and each of its Subsidiaries, on a consolidated basis, that: (i) has an outstanding principal amount of at least $1,000,000, or may be incurred pursuant to existing commitments or lines of credit; or (ii) is secured by any Lien on any property of the Borrower or any Subsidiary, and that will be outstanding on the Closing Date after giving effect to the initial Borrowing hereunder, other than the Indebtedness created under the Credit Documents (all such Indebtedness, whether or not in a principal amount meeting such threshold and required to be so listed on Annex III, herein the “Existing Indebtedness”). As and to the extent the Administrative Agent has so requested, the Borrower has provided to the Administrative Agent prior to the date of execution hereof true and complete copies (or summary descriptions) of all agreements and instruments governing the Indebtedness listed on Annex III (the “Existing Indebtedness Agreements”).

8.19. True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in section 8.8), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by management of the Borrower is only represented herein as being based on good faith estimates and assumptions believed by such persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. As of the Effective Date, there is no fact known to the Borrower or any of its Subsidiaries that has, or could reasonably be expected to have, a Material Adverse Effect that has not theretofore been disclosed in writing to the Lenders.

8.20. Insurance. The Borrower and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards.

SECTION 9. AFFIRMATIVE COVENANTS.

The Borrower hereby covenants and agrees that so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes are outstanding and the Loans, together with interest, Fees and all other Obligations hereunder, have been paid in full:

9.1. Reporting Requirements. The Borrower will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, a Form 10-K, including the consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholder’s equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall: (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles; or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization); provided, that the delivery to the SEC within the time period specified above of the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the 1934 Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this section 9.1(a) so long as a copy thereof is forwarded to the Administrative Agent by the Borrower promptly upon completion.

(b) Quarterly Financial Statements. For the first three quarters of each fiscal year, as soon as available and in any event within 45 days after the close of each of the applicable quarterly accounting periods in each fiscal year of the Borrower, a Form 10-Q, together with the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited condensed consolidated statements of income and of cash flows for such quarterly period, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year; provided, that the delivery to the SEC within the time period specified above of the Borrower’s 10-Q for such fiscal quarter prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this section 9.1(b) so long as a copy thereof is forwarded to the Administrative Agent by the Borrower promptly upon completion.

(c) Officer’s Compliance Certificates. At the time of the delivery of the financial statements provided for in sections 9.1(a) and (b), a certificate on behalf of the Borrower of the Chief Financial Officer, Chief Executive Officer or President of the Borrower to the effect that, to the best knowledge of the Borrower, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish compliance with the provisions of sections 10.4(c), 10.5 and 10.6 through 10.10, inclusive of this Agreement, including an identification of the amounts of any financial items of persons or business units acquired by the Borrower for any periods prior to the date of acquisition that are used in making such calculations.

(d) Budgets and Forecasts. Not later than 45 days after the commencement of each fiscal year of the Borrower, a consolidated budget in reasonable detail for such entire fiscal year and for each of the fiscal quarters in such fiscal year, and (if and to the extent prepared by management of the Borrower) for any subsequent fiscal years, as customarily prepared by management for its internal use, setting forth, with appropriate discussion, the forecasted balance sheet, income statement, operating cash flows and capital expenditures of the Borrower and its Subsidiaries for the period or periods covered thereby, and the principal assumptions upon which forecasts and budget are based.

(e) Auditors’ Internal Control Comment Letters, etc. Promptly upon receipt thereof, notice to the Administrative Agent thereof, and upon request by the Administrative Agent, a copy of each letter or memorandum commenting on internal accounting controls and/or accounting or financial reporting policies followed by the Borrower and/or any of its Subsidiaries, that is submitted to the Borrower by its independent accountants in connection with any annual or interim audit made by them of the books of the Borrower or any of its Subsidiaries.

(f) Notice of Default or Litigation. Promptly, and in any event within three Business Days, in the case of clause (i) below, or five Business Days, in the case of clause (ii) below, after the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of:

(i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto; and

(ii) any litigation or governmental or regulatory investigation or proceeding pending against or involving the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

(g) ERISA. Promptly, and in any event within 10 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows of the occurrence of any of the following, the Borrower will deliver to each of the Lenders a certificate on behalf of the Borrower of an Authorized Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto:

(i) that a Reportable Event has occurred with respect to any Plan;

(ii) the institution of any steps by the Borrower, any ERISA Affiliate, the PBGC or any other person to terminate any Plan;

(iii) the institution of any steps by the Borrower or any ERISA Affiliate to withdraw from any Plan;

(iv) the institution of any steps by the Borrower or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $5,000,000;

(v) a non-exempt “prohibited transaction” within the meaning of section 406 of ERISA in connection with any Plan;

(vi) that a Plan has an Unfunded Current Liability exceeding $40,000,000;

(vii) any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any post-retirement welfare liability; or

(viii) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(h) Environmental Matters. Promptly upon, and in any event within 10 Business Days after, an officer of the Borrower obtains actual knowledge thereof, notice of any of the following environmental matters that involves any reasonable likelihood (in the Borrower’s reasonable judgment) of resulting in a Material Adverse Effect: (i) any pending or threatened (in writing) Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property owned or operated by the Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any Real Property owned or operated by the Borrower or any of its Subsidiaries that (A) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law or (B) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any such Real Property; (iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Borrower or any of its Subsidiaries of such Real Property under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency. All such notices shall describe in reasonable detail the nature of the Environmental Claim and the Borrower’s or such Subsidiary’s response thereto.

(i) SEC Reports and Registration Statements. Promptly upon transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and annual, quarterly or current reports that the Borrower or any of its Subsidiaries files with the SEC.

(j) Other Information. With reasonable promptness, such other information or documents (financial or otherwise) relating to the Borrower or any of its Subsidiaries as any Lender may reasonably request from time to time.

9.2. Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to: (i) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP, in the case of the Borrower, or that are reconcilable to a GAAP presentation, in the case of any Subsidiary; and (ii) permit, upon at least five Business Days’ notice to the Chief Financial Officer or any other Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever’s possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another person), and to examine (and make copies of or take extracts from) the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request.

9.3. Insurance. The Borrower will, and will cause each of its Subsidiaries to: (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries at the date hereof and as may be required pursuant to the terms of any other Credit Document; and (ii) forthwith upon any Lender’s written request, furnish to such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by an Authorized Officer of the Borrower.

9.4. Payment of Taxes and Claims. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP; and provided, further, that the Borrower will not be considered to be in default of any of the provisions of this sentence if the Borrower or any Subsidiary fails to pay any such amount that, individually or in the aggregate, is immaterial to the Borrower and its Subsidiaries considered as an entirety.

9.5. Corporate Franchises. The Borrower will do, and will cause each of its Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate or other organizational existence, rights, authority and franchises, provided that nothing in this section 9.5 shall be deemed to prohibit: (i) any transaction permitted by section 10.2; (ii) the termination of existence of any Subsidiary if (A) the Borrower determines that such termination is in its best interest and (B) such termination is not adverse in any material respect to the Lenders; or (iii) the loss of any rights, authorities or franchises if the loss thereof, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.6. Good Repair. The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements, thereto, to the extent and in the manner customary for companies in similar businesses.

9.7. Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those: (i) being contested in good faith by appropriate proceedings, as to which adequate reserves are established to the extent required under GAAP; and (ii) the noncompliance with which would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

9.8. Compliance with Environmental Laws. Without limitation of the covenants contained in section 9.7 hereof:

(a) The Borrower will, and will cause each of its Subsidiaries to: (i) comply, in all material respects, with all Environmental Laws applicable to the ownership, lease or use of all Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, and promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, except for such noncompliance as would not have, and that would not be reasonably expected to have, a Material Adverse Effect; and (ii) keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws that are not permitted under section 10.3.

(b) Without limitation of the foregoing, if the Borrower or any of its Subsidiaries shall generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, any such action shall be effected only in the ordinary course of business and in any event in compliance, in all material respects, with all Environmental Laws applicable thereto, except for such noncompliance as would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

(c) If required to do so under any applicable order of any governmental agency, the Borrower will undertake, and cause each of its Subsidiaries to undertake, any clean up, removal, remedial or other action necessary to remove and clean up any Hazardous Materials from any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries in accordance with, in all material respects, the requirements of all applicable Environmental Laws and in accordance with, in all material respects, such orders of all governmental authorities, except. (i) to the extent that the Borrower or such Subsidiary is contesting such order in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; or (ii) for such noncompliance as would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

9.9. Fiscal Years, Fiscal Quarters. If the Borrower shall change any of its or any of its Subsidiaries’ fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a person that becomes a Subsidiary, made at the time such person becomes a Subsidiary to conform to the Borrower’s fiscal year and fiscal quarters), the Borrower will promptly, and in any event within 30 days following any such change, deliver a notice to the Administrative Agent and the Lenders describing such change and any material accounting entries made in connection therewith and stating whether such change will have any impact upon any financial computations to be made hereunder, and if any such impact is foreseen, describing in reasonable detail the nature and extent of such impact. If the Required Lenders determine that any such change will have any impact upon any financial computations to be made hereunder that is adverse to the Lenders, the Borrower will, if so requested by the Administrative Agent, enter into an amendment to this Agreement, in form and substance reasonably satisfactory to the

Administrative Agent and the Required Lenders, modifying any of the financial covenants or related provisions hereof in such manner as the Required Lenders determine is necessary to eliminate such adverse effect.

9.10. Hedge Agreements, etc. In the event the Borrower or any of its Subsidiaries determines to enter into a Hedge Agreement it may do so with any Non-Defaulting Lender or any other institution reasonably acceptable to the Administrative Agent, provided that the purpose of such Hedge Agreement is to provide protection to the Borrower or any such Subsidiary from fluctuations and other changes in interest rates and currency exchange rates, as and to the extent considered reasonably necessary by the Borrower, but without exposing the Borrower or its Subsidiaries to predominantly speculative risks unrelated to the amount of assets, Indebtedness or other liabilities intended to be subject to coverage on a notional basis under all such Hedge Agreements.

9.11. Most Favored Covenant Status. Should the Borrower at any time after the Effective Date, issue or guarantee any unsecured Indebtedness denominated in U.S. dollars for money borrowed or represented by bonds, notes, debentures or similar securities in an aggregate amount exceeding $2,500,000, to any lender or group of lenders acting in concert with one another, or one or more institutional investors, pursuant to a loan agreement, credit agreement, note purchase agreement, indenture, guaranty or other similar instrument, which agreement, indenture, guaranty or instrument, includes affirmative or negative business or financial covenants (or any events of default or other type of restriction that would have the practical effect of any affirmative or negative business or financial covenant, including, without limitation, any “put” or mandatory prepayment of such Indebtedness upon the occurrence of a “change of control”) that are applicable to the Borrower, other than those set forth herein or in any of the other Credit Documents, the Borrower shall promptly so notify the Administrative Agent and the Lenders and, if the Administrative Agent shall so request by written notice to the Borrower (after a determination has been made by the Required Lenders that any of the above-referenced documents or instruments contain any such provisions, that either individually or in the aggregate, are more favorable to the holders of such unsecured Indebtedness than any of the provisions set forth herein), the Borrower, the Administrative Agent and the Lenders shall promptly amend this Agreement to incorporate some or all of such provisions, in the discretion of the Administrative Agent and the Required Lenders, into this Agreement and, to the extent necessary and reasonably desirable to the Administrative Agent and the Required Lenders, into any of the other Credit Documents, all at the election of the Administrative Agent and the Required Lenders. Except with respect to those documents set forth on Annex X hereto, the Borrower covenants and agrees that no later than 30 days after the date hereof, the Borrower shall have caused any document relating to any Indebtedness that would violate the provisions of this section 9.11 to be: (a) amended so that such document no longer violates the provisions of this section 9.11, provided that any such amendment shall be reasonably satisfactory to the Administrative Agent; or (b) terminated.

9.12. Senior Debt. The Borrower will at all times ensure that: (a) the claims of the Lenders in respect of the Obligations of the Credit Parties will not be subordinate to, and will in all respects at least rank pari passu with, the claims of every other senior unsecured creditor of the Credit Parties; and (b) any Indebtedness subordinated in any manner to the claims of any other senior unsecured creditor of the Credit Parties will be subordinated in like manner to such claims of the Lenders.

9.13. Certain Subsidiaries to Join in Subsidiary Guaranty. (a) In the event that at any time after the Closing Date

(x) the Borrower has any Subsidiary (other than a Subsidiary that is a Non-Material Subsidiary and other than a Foreign Subsidiary as to which section 9.13(b) applies) that is not a party to the Subsidiary Guaranty, or

(y) an Event of Default shall have occurred and be continuing and the Borrower has any Subsidiary that is not a party to the Subsidiary Guaranty,

the Borrower will notify the Administrative Agent in writing of such event, identifying the Subsidiary in question and referring specifically to the rights of the Administrative Agent and the Lenders under this section. The Borrower will, within 30 days following request therefor from the Administrative Agent (who may give such request on its own initiative or upon request by the Required Lenders), cause such Subsidiary to deliver to the Administrative Agent, in sufficient quantities for the Lenders, (i) a joinder supplement, reasonably satisfactory in form and substance to the Administrative Agent and the Required Lenders, duly executed by such Subsidiary, pursuant to which such Subsidiary joins in the Subsidiary Guaranty as a guarantor thereunder, and (ii) resolutions of the Board of Directors (or similar governing body) of such Subsidiary, certified by the Secretary or an Assistant Secretary of such Subsidiary as duly adopted and in full force and effect, authorizing the execution and delivery of such joinder supplement, or if such Subsidiary is not a corporation, such other evidence of the authority of such Subsidiary to execute such joinder supplement as the Administrative Agent may reasonably request.

(b) Notwithstanding the foregoing provisions of this section 9.13 or the provisions of any other Credit Document, the Borrower shall not, unless an Event of Default shall have occurred and be continuing, be required to cause a Foreign Subsidiary to join in the Subsidiary Guaranty or to become a party to any other Credit Document.

SECTION 10. NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder, have been paid in full:

10.1. Changes in Business. Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, that would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the business engaged in by the Borrower and its Subsidiaries on the date hereof.

10.2. Consolidation, Merger, Acquisitions, Asset Sales, etc. Each of the Borrower and each other Credit Party will not, and will not permit any Subsidiary to, (1) wind up, liquidate or dissolve its affairs, (2) enter into any transaction of merger or consolidation, (3) make or otherwise effect any Acquisition (other than the Related Transactions), (4) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (5) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(a) Certain Intercompany Mergers, etc. If no Default or Event of Default shall have occurred and be continuing or would result therefrom:

(i) the merger, consolidation or amalgamation of any Subsidiary of the Borrower with or into the Borrower, provided the Borrower is the surviving or continuing or resulting corporation;

(ii) the merger, consolidation or amalgamation of any Subsidiary of the Borrower with or into another Subsidiary of the Borrower, provided that the surviving or continuing or resulting corporation is a Wholly-Owned Subsidiary of the Borrower and provided, further, that a party to such merger, consolidation or amalgamation is a Subsidiary Guarantor, the surviving or continuing or resulting corporation is a Subsidiary Guarantor;

(iii) the liquidation, winding up or dissolution of any Subsidiary of the Borrower; and

(iv) the transfer or other disposition of any property by the Borrower to any Wholly-Owned Subsidiary or by any Subsidiary to the Borrower or any other Wholly-Owned Subsidiary of the Borrower;

shall each be permitted, if after giving effect thereto at least 60% of the Consolidated Total Assets (exclusive of intercompany items) of the Borrower are owned directly by the Borrower and the other Credit Parties and not indirectly through Subsidiaries that are not Credit Parties.

(b) Other Mergers, etc. Involving the Credit Parties. Any Credit Party may consolidate or merge with any other corporation, or sell, transfer or otherwise dispose of all or substantially all of the property and assets of such Credit Party to any person, if : (i) the surviving, continuing or resulting corporation of such merger or consolidation (if other than such Credit Party) or the acquiring person unconditionally assumes the obligations of such Credit Party under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Required Lenders; (ii) no Event of Default has occurred and is continuing or would result therefrom; (iii) no Change of Control would be occasioned thereby; and (iv) if any such merger or consolidation is entered into for the purpose of effecting an Acquisition, such Acquisition is permitted by section 10.2(c).

(c) Acquisitions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any Subsidiary may make any Acquisition that is a Permitted Acquisition, provided that all of the conditions contained in the definition of the term Permitted Acquisition are satisfied.

(d) Permitted Dispositions. If no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any of its Subsidiaries may: (i) consummate any Permitted Disposition; (ii) sell any property, land or building (including any related receivables or other intangible assets) to any person that is not a Subsidiary of the Borrower; (iii) sell the entire capital stock (or other equity interests) and Indebtedness of any Subsidiary owned by the Borrower or any other Subsidiary to any person that is not a Subsidiary of the Borrower; (iv) permit any Subsidiary to be merged or consolidated with a person that is not an Affiliate of the Borrower; or (v) consummate any other Asset Sale with a person who is not a Subsidiary of the Borrower; provided that:

(A) the consideration for such transaction (excluding the Permitted Dispositions) represents fair value (as determined by management of the Borrower), and at least 90% of such consideration consists of cash;

(B) the cumulative aggregate consideration for all such transactions (excluding the Permitted Dispositions) completed during any fiscal year does not exceed $7,500,000;

(C) in the case of any such transaction involving consideration in excess of $1,500,000, at least five Business Days prior to the date of completion of such transaction the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed on behalf of the Borrower by an Authorized Officer of the Borrower, which certificate shall contain: (1) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated purchase price or other consideration for such transaction; (2) a certification that the Borrower would, after giving effect to such transaction, be in compliance, on a pro forma basis, with the financial covenants contained in sections 10.7, 10.8, 10.9 and 10.10, such pro forma ratios being determined as if such transaction had been completed at the beginning of the most recent period of four consecutive fiscal quarters of the Borrower; (3) a certification that no Default or Event of Default has occurred and is continuing, or would result from consummation of such transaction; and (4) if requested by the Administrative Agent, a certified copy of the draft or definitive documentation pertaining thereto;

(D) contemporaneously with the completion of such transaction the Borrower prepays its Loans as and to the extent required by section 6.2 hereof; and

provided, further, that sales or other dispositions of obsolete, worn out or surplus equipment or fixtures may be effected at any time in the ordinary course of business without compliance with the above provisions and the amount of any such sales or other dispositions shall be excluded from any computations under this section 10.2(d).

(e) Leases. The Borrower or any of its Subsidiaries may enter into leases of property or assets not constituting Acquisitions, provided that such leases are not otherwise in violation of this Agreement.

(f) Capital Expenditures. The Borrower and it Subsidiaries shall be permitted to make Consolidated Capital Expenditures associated with the reactivation of the Gulf Coast facility located in DeQuincy, Louisiana in an cumulative aggregate amount not to exceed $22,500,000, plus Consolidated Capital Expenditures in any fiscal year in amount not to exceed $20,000,000 (excluding any Consolidated Capital Expenditures made with the Net Cash Proceeds from any Event of Loss to the extent used to repair, rebuild or replace such assets with assets similar to those assets that were the subject of such Event of Loss); provided that in no event shall the sum of all Consolidated Capital Expenditures made by the Borrower and its Subsidiaries exceed $30,000,000 in any fiscal year.

(g) Permitted Investments. The Borrower and it Subsidiaries shall be permitted to make the investments permitted pursuant to section 10.5.

10.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to the Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to:

(a) Standard Permitted Liens: the Standard Permitted Liens;

(b) Existing Liens, etc.: Liens: (i) in existence on the Effective Date that are listed, and the Indebtedness secured thereby and the property subject thereto on the Effective Date described, in Annex IV; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(c) Purchase Money Liens: Liens: (i) that are placed upon fixed or capital assets, acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness permitted by section 10.4(c), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets; and

(d) Liens on Acquired Properties: any Lien: (i) existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary, or existing on any property or asset of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary; provided that (A) such Lien secures Indebtedness permitted by section 10.4(c), (B) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, (C) such Lien shall not attach or apply to any other property or assets of the Borrower or any Subsidiary, and (D) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be; or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets.

10.4. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness of the Borrower or any of its Subsidiaries, except:

(a) Credit Documents: Indebtedness incurred under this Agreement and the other Credit Documents;

(b) Existing Indebtedness: Existing Indebtedness and any refinancing, extension, renewal or refunding of any such Existing Indebtedness not involving an increase in the principal amount thereof or a reduction in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice);

(c) Certain Priority Debt: to the extent not permitted by the foregoing clauses:

(i) Indebtedness consisting of Capital Lease Obligations of the Borrower and its Subsidiaries;

(ii) Indebtedness consisting of obligations under Synthetic Leases of the Borrower and its Subsidiaries;

(iii) Indebtedness secured by a Lien referred to in section 10.3(c) or 10.3(d); and

(iv) any refinancing, extension, renewal or refunding of any such Indebtedness not involving an increase in the principal amount thereof or a reduction in the remaining weighted average life to maturity thereof (computed in accordance with standard financial practice);

provided that: (A) at the time of any incurrence thereof after the date hereof, and after giving effect thereto, the Borrower would be in compliance with sections 10.7 and 10.8, and no Event of Default shall have occurred and be continuing or would result therefrom; and (B) the aggregate outstanding principal amount (using Capitalized Lease Obligations in lieu of principal amount, in the case of any Capital Lease, and using the present value, based on the implicit interest rate, in lieu of principal amount, in the case of any Synthetic Lease) of Indebtedness permitted by this clause (c), when taken together with any outstanding Indebtedness permitted by clause (b) above that is represented by a Capital Lease or a Synthetic Lease or that is secured by any Lien referred to in section 10.3(c) or (d), shall not exceed $5,000,000 at any time;

(d) Intercompany Debt: the following: (i) unsecured Indebtedness of the Borrower owed to any of its Subsidiaries, provided such Indebtedness constitutes Subordinated Indebtedness; and (ii) unsecured Indebtedness of any of the Borrower’s Subsidiaries to the Borrower or to another Subsidiary of the Borrower, provided that in the case of this subclause (ii), after giving effect thereto, at least 60% of the Consolidated Total Assets (exclusive of intercompany items) of the Borrower and the other Credit Parties are owned directly by the Borrower and the other Credit Parties and not indirectly through Subsidiaries that are not Credit Parties;

(e) Hedge Agreements: Indebtedness of the Borrower and its Subsidiaries under Hedge Agreements;

(f) Guaranty Obligations: any Guaranty Obligations permitted by section 10.5;

(g) Additional Unsecured Debt of the Borrower: additional unsecured Indebtedness of the Borrower, whether pursuant to any sale or issuance of debt securities by the Borrower in a Rule 144A offering, a private placement, or a term loan facility, not in excess of $25,000,000 aggregate principal amount outstanding at any time, and subject to section 9.12, provided that at the time of incurrence thereof, and after giving effect thereto, (i) the Borrower would be in compliance with section 10.7, and (ii) no Event of Default shall have occurred and be continuing or would result therefrom.

10.5. Advances, Investments, Loans and Guaranty Obligations. The Borrower will not, and will not permit any of its Subsidiaries to: (i) lend money or credit or make advances to any person; (ii) purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, or other investment in, any person; (iii) create, acquire or hold any Subsidiary; (iv) be or become a party to any joint venture, member of a limited liability company or partner of a partnership; or (v) be or become obligated under any Guaranty Obligations (other than those created in favor of the Lenders pursuant to the Credit Documents), except:

(a) the Borrower or any of its Subsidiaries may invest in cash and Cash Equivalents;

(b) any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(c) the Borrower and its Subsidiaries may acquire and hold receivables owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d) investments acquired by the Borrower or any of its Subsidiaries: (i) in exchange for any other investment held by the Borrower or any such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment; or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(e) loans and advances to employees for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, shall be permitted;

(f) to the extent not permitted by the foregoing clauses, the existing loans, advances, investments and guarantees described on Annex V hereto;

(g) investments of the Borrower and its Subsidiaries in Hedge Agreements;

(h) existing investments in any Subsidiaries and any additional investments in any Wholly-Owned Subsidiary permitted by section 10.2(a);

(i) intercompany loans and advances permitted by section 10.4(d);

(j) the Acquisitions permitted by section 10.2 and loans, advances and investments of any person that are outstanding at the time such person becomes a Subsidiary of the Borrower as a result of an Acquisition permitted by section 10.2, but not any increase in the amount thereof;

(k) any unsecured Guaranty Obligation incurred by the Borrower or any Subsidiary with respect to (i) Indebtedness of a Wholly-Owned Subsidiary of the Borrower that is permitted under section 10.4 without restriction upon the ability of the Borrower or any Subsidiary to guarantee the same, or (ii) other obligations of a Wholly-Owned Subsidiary of the Borrower that are not prohibited by this Agreement;

(l) any other loans, advances, investments (whether in the form of cash or contribution of property, and if in the form of a contribution of property, such property shall be valued for purposes of this clause at the fair value thereof as reasonably determined by the Borrower), in or to any corporation, partnership, limited liability company, joint venture or other business entity, not otherwise permitted by the foregoing clauses (such loans, advances and investments, collectively, “Basket Investments”), provided that (i) at the time of making any such Basket Investment no Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the maximum cumulative amount of Basket Investments that are so made and outstanding at any time, taking into account the repayment of any loans or advances comprising such Basket Investments, shall not exceed an aggregate of $5,000,000 (exclusive of any accreted value).

10.6. Dividends, etc. The Borrower will not: (i) directly or indirectly declare, order, pay or make any dividend (other than dividends payable solely in capital stock of the Borrower) or other distribution on or in respect of any capital stock of any class of the Borrower, whether by reduction of capital or otherwise; or (ii) directly or indirectly make, or permit any of its Subsidiaries to directly or indirectly make, any purchase, redemption, retirement or other acquisition of (x) any capital stock of any class of the Borrower (other than for a consideration consisting solely of capital stock of the same class of the Borrower), or (y) any warrants, rights or options to acquire or any securities convertible into or exchangeable for any capital stock of the Borrower, except that the Borrower may make any purchase, redemption, retirement or other acquisition of its capital stock or make cash payments in respect of dividends on its common stock if:

(a) no Default under section 11.1(a) or Event of Default shall have occurred and be continuing at the time of declaration or payment thereof;

(b) after giving effect thereto the Borrower will be in compliance, on a pro forma basis, with sections 10.8, 10.9 and 10.10;

(c) with respect to any purchase, redemption, retirement or other acquisition of its capital stock, at the time of making any such purchase, redemption, retirement or other acquisition and after giving effect thereto, the cumulative aggregate amount does not exceed $10,000,000 over the life of this Agreement; and

(d) with respect to dividends, at the time of making any such dividend and after giving effect thereto, the cumulative aggregate amount of dividends paid and declared in any period of 12 consecutive months does not exceed $8,000,000.

10.7. Asset Coverage Percentage. The Borrower will not at any time permit the sum of (a) 85% of Eligible Accounts Receivable plus (b) 50% of Eligible Inventory plus (c) 50% of Eligible PP&E to be less than 125% of Consolidated Total Debt.

10.8. Ratio of Consolidated Total Debt to Consolidated EBITDA. The Borrower will not at any time permit the ratio of (x) the amount of its Consolidated Total Debt at such time to (y) its Consolidated EBITDA for its Testing Period most recently ended, ( i) as of the Closing Date until December 31, 2004, to exceed 3.25 and (ii) thereafter, to exceed 3.00 to 1.00.

10.9. Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio to be less than 2.50 to 1.00 for any Testing Period.

10.10. Minimum Consolidated Net Worth. The Borrower’s Consolidated Net Worth any time shall not be less than the sum of (i) $145,685,000 plus (ii) 50% of Consolidated Net Income (to the extent a positive number) for each fiscal quarter thereafter.

10.11. Prepayments and Refinancings of Other Debt, etc. The Borrower will not, and will not permit any of its Subsidiaries to, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange of, or refinance or refund, any Indebtedness of the Borrower or its Subsidiaries having an outstanding principal balance (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease) in excess of $5,000,000 (other than the Obligations and intercompany loans and advances among the Borrower and its Subsidiaries); provided that the Borrower or any Subsidiary may refinance or refund any such Indebtedness if the aggregate principal amount thereof (or Capitalized Lease Obligation, in the case of a Capital Lease, or present value, based on the implicit interest rate, in the case of any Synthetic Lease) is not increased and the weighted average life to maturity thereof (computed in accordance with standard financial practice) is not reduced.

10.12. Limitation on Certain Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist or become effective, any agreement or other arrangement that prohibits, restricts or imposes any condition upon: (a) the ability of the Borrower or any Subsidiary to create, incur or suffer to exist any Lien upon any of its property or assets as security for Indebtedness; or (b) the ability of any such Subsidiary to pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, or to make loans or advances to the Borrower or any of the Borrower’s other Subsidiaries, or transfer any of its property or assets to the Borrower or any of the Borrower’s other Subsidiaries, except for such restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (iv) customary provisions restricting assignment of any licensing agreement entered into in the ordinary course of business, (v) customary provisions restricting the transfer or further encumbering of assets subject to Liens permitted under section 10.3 (b), (c) or (d), (vi) restrictions contained in the Existing Indebtedness Agreements as in effect on the Closing Date (and similar restrictions governing any Indebtedness incurred in connection with the refinancing of the Existing Indebtedness in compliance with section 10.3(b)(ii)), (vii) customary restrictions affecting only a Subsidiary of the Borrower under any agreement or instrument governing any of the Indebtedness of a Subsidiary permitted pursuant to 10.4, (viii) any document relating to Indebtedness secured by a Lien permitted by section 10.3, insofar as the provisions thereof limit grants of junior liens on the assets securing such Indebtedness, and (ix) any Operating Lease or Capital Lease,

insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other person.

10.13. Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary, and in the case of a Subsidiary, the Borrower or another Subsidiary) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Borrower complies with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower and not prohibited by any of the provisions of this Agreement.

10.14. Plan Terminations, Minimum Funding, etc. The Borrower will not, and will not permit any ERISA Affiliate to: (i) terminate any Plan or plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of the Borrower’s Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement; (ii) permit to exist one or more events or conditions that reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate; or (iii) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

SECTION 11. EVENTS OF DEFAULT.

11.1. Events of Default. Any of the following specified events (each an “Event of Default”) shall constitute an Event of Default hereunder:

(a) Payments: the Borrower shall: (i) default in the payment when due of any principal of the Loans; or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b) Representations, etc.: any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of that made or deemed made; or

(c) Certain Covenants : the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in section 9.1(f)(i), or sections 10.2 through 10.12, inclusive, of this Agreement; or

(d) Other Covenants : the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in section 11.1(a) or (b) or (c) above, and such default is not remedied within 30 days after the earlier of (i) an officer of the Borrower obtaining actual knowledge of such default and (ii) the Borrower receiving written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a “notice of default” and to refer specifically to this paragraph); or

(e) Cross Default Under Other Agreements: the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) owed to any Lender or any of its Affiliates, or having an unpaid principal amount of $2,500,000 or greater, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof); or

(f) Other Credit Documents: the Subsidiary Guaranty or any other Credit Document shall cease for any reason (other than termination in accordance with its terms) to be in full force and effect; or any Credit Party shall default in any payment obligation thereunder; or any Credit Party shall default in any respect in the due performance and observance of any other obligation thereunder and such default shall continue unremedied for a period of at least 30 days; or any Credit Party shall (or seek to) disaffirm or otherwise limit its obligations thereunder otherwise than in strict compliance with the terms thereof; or

(g) Judgments: one or more judgments or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not denied coverage or reserved its rights) equal to or more than $2,500,000 (in the aggregate for all such judgments and decrees for the Borrower and its Subsidiaries) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or

(h) Bankruptcy, etc.: the Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries; or the Borrower or any of its Material Subsidiaries commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries; or any such proceeding is commenced against the Borrower or any of its Material Subsidiaries to the extent such proceeding is consented to by such person or remains undismissed for a period of 60 days; or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate (or similar organizational) action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

(i) ERISA: (i) any of the events described in clauses (i) through (viii) of section 9.1(g) shall have occurred; or (ii) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events or any such lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(j) Material Adverse Change : there occurs an event or series of events that could reasonably be expected to have a Material Adverse Effect; or

(k) Change of Control: there occurs a Change of Control.

11.2. Acceleration, etc. Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower (provided that, if an Event of Default specified in section 11.1(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans, and all other Obligations owing hereunder and under the other Credit Documents to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) request that the Borrower shall pay, and the Borrower agrees that it shall pay if requested to do so by the Administrative Agent, to the Administrative Agent an amount in cash and/or Cash Equivalents equal to 100% of the Letter of Credit Outstandings and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower until the proceeds are applied to the secured obligations).

11.3. Application of Liquidation Proceeds. All monies received by the Administrative Agent or any Lender from the exercise of remedies hereunder or under the other Credit Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Credit Documents or by applicable law, be applied as follows:

(1) first, to the payment of all expenses (to the extent not paid by the Borrower) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, attorneys’ fees, court costs and any foreclosure expenses;

(2) second, to the payment pro rata of interest then accrued on the outstanding Loans;

(3) third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent or any Lender under this Agreement;

(4) fourth, to the payment pro rata of the principal balance then owing on the outstanding Loans;

(5) fifth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent or any Lender under this Agreement or any other Credit Document; and

(6) finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

SECTION 12. THE ADMINISTRATIVE AGENT.

12.1. Appointment. Each Lender hereby irrevocably designates and appoints NCB as Administrative Agent to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes NCB as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent agrees to act as such upon the express conditions contained in this section 12. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The provisions of this section 12 are solely for the benefit of the Administrative Agent, and the Lenders, and the Borrower and its Subsidiaries shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

12.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by section 12.3.

12.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be: (i) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement (except for its or such person’s own gross negligence or willful misconduct); or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any Subsidiary of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

12.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or all of the Lenders, as to any matter that, pursuant to section 13.12, can only be effectuated with the consent of all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

12.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

12.6. Non-Reliance. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its Subsidiaries. The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its Subsidiaries that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such ratably according to their respective General Revolving Loans and Unutilized General Revolving Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower, provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this section 12.7 shall survive the payment of all Obligations.

12.8. The Administrative Agent in Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder. With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9. Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon not less than 30 Business Days’ notice to the Lenders and the Borrower. The Administrative Agent may be removed as the Administrative Agent for cause upon not less than 30 Business Days’ notice to the Administrative Agent and the Borrower from the Required Lenders. The Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, subject to prior approval by the Borrower if no Event of Default has occurred and is continuing (such approval not to be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall include such successor agent effective upon its appointment, and the resigning or removed Administrative Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the retiring or removed Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

12.10. Other Agents. Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Managing Agent, Manager or any other corresponding title, other than “Administrative Agent,” shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Credit Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

SECTION 13. MISCELLANEOUS.

13.1. Payment of Expenses etc. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to pay (or reimburse the Administrative Agent for) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of Jones Day, special counsel to the Administrative Agent.

(b) The Borrower agrees to pay (or reimburse the Administrative Agent and its Affiliates for) all reasonable out-of-pocket costs and expenses of any Agent or any of its Affiliates in connection with any amendment, waiver or consent relating to any of the Credit Documents that is requested by the Borrower, including, without limitation, the reasonable fees and disbursements of Jones Day, special counsel to the Administrative Agent.

(c) The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders and their Affiliates for) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement against the Borrower of any of the Credit Documents or the other documents and instruments referred to therein, including, without limitation, (i) the reasonable fees and disbursements of Jones Day, special counsel to the Administrative Agent, and (ii) the reasonable fees and disbursements of any individual counsel to any Lender (including allocated costs of internal counsel).

(d) Without limitation of the preceding section 13.1(c), in the event of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the Borrower, the Borrower agrees to pay all costs of collection and defense, including reasonable attorneys’ fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, that shall be due and payable together with all required service or use taxes.

(e) The Borrower agrees to pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified person) to pay such taxes.

(f) The Borrower agrees to indemnify the Administrative Agent, each Lender, and their respective officers, directors, trustees, employees, representatives, agents and Affiliates, and the successors and assigns of any of the foregoing (collectively, the “Indemnities”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of:

(i) any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other governmental authority having jurisdiction over it; or

(ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its past or then current Subsidiaries or Affiliates or any of their predecessors in interest, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its past or current Subsidiaries or any of their respective Affiliates or any of their predecessors in interest, if the Borrower or any such Subsidiary or Affiliate could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrower or any of its Subsidiaries or any of their respective Affiliates, in respect of any such Real Property, including, in each case, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the person to be indemnified or of any other Indemnitee who is such person or an Affiliate of such person). To the extent that the undertaking to indemnify, pay or hold harmless any person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

13.2. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the maturity or the acceleration of the Loans, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Lender pursuant to section 13.4(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.3. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission, e-mail transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered, if to the Borrower, at 500 Calgon Carbon Drive, Pittsburgh, Pennsylvania 15205, attention: Daniel W. Sullivan, Treasurer (facsimile: (412) 787-6313 and (412) 787-4751); if to any Lender at its address specified for such Lender on Annex I hereto; if to the Administrative Agent, at 20 Stanwix Avenue, Pittsburgh, Pennsylvania 15219, attention: Lori B. Shure, Vice President (facsimile: (412) 471-4883); or at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, transmitted or cabled or sent by overnight courier, and shall be effective when received.

13.4. Benefit of Agreement. (a) Successors and Assigns Generally. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders (other than any Defaulting Lender), and, provided, further, that any assignment by a Lender of its rights and obligations hereunder shall be effected in accordance with section 13.4(c).

(b) Participations. Notwithstanding the foregoing, each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to (x) an Affiliate of such Lender that is a commercial bank, financial institution or other “accredited investor” (as defined in SEC

Regulation D), (y) another Lender that is not a Defaulting Lender, or (z) one or more Eligible Transferees, provided that in the case of any such participation:

(i) the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto);

(ii) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged;

(iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

(iv) such Lender shall remain the holder of any Note for all purposes of this Agreement; and

(v) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender’s rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of sections 2.10 and 2.11 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold;

and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend any final date on or by which any Loan in which such participant is participating may be incurred, or on which any such Loan is scheduled to be repaid or mature, or extend any final date on which any Commitment in which such participant is participating is scheduled to expire or terminate, or reduce the rate of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant’s participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), or (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

(c) Assignments by Lenders. Notwithstanding the foregoing, (x) any Lender may assign all or a fixed portion of its Loans and/or Commitment, and its rights and obligations hereunder, to another Lender that is not a Defaulting Lender, or to an Affiliate of any Lender (including itself) that is not a Defaulting Lender and that is a commercial bank, financial institution or other “accredited investor” (as defined in SEC Regulation D), and (y) any Lender may assign all, or if less than all, a fixed portion, equal to at least $1,000,000 (or, in the case of the first sixty days following the Closing Date, equal to at least $500,000 and in $100,000 increments thereto) in the aggregate for the assigning Lender or assigning Lenders, of its Loans and/or Commitment and its rights and obligations hereunder, to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment Agreement, provided that:

(i) in the case of any assignment of a portion of any Loans and/or Commitment of a Lender, such Lender shall retain a minimum fixed portion of all Loans and Commitments equal to at least $5,000,000;

(ii) the Swing Line Lender may only assign its Swing Line Revolving Commitment and its Swing Line Revolving Loans as an entirety and only if the assignee thereof is or becomes a Lender with a General Revolving Commitment;

(iii) at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders;

(iv) upon surrender of the old Notes, new Notes will be issued to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of section 2.6 (with appropriate modifications) to the extent needed to reflect the revised Commitments;

(v) in the case of clause (y) only, the consent of the Administrative Agent shall be required in connection with any such assignment (which consent shall not be unreasonably withheld or delayed);

(vi) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500; and

(vii) the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing, the Borrower consent to such assignment, which consent shall not be unreasonably withheld;

and, provided further, that such transfer or assignment will not be effective until the Assignment Agreement in respect thereof is recorded by the Administrative Agent on the Lender Register maintained by it as provided herein.

To the extent of any assignment pursuant to this section 13.4(c), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.

At the time of each assignment pursuant to this section 13.4(c) to a person that is not already a Lender hereunder and that is not a United States person (as such term is defined in section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable a section 6.4(b)(ii) Certificate) described in section 6.4(b). To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to this section 13.4(c) would, at the time of such assignment, result in increased costs under section 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type referred to above in this sentence resulting from changes after the date of the respective assignment).

Nothing in this section 13.4(c) shall prevent or prohibit: (i) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank; or (ii) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it. No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.

(d) No SEC Registration or Blue Sky Compliance. Notwithstanding any other provisions of this section 13.4, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the

Borrower to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any State.

(e) Representations of Lenders. Each Lender initially party to this Agreement hereby represents, and each person that became a Lender pursuant to an assignment permitted by this section 13.4 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding sections 13.4(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

(f) Grants by Lenders to SPCs. Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the Borrower and the other Lenders, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this section 13.4, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. In no event shall the Borrower be obligated to pay to an SPC that has made a Loan any greater amount than the Borrower would have been obligated to pay under this Agreement had the applicable Granting Lender made such Loan. This section 13.4(f) may not be amended without the written consent of any Granting Lender affected thereby.

13.5. No Waiver: Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.6. Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived in writing its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received. As to any such payment received by the Administrative Agent prior to 1:00 P.M. (local time at its Payment Office) in funds that are immediately available on such day, the Administrative Agent will use all reasonable efforts to distribute such payment in immediately available funds on the same day to the Lenders as aforesaid.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding sections 13.6(a) and (b) shall be subject to the express provisions of this Agreement that require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders, as opposed to Defaulting Lenders.

13.7. Calculations: Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided, that if at any time the computations determining compliance with section 10 utilize accounting principles different from those utilized in the financial statements furnished to the Lenders, such computations shall set forth in reasonable detail a description of the differences and the effect upon such computations.

(b) All computations of interest on Prime Rate Loans and Eurodollar Loans hereunder and all computations of Facility Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

13.8. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PENNSYLVANIA GOVERNS THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the Courts of the Commonwealth of Pennsylvania, or of the United States

for the Western District of Pennsylvania, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to section 13.3, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b) The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in section 13.8(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

13.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10. Effectiveness; Integration. This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower and each of the Lenders shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Notice Office of the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed or sent by overnight courier to it. This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

13.11. Headings Descriptive. The headings of the several sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12. Amendment or Waiver. Neither this Agreement nor any terms hereof or thereof may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and signed by the Borrower and the Required Lenders, provided that no such amendment, waiver or other modification shall, without the consent of each Lender (other than a Defaulting Lender) affected thereby:

(a) extend any final date on or by which any Loan to be made by such Lender may be incurred, or on which any such Loan is scheduled to be repaid (but not prepaid) or mature, or extend any date on or by which any interest or fees payable hereunder are scheduled to be paid, or extend any final date on which any Commitment of such Lender is scheduled to expire or terminate or increase any such Lender’s General Revolving Commitment or extend the expiration date of any Letter of Credit as to which such Lender is a Participant pursuant to section 3.4 beyond the latest expiration date for a Letter of Credit provided for herein, or reduce the rate of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof.

(b) amend, modify or waive any provision of this section 13.12, or section 12.7, 13.4, 13.6 or 13.7(b), or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders is by the terms of such provision explicitly required;

(c) reduce the percentage specified in, or otherwise modify, the definition of Required Lenders;

(d) release any Material Subsidiary from the Subsidiary Guaranty; or

(e) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

No provision of section 12 may be amended without the consent of the Administrative Agent.

13.13. Survival. All indemnities set forth herein including, without limitation, in section 2.10, 2.11, 12.7 and 13.1, shall survive the execution and delivery of this Agreement and the making, prepayment and repayment of Loans.

13.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that no Borrower shall be responsible for costs arising under section 2.10 resulting from any such transfer (other than a transfer pursuant to section 2.12) to the extent not otherwise applicable to such Lender prior to such transfer.

13.15. Confidentiality. (a) The Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed: (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this section 13.15; (iii) to the extent requested by any regulatory authority; (iv) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (v) to any other party to this Agreement; (vi) in connection with the exercise of any remedies hereunder or under any of the other Credit Documents, or any suit, action or proceeding relating to this Agreement or any of the other Credit Documents or the enforcement of rights hereunder or thereunder; (vii) subject to an agreement containing provisions substantially the same as those of this section 13.15, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; (viii) with the consent of the Borrower; or (ix) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this section 13.15, or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.

(b) For the purposes of this section 13.15, “Confidential Information” means all information received from the Borrower relating to the Borrower and/or its Subsidiaries or their business, other than any such information that is (i) identified at the time of delivery as non-confidential, or (ii) available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

(c) Any person required to maintain the confidentiality of Confidential Information as provided in this section 13.15 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person would accord to its own confidential information. The Borrower hereby agrees that the failure of the Administrative Agent or any Lender to comply with the provisions of this section 13.15 shall not relieve the Borrower of any of its obligations under this Agreement or any of the other Credit Documents.

13.16. Lender Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this section 13.16, to retain a copy of each Assignment Agreement delivered to and accepted by it and to maintain a register (the “Lender Register”) on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of such Lenders to the Borrower, the Loans made to the Borrower by each of such Lenders and each repayment and prepayment in respect of the principal amount of such Loans of each such Lender. Failure to make any such recordation, or (absent manifest error) any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of any Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to section 13.4(c). The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature that may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this section 13.16. The Lender Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

13.17. General Limitation of Liability. No claim may be made by the Borrower, any Lender or the Administrative Agent or any other person against the Administrative Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them, for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Credit Documents, or any act, omission or event occurring in connection therewith, and the Borrower, each Lender and the Administrative Agent hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

13.18. No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the

Administrative Agent or any Lender with respect to the transactions contemplated by the Credit Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries or Affiliates, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

13.19. Lenders and Agents Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries and Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the Lenders have no fiduciary or other special relationship with the Borrower and/or any of its Subsidiaries and Affiliates, and no term or provision of any Credit Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

13.20. Survival of Representations and Warranties. All representations and warranties herein shall survive the making of Loans hereunder, the execution and delivery of this Agreement, the Notes and any other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf. All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or any of its Subsidiaries or Affiliates pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

13.21. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

[The balance of this page is intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CALGON CARBON CORPORATION		NATIONAL CITY BANK OF PENNSYLVANIA Individually as a Lender, and as a Letter of Credit Issuer, the Swing Line Lender and Administrative Agent

By:		By:

Name:	Leroy M. Ball	Name:	Lori B. Shure
Title:	Chief Financial Officer	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

FLEET NATIONAL BANK

By:

Name:

Title:

FIFTH THIRD BANK

By:

Name:

Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

ANNEX I

INFORMATION AS TO LENDERS

Name of Lender	Commitment	Domestic Lending Office	Eurodollar Lending Office
National City Bank of Pennsylvania	General Revolving Commitment: $32,000,000 Swing Line Revolving Commitment: $10,000,000

National City Bank of Pennsylvania

Primary Contact:

Lori B. Shure

20 Stanwix Avenue

Pittsburgh, PA 15219

Telephone: (412) 644-7757

Facsimile: (412) 471-4883

Contact for Borrowings, Payments, etc.:

Attn: Sonya Townsell

629 Euclid Avenue

Locator No. 01-3028

Cleveland, OH 44114

Telephone: (216) 222-2254

Facsimile: (216) 222-0012

Wiring Information:

National City Bank

Pittsburgh, PA

ABA: 043-000-122

Beneficiary: Agent Services Group

Account No. 151810

Ref: Calgon Carbon

Same

PNC Bank, National Association	General Revolving Commitment: $24,500,000

PNC Bank, National Association

Primary Contact:

William Armitage

249 Fifth Avenue, 5th Floor

Pittsburgh, PA 15222

Telephone: (412) 768-1444

Facsimile: (412) 762-4718

Contact for Borrowings, Payments, etc.:

Attn: Gloria Adams-Garbart

500 First Avenue

Pittsburgh, PA 15219

Telephone: (412) 762-4753

Facsimile: (412) 768-4586

Wiring Information:

PNC Bank

Pittsburgh, PA

ABA: 043-000-096

Beneficiary: Commercial Loans

Account No. 130760016803

Ref: Calgon Carbon

Same
Wachovia Bank, National Association	General Revolving Commitment: $24,500,000

Wachovia Bank, National Association

Primary Contact:

Patrick J. Kaufmann

Meetinghouse Business Center

2240 Butler Pike – PA5414

Plymouth Meeting, PA 19462

Telephone: (610) 941-3308

Facsimile: (510) 941-3129

Contact for Borrowings, Payments, etc.:

Attn: Kathy Hansen

10 South Jefferson Street

Roanoke, VA 24011

Telephone: (540) 857-4515

Facsimile: (540) 857-4635

Wiring Information:

Wachovia Bank, National Association

Roanoke, VA

ABA: 053-000-219

Beneficiary: Commercial Support Services

Account No. 1459160000005

Ref: Calgon Carbon

Attn: Bank #(20), Obligor #(1258356488),

Obligation #(34)

Same

Fleet National Bank	General Revolving Commitment: $22,000,000

Fleet National Bank

Primary Contact:

David Molnar

625 Liberty Avenue, #2800

Pittsburgh, PA 15222

Telephone: (412) 255-3712

Facsimile: (412) 255-3760

Contact for Borrowings, Payments, etc.:

Attn: Zakiya Williams

7111 Valley Green Road

Fort Washington, PA 19034

Telephone: (215) 836-3842

Facsimile: (215) 836-7120

Wiring Information:

Fleet Bank N.A.

ABA: 021-300-019

Account No. 1510351-15901

Ref: Calgon Carbon Corp.

Attn: Zakiya Williams

Same
Fifth Third Bank	General Revolving Commitment: $22,000,000

Fifth Third Bank

Primary Contact:

Jim Janovsky

11 Parkway Center, Suite 375

Pittsburgh, PA 15222

Telephone: (412) 937-1855 x27

Facsimile: (412) 937-9896

Contact for Borrowings, Payments, etc.:

Attn: Vel Woods

1404 East Ninth Street

Cleveland, OH 44114

Telephone: (216) 274-5578

Facsimile: (216) 274-5420

Wiring Information:

Fifth Third Bank

Cincinnati, OH

ABA: 042-000-314

Beneficiary: Fifth Third Bank – Northeastern Ohio

Account No. 99208599

Ref: Calgon Carbon

Same

ANNEX II

INFORMATION AS TO SUBSIDIARIES

Name of Subsidiary	Type of Organization	Jurisdiction Where Organized	Percentage of Outstanding Stock or Other Equity Interests Owned (Owned by the Borrower unless otherwise noted)

ANNEX III

DESCRIPTION OF EXISTING INDEBTEDNESS

ANNEX IV

DESCRIPTION OF EXISTING LIENS

ANNEX V

DESCRIPTION OF EXISTING ADVANCES, LOANS, INVESTMENTS AND GUARANTEES

ANNEX VI

DESCRIPTION OF EXISTING LETTERS OF CREDIT

ANNEX VII

DESCRIPTION OF MATERIAL RECOVERY EVENTS

ANNEX VIII

ALTERNATIVE CURRENCIES

Euros

Canadian Dollars

Pounds Sterling

Japanese Yen

New Zealand Dollars

ANNEX IX

DESCRIPTION OF CONTINGENT LIABILITIES WITH RESPECT TO

POST-RETIREMENT WELFARE BENEFIT PLANS

ANNEX X

DESCRIPTION OF DOCUMENTS REQUIRED TO BE SCHEDULED

PURSUANT TO SECTION 9.11

ANNEX XI

ENVIRONMENTAL MATTERS

EXHIBIT A-1

GENERAL REVOLVING NOTE

$

Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of              (the “Lender”), in lawful money of the United States of America, provided that General Revolving Loans denominated in an Alternative Currency shall be payable in such Alternative Currency, in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), on the Maturity Date, the principal sum of                      DOLLARS AND NO CENTS ($             ) or, if less, the then unpaid principal amount of all General Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each General Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Agreement.

This Note is one of the General Revolving Notes referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:

Name:

Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan	Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By

EXHIBIT A-2

SWING LINE REVOLVING NOTE

$10,000,000
Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of NATIONAL CITY BANK OF PENNSYLVANIA (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), the principal sum of TEN MILLION DOLLARS AND NO CENTS ($10,000,000) or, if less, the then unpaid principal amount of all Swing Line Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower will pay the principal amount of any Swing Line Revolving Loan no later than the Maturity Date.

The Borrower promises also to pay interest on the unpaid principal amount of each Swing Line Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Credit Agreement.

This Note is the Swing Line Revolving Note referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Agreement, this Note is subject to mandatory prepayment prior to the maturity date of any Swing Line Revolving Loan, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:

Name:

Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan/or Interest Rate	Maturity	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By

EXHIBIT B-1

NOTICE OF BORROWING

EXHIBIT B-2

NOTICE OF CONVERSION

EXHIBIT B-3

NOTICE OF REDENOMINATION

[Date]

National City Bank of Pennsylvania,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

National City Bank of Pennsylvania

Attn: Agent Services

Locator No. 01-3028

629 Euclid Avenue

Cleveland, Ohio 44114

Attention: Commercial Loan Operations

Re:	Notice of Redenomination of Loans under the Credit Agreement, dated as of February 18, 2004, with Calgon Carbon Corporation

Ladies and Gentlemen:

The undersigned, Calgon Carbon Corporation (the “Borrower”), refers to the Credit Agreement, dated as of February 18, 2004 (as amended from time to time, the “Credit Agreement,” the terms defined therein being used herein as therein defined), among the Borrower, the financial institutions from time to time party thereto (the “Lenders”), and National City Bank of Pennsylvania, as Administrative Agent for such Lenders, and hereby gives you notice pursuant to section 2. 7(b) of the Credit Agreement, that the undersigned hereby requests one or more Redenominations of Loans into Loans of another currency, and in that connection sets forth in the schedule attached hereto the information relating to each such Redenomination.

Very truly yours,

CALGON CARBON CORPORATION

By:

Name:

Title:

REDENOMINATION SCHEDULE

Proposed Redenomination #1

[of the Loans described in the first table below

into Loans described in the second table below]

Date of Loan	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
One Month
__________, 200_	Prime Rate Loans	$__________________
Two Months
	Eurodollar Loans	Alternative Currency and Amount: ____________	Three Months
[Circle One of Above]
		[Complete one of above]	Six Months

[Circle one of above]

Date of Loan	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
One Month
__________, 200_	Prime Rate Loans	$___________________
Two Months
	Eurodollar Loans	Alternative Currency and Amount: _____________	Three Months
[Circle One of Above]
		[Complete one of above]	Six Months

[Circle one of above]

Proposed Redenomination #2

[of the Loans described in the first table below

into Loans described in the second table below]

Date of Loan	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
One Month
__________, 200_	Prime Rate Loans	$__________________
Two Months
	Eurodollar Loans	Alternative Currency and Amount: ____________	Three Months
[Circle One of Above]
		[Complete one of above]	Six Months

[Circle one of above]

Date of Loan	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
One Month
__________, 200_	Prime Rate Loans	$__________________
Two Months
	Eurodollar Loans	Alternative Currency and Amount: ____________	Three Months
[Circle One of Above]
		[Complete one of above]	Six Months

[Circle one of above]

EXHIBIT B-4

LETTER OF CREDIT REQUEST

No.                              1

Dated                  2

National City Bank of Pennsylvania,

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

National City Bank of Pennsylvania

Attn: Agent Services

Locator No. 01-3028

629 Euclid Avenue

Cleveland, Ohio 44114

Attention:	Letter of Credit Operations

Ladies and Gentlemen:

The undersigned, Calgon Carbon Corporation (the “Borrower”), refers to the Credit Agreement, dated as of February 18, 2004 (as amended, modified or supplemented from time to time, the “Credit Agreement,” the capitalized terms defined therein being used herein as therein defined), among the Borrower, the financial institutions from time to time party thereto (the “ Lenders”), and National City Bank of Pennsylvania, as Administrative Agent for such Lenders.

The undersigned hereby requests that                                              , as a Letter of Credit Issuer, issue a Letter of Credit on                             , 200_ (the “Date of Issuance”) in the aggregate amount of [U.S.$                ] [amount in specified Alternative Currency], for the account of                                 .

The beneficiary of the requested Letter of Credit will be                                 ,3 and such Letter of Credit will be in support of                                 4 and will have a stated termination date of                                 .5

The undersigned hereby certifies that after giving effect to the requested issuance of the Letter of Credit:

(i)	$ principal amount of General Revolving Loans will be outstanding; and

(ii)	the Letter of Credit Outstandings will be $ .

[1]	Letter of Request Number.

[2]	Date of Letter of Request (at least five Business Days prior to the Date of Issuance or such lesser number as may be agreed by the relevant Letter of Credit Issuer).

3	Insert name and address of beneficiary.

4	Insert description of the supported obligations, name of agreement and/or the commercial transaction to which this Letter of Credit Request relates.

5	Insert last date upon which drafts may be presented (which may not be beyond the 15th Business Day next preceding the Revolving Maturity Date).

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:

(A) the representations and warranties of the Borrower contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B) no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.

Very truly yours,

CALGON CARBON CORPORATION

By:

Name:

Title:

ACKNOWLEDGED AND AGREED TO BY:

NATIONAL CITY BANK OF PENNSYLVANIA

By:

Name:

Title:

EXHIBIT C

FORM OF

CORPORATE CERTIFICATE

CALGON CARBON CORPORATION

Corporate Certificate

The undersigned certifies that he is the Secretary of CALGON CARBON CORPORATION, a Delaware corporation (the “ Company”), and that as such he is authorized to execute and deliver this Certificate on behalf of the Company, and further certifies that:

(1) Filing of Charter Documents. No corporate document amending or otherwise modifying the Company’s certificate of incorporation has been filed with the Secretary of State of Delaware since                     .1 Attached hereto as Exhibit A is a copy of the Company’s Certificate of Incorporation, certified by the Delaware Secretary of State as of a recent date.

(2) No Proceedings for Amendments, Merger, etc. No proceeding for the amendment of the Certificate of Incorporation of the Company, or for the merger, consolidation, sale of substantially all of the assets and business, liquidation or dissolution of the Company has been taken on or since such date or is pending.

(3) Organization and Standing. Attached hereto as Exhibit B is a long-form good standing certificate, dated as of a recent date, from the Delaware Secretary of State evidencing that the Company is validly existing in good standing under the laws of the State of Delaware. Attached hereto as Exhibit C are certificates, each dated as of a recent date, evidencing the Company’s good standing as a foreign corporation in the following jurisdictions:                     .

(4) Bylaws. Attached hereto as Exhibit D is a complete and correct copy of the Bylaws of the Company, as in effect since                     ,2 and thereafter to and including the date hereof.

(5) Resolutions. Attached hereto as Exhibit E is a complete and correct copy of resolutions duly adopted by the duly elected Directors of the Company at a meeting duly called and held on                     , 2004, at which a quorum was present and acting throughout.3 Such resolutions have not been amended, modified or rescinded and are in full force and effect on the date hereof. Such resolutions constitute all of the resolutions adopted by the Directors of the Company incident to the transactions contemplated by the Credit Agreement (the “Credit Agreement;” with capitalized terms used herein without definition having the respective meanings ascribed thereto in the Credit Agreement, dated as of February 18, 2004, among the

[1]	Insert the date of filing of the last document affecting the charter of the Company as identified in a long form good standing certificate or certified copy of the charter and all amendments of the Company.

[2]	Insert a date prior to the execution of any documents incident to the transaction.

[3]	If the resolutions have been adopted by written consent, the following alternative is suggested:

Attached hereto as Exhibit B is a complete and correct copy of resolutions duly adopted by the duly elected Directors of the Company by unanimous written consent dated [as of]                     , 2004.

If the resolutions have been adopted by a committee of Directors, the following is suggested:

Attached hereto as Exhibit B is a complete and correct copy of resolutions duly adopted by the duly elected [Executive] Committee of the Directors of the Company at a meeting duly called and held on                     , 2004, at which a quorum was present and acting throughout. Attached hereto as Exhibit C is a complete and correct copy of resolutions duly adopted by the duly elected Directors of the Company at a meeting duly called and held on                     , 2004, at which a quorum was present and acting throughout, which resolutions set forth the powers of the [Executive] Committee of the Directors of the Company.

Company, the financial institutions named as Lenders therein, and National City Bank of Pennsylvania, as Administrative Agent for the Lenders under the Credit Agreement). The execution, delivery and performance by the Company of the Credit Agreement, and all other documents to which the Company is to be a party as contemplated by the Credit Agreement, have been duly authorized by such resolutions.

(6) Incumbency. Each of the following persons now is and at all times since prior to                     ,4 has been a duly elected or appointed officer of the Company, holding the office or offices in the Company set opposite his or her name below, and that the signature of each such person set opposite his or her name below is his or her own true original or facsimile signature:

Name	Title	Signature

President and Chief Executive Officer

Vice President & Chief Financial Officer

Treasurer

Michael J. Mocniak	Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Certificate on behalf of the Company on the date specified below.

Name:	Michael J. Mocniak
Vice President, General Counsel and Secretary

Dated: February 18, 2004

The undersigned, one of the officers named in the foregoing Certificate, hereby confirms such Certificate as of the date hereof.

Name:

Title:

[4]	Insert a date prior to the execution of any documents incident to the transaction.

EXHIBIT D

FORM OF

SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

CALGON CARBON CORPORATION, a Delaware corporation (the “Borrower”), hereby certifies that the officer executing this Solvency Certificate is the Chief Financial Officer of the Borrower and that such officer is duly authorized to execute this Solvency Certificate, which is hereby delivered on behalf of the Borrower pursuant to section 7.1(g) of the Credit Agreement, dated as of February 18, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined or referenced therein and not otherwise defined or referenced herein being used herein as therein defined or referenced), among the Borrower, the Lenders named therein, and National City Bank of Pennsylvania, as Administrative Agent.

The Borrower further certifies that such officer is generally familiar with the properties, businesses and assets of the Borrower and has carefully reviewed the Credit Documents and the contents of this Solvency Certificate and, in connection herewith, has reviewed such other documentation and information and has made such investigations and inquiries as the Borrower and such officer deem necessary and prudent therefor. The Borrower further certifies that the financial information and assumptions that underly and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The Borrower understands that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Credit Documents.

The Borrower hereby further certifies that:

1. The Borrower has reviewed the Financial Projections that were prepared on the basis of the estimates and assumptions stated therein, a copy of that Financial Projections were furnished to the Lenders. The Financial Projections were prepared in good faith and represent reasonable estimates of future financial performance and are reasonable in light of the business conditions existing on the date hereof. However, the Borrower can provide no assurances as to the outcome of any such projections. On the date hereof, immediately before and immediately after giving effect to the Contemplated Transactions, to the best of the Borrower’s knowledge, the fair value of the property and assets of the Borrower is greater than the total amount of liabilities (including contingent, subordinated, absolute, fixed, matured or unmatured and liquidated or unliquidated liabilities) of the Borrower.

2. On the date hereof, the present fair salable value of the property and assets of the Borrower exceeds the amount that will be required to pay the probable liabilities of the Borrower on its debts as they become absolute and matured.

3. The Borrower does not currently intend or believe that it will incur debts and liabilities that will be beyond its ability to pay as such debts and liabilities mature.

4. On the date hereof, the Borrower is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for that its property and assets would constitute unreasonably small capital.

5. The Borrower does not intend to hinder, delay or defraud either present or future creditors or any other person to which the Borrower is or, on or after the date hereof, will become indebted.

IN WITNESS WHEREOF, the Borrower has caused this Solvency Certificate to be executed by its Chief Financial Officer thereunto duly authorized, on and as of this 18th day of February, 2004.

CALGON CARBON CORPORATION

By:

Name:

Title:

EXHIBIT E

FORM OF

ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT

DATE:

Reference is made to the Credit Agreement described in Item 2 of Annex I annexed hereto (as such Credit Agreement may hereafter be amended, modified or supplemented from time to time, the “Credit Agreement”). Unless defined in Annex I attached hereto, terms defined in the Credit Agreement are used herein as therein defined.

                     (the “Assignor”) and                  (the “Assignee”) hereby agree as follows:

1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof that represents the percentage interest specified in Item 4 of Annex I (the “Assigned Share”) of all of Assignor’s outstanding rights and obligations under the Credit Agreement indicated in Item 4 of Annex I, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor’s Commitment and of the Loans and the Notes held by the Assignor. After giving effect to such sale and assignment, the Assignee’s Commitment will be as set forth in Item 4 of Annex I.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder, that such interest is free and clear of any liens or security interests, and that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender[; and (vi) to the extent legally entitled to do so, attaches the forms described in section 6.4(b)(ii) of the Credit Agreement5.

[5]	If the Assignee is organized under the laws of a jurisdiction outside the United States.

4. Following the execution of this Assignment Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment Agreement shall be the date of execution hereof by the Assignor, the Assignee and the consent hereof by the Administrative Agent and the receipt by the Administrative Agent of the administrative fee referred to in section 13.4(c) of the Credit Agreement, unless otherwise specified in Item 5 of Annex I hereto (the “Settlement Date”).

5. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents, and (ii) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (except any rights to indemnity by the Borrower) and be released from its obligations under the Credit Agreement and the other Credit Documents.

6. It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (x) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I, and (y) all Facility Fee (if applicable) on the Assigned Share of the Commitment at the rate specified in Item 7 of Annex I, that, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Facility Fees, to be paid by the Administrative Agent, upon receipt thereof from the Borrower, directly to the Assignee. It is further agreed that all payments of principal made by the Borrower on the Assigned Share of the Loans that occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee. Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing which represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement that are outstanding on the Settlement Date, net of any closing costs, and that are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor	[NAME OF ASSIGNEE], as Assignee

By:	By:

Vice President	Vice President

Acknowledged and agreed.

NATIONAL CITY BANK OF PENNSYLVANIA, as Administrative Agent

By:

Vice President

ANNEX I

FOR

ASSIGNMENT AND ASSUMPTION AGREEMENT

1. The Borrower:	CALGON CARBON CORPORATION
2. Name and Date of Credit Agreement:	Credit Agreement, dated as of February 18, 2004, among Calgon Carbon Corporation, the Lenders from time to time party thereto, and National City Bank of Pennsylvania, as Administrative Agent.
3. Date of Assignment Agreement:	,

4. Amounts (as of date of item #3 above):

	General Revolving Commitment	General Revolving Loans	Swing Line Revolving Commitment	Swing Line Revolving Loans
Aggregate Amount for all Lenders	$ $ $ $
Assigned Share	% % %				%
Amount of Assigned Share	$ $ $ $
Amount Retained by Assignor	$ $ $ $

5. Settlement Date:	,

6. Rate of Interest to the Assignee:	As set forth in section 2.8 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).[6]

7. Facility Fee:	As set forth in section 4.1 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).[7]

[6]	The Borrower and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in section 2.8 of the Credit Agreement, with the Assignor and Assignee effecting any agreed upon sharing of interest through payments by the Assignee to the Assignor.

[7]	The Borrower and the Administrative Agent shall direct the entire amount of the Facility Fee to the Assignee at the rate set forth in section 3.1 of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of Facility Fee through payment by the Assignee to the Assignor.

8.	Notices:

ASSIGNOR:	ASSIGNEE:

Attention:	Attention:
Telephone:	Telephone:
Facsimile:	Facsimile:

9.	Payment Instructions:

ASSIGNOR:	ASSIGNEE:

ABA No.:	ABA No.:
Account No.:	Account No.:
Ref.: Calgon Carbon Corporation	Ref.: Calgon Carbon Corporation
Attention:	Attention:
Telephone:	Telephone:
Facsimile:	Facsimile:

EXHIBIT F

FORM OF

SECTION 6.4(B)(II) CERTIFICATE

SECTION 6.4(B)(ii) CERTIFICATE

Reference is hereby made to the Credit Agreement, dated as of February 18, 2004, among Calgon Carbon Corporation, the financial institutions party thereto from time to time, and National City Bank of Pennsylvania, as Administrative Agent (the “Credit Agreement”). Pursuant to the provisions of section 6.4(b)(ii) of the Credit Agreement, the undersigned hereby certifies that it is not a “bank” as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended.

[NAME OF BANK]

By:

Name:

Title:

Dated:

EXHIBIT G

FORM OF

SUBSIDIARY GUARANTY

CREDIT AGREEMENT

dated as of

February 18, 2004

Among

CALGON CARBON CORPORATION

as Borrower,

THE LENDING INSTITUTIONS NAMED THEREIN

as Lenders,

NATIONAL CITY BANK OF PENNSYLVANIA

as a Lender, the Swing Line Lender and

as Administrative Agent,

i

(continued)

(continued)

(continued)

(continued)

Page

ANNEX I	—	INFORMATION AS TO LENDERS
ANNEX II	—	INFORMATION AS TO SUBSIDIARIES
ANNEX III	—	DESCRIPTION OF EXISTING INDEBTEDNESS
ANNEX IV	—	DESCRIPTION OF EXISTING LIENS
ANNEX V	—	DESCRIPTION OF EXISTING ADVANCES, LOANS, INVESTMENTS AND GUARANTEES
ANNEX VI	—	DESCRIPTION OF EXISTING LETTERS OF CREDIT
ANNEX VII	—	DESCRIPTION OF MATERIAL RECOVERY EVENTS
ANNEX VIII	—	DESCRIPTION OF ALTERNATIVE CURRENCIES
ANNEX IX	—	DESCRIPTION OF CONTINGENT LIABILITIES WITH RESPECT TO POST-RETIREMENT WELFARE BENEFIT PLANS
ANNEX X	—	DESCRIPTION OF DOCUMENTS REQUIRED TO BE SCHEDULED PURSUANT TO SECTION 9.11
ANNEX XI	—	ENVIRONMENTAL MATTERS

EXHIBIT A-1	—	FORM OF GENERAL REVOLVING NOTE
EXHIBIT A-2	—	FORM OF SWING LINE REVOLVING NOTE
EXHIBIT B-1	—	FORM OF NOTICE OF BORROWING
EXHIBIT B-2	—	FORM OF NOTICE OF CONVERSION
EXHIBIT B-3	—	FORM OF NOTICE OF REDENOMINATION
EXHIBIT B-4	—	FORM OF LETTER OF CREDIT REQUEST
EXHIBIT C	—	FORM OF CORPORATE CERTIFICATE
EXHIBIT D	—	FORM OF SOLVENCY CERTIFICATE
EXHIBIT E	—	FORM OF ASSIGNMENT AGREEMENT
EXHIBIT F	—	FORM OF SECTION 6.4(b)(ii) CERTIFICATE
EXHIBIT G	—	FORM OF SUBSIDIARY GUARANTY

v

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CALGON CARBON CORPORATION		NATIONAL CITY BANK OF PENNSYLVANIA
Individually as a Lender, and as a Letter of Credit Issuer, the Swing Line Lender and Administrative Agent

By:	/s/ LEROY M. BALL	By:

Name:	Leroy. M. Ball	Name:	Lori B. Shure
Title:	Chief Financial Officer	Title:	Vice President

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CALGON CARBON CORPORATION		NATIONAL CITY BANK OF PENNSYLVANIA
Individually as a Lender, and as a Letter of Credit Issuer, the Swing Line Lender and Administrative Agent

By:		By:	/s/ LORI B. SHURE

Name:	Leroy. M. Ball	Name:	Lori B. Shure
Title:	Chief Financial Officer	Title:	Vice President

FIFTH THIRD BANK

By:	/s/ Illegible

Name:	Illegible
Title:	Vice President

FLEET NATIONAL BANK

By:	/s/ Illegible

Name:	Illegible
Title:	S.V.P.

4

PNC BANK NATIONAL ASSOCIATION

By:	/s/ ROBERT S. FOUST

Name:	Robert S. Foust
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ PATRICK J. KAUFMANN

Patrick J. Kaufmann
Vice President

ANNEX II

INFORMATION AS TO SUBSIDIARIES

Name of Subsidiary	Type of Organization	Jurisdiction Where Organized	Percentage of Outstanding Stock or Other Equity Interests Owned (Owned by the Borrower unless otherwise noted)
Advanced Separation Technologies Inc.	Corporation	Florida	100%
Solarchem Environmental Systems Inc.	Corporation	Nevada	100%
Calgon Carbon Investments Inc.	Corporation	Deleware	100%
Chemviron Carbon Ltd.	Corporation	United Kingdom	100% (Calgon Carbon Investments, Inc)
Chemviron Carbon GmbH	Partnership	Germany	99%* (Calgon Carbon Investments, Inc)
Charcoal Cloth Int’L Ltd.	Corporation	United Kingdom	100% (Chemviron Carbon Ltd.)
Charcoal Cloth Ltd.	Corporation	United Kingdom	100% (Charcoal Cloth Infl Ltd.)
Calgon Carbon Canada, Inc	Corporation	Canada	100% (Calgon Carbon Investments, Inc)
Calgon Carbon Asia	Corporation	Singapore	100%
Datong Carbon Corporation	Corporation	China	80%
Calgon Carbon Tainjin, Ltd.	Corporation	China	100%

Current Proposed Structure: Not Final
BSC Columbus, LLC	LLC	Deleware	100% (Calgon Carbon Corporation)
CCC Columbus, LLC	LLC	Deleware	100% (Calgon Carbon Corporation)
CCC Distribution, LLC	LLC	Deleware	100% (Calgon Carbon Corporation)

Waterlink UK Holdings, Ltd.	Corporation	United Kingdom	100% (Chemviron Carbon, Ltd.)
Sutcliffe Croftshaw Ltd.	Corporation	United Kingdom	100% (Waterlink UK Holdings Ltd))
Sutcliffe Speakman Ltd.	Corporation	United Kingdom	100% (Waterlink UK Holdings Ltd))
Sutcliffe Speakman Carbons Ltd.	Corporation	United Kingdom	100% (Waterlink UK Holdings Ltd))
Lakeland Processing Ltd.	Corporation	United Kingdom	100% (Sutcliffe Speakman Ltd)
Sutcliffe Speakmanco 5 Ltd.	Corporation	United Kingdom	100% (Sutcliffe Speakman Ltd)

*	The remaining 1% is owned by the Borrower

ANNEX III

DESCRIPTION OF EXISTING INDEBTEDNESS

LENDER	OBLIGOR	DESCRIPTION	AVAILABLE AMOUNT	CURRENCY	EXISTING DEBT
Mississippi Business Finance Corporation	Calgon Carbon Corporation	Industrial Revenue Bonds	3,000,000	USD	$3,000,000

Bank Brussels Lambert	Chemviron Carbon	Line of Credit (includes Bank Guarantees)	4,000,000	EUR	1,984,848	Bank Guarantees only Listed AnnexVI

Barclays Bank	Chemviron Carbon Ltd.	Line of Credit (Overdraft)	400,000	POUNDS	0

Royal Bank of Schotland	Sutcliffe Speakman Ltd.	Invoice discounting arrangement	1,250,000	POUNDS	—	as of January 31, 2004

Shanghai Pudong Development Bank	Datong Carbon Co. Ltd.	Line of Credit	650,000 or 5,000,000 or RMB	USD	$604,000	12/15/2004 expiration

Datong Carbon Company Ltd.	Datong Commercial Bank	Short-term Guarantee	80% 3,000,000 RMB	USD	$290,000	expires 6/22/04

Bank Mendes Gans nv	Calgon Carbon Corporation	Corporate Guarantee	no amount	USD	0

Letters of Credit	Calgon Carbon Corporation	listed in Annex VI	30,000,000	USD	$13,854,003	Letters of Credit Only Listed AnnexVI

Caterpillar, Inc	Calgon Carbon Corporation	Capital Lease - equipment	as of 12/31/03	USD	$52,000

Dell Computer	Calgon Carbon Corporation	Capital Lease - computer related	as of 12/31/03	USD	$103,000

Ace Leasing SA	Chemviron Carbon (Brussels)	Capital Lease - forklift	as of 12/31/03	USD	$51,000

Ace Leasing SA	Chemviron Carbon (Brussels)	Capital Lease - forklift	as of 12/31/03	USD	$31,000

Annex IV

Description of Existing Liens

CALGON CARBON CORPORATION

Pennsylvania Secretary of State

A.	UCC Financing Statements

1.	Secured Party: S&T Bank File Number: 31350634 File Date: 03/06/2000
	Cltrl	1 CCC 0997 Locomotive

ASSIGNMENT File Number: 31590759 File Date: 05/05/2000

2.	Secured Party: Dell Financial Services LP File Number: 31370861 File Date: 03/10/2000
	Cltrl:	Equipment relating to lease #000176014-001 dated 3/3/2000

3.	Secured Party: Mita Copystar America Inc File Number: 31511631 File Date: 04/17/2000
	Cltrl:	Specific Equipment

4.	Secured Party: Dell Financial Services LP File Number: 31640116 File Date: 05/18/2000
	Cltrl:	Equipment relating to lease #000176014-001 dated 3/3/2000

5.	Secured Party: Bank of the West File Number: 31680381 File Date: 05/30/2000
	Cltrl:	2 enc-l large encounter unit, 25 20’ Nimlock Graphics panels, 1 20’ Nimlock booth, 7 10’ Nimlock graphics panels, 1 10’ Nimlock booth, SF-412-01

6.	Secured Party: Toyota Motor Credit Corporation File Number: 31940507 File Date: 08/09/2000
	Cltrl:	Three new Toyota forklifts model 7FDU25 S/N 60195,60200 & 60202 equipment to be located at 200 Neville Rd., Pittsburgh, PA 15225

7.	Secured Party: Toyota Motor Credit Corporation File Number: 33020605 File Date: 09/01/2000
	Cltrl:	New Toyota Forklift Model 7FDU25, S/N 60204, CAB-TS31 (2625)

8.	Secured Party: Maxus Leasing Group, Inc. File Number: 33390977 File Date: 12/14/2000
	Cltrl:	1 Toshiba TLP 671 LCD Projector, Document Camera, 1 Toshiba TLP 670 LCD Projector Only, with all replacement parts, additions, repairs, accessions & accessories incorporated therein and or affixed thereto. Maxus Lease 1207-001

9.	Secured Party: Toyota Motor Credit Corp. File Number: 33521133 File Date: 01/22/2001
	Cltrl:	Five (5) New Toyota Forklifts Model 7FGU25 S/N 63665, 63667, 63686, 63694

10.	Secured Party: Toyota Motor Credit Corp. File Number: 33640628 File Date: 02/23/2001
	Cltrl:	Five new Toyota Forklifts model 7FGCU25, S/N 68435, 68472, 68444, 68614, 68498, S/N new Toyota forklift model 7FGU30, S/N 61584.

11.	Secured Party: Dell Financial Services LP File Number: 33731053 File Date: 03/20/2001
	Cltrl:	All computer equipment and peripherals wherever located heretofore and hereafter leased to Lessee by Lessor pursuant to that certain Maser Lease Agreement # 176014 dated April 5, 2000, and any Schedule thereto, together with all substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed (see full collateral description)

12.	Secured Party: Toyota Motor Credit Corp File Number: 34071443 File Date: 06/21/2001
	Cltrl:	One new Toyota forklift model 7FDU35 S/N 60081, Equipment to be located at Pearl River Plant, 13121 Webre Road, Pearlington, MS 39572, County: Hancock

13.	Secured Party: Caterpillar Financial Services Corporation File Number: 34231285 File Date: 08/15/2001
	Cltrl	One Caterpillar 928G Wheel Loader S/N 6XRO6153 and substitutions, replacements, additions & accessions thereto, now owned or hereafter acquired, and proceeds thereof, Contr/Cr App# 29227

14.	Secured Party: Caterpillar Financial Services Corporation File Number: 34271760 File Date: 08/28/2001
	Cltrl	One Caterpillar IT28G integrated Tool Carrier, S/N 8CRO1993 and substitutions, replacements, additional & accessions thereto, now owned or hereafter acquired, and proceeds thereof, this is a precautionary filing and is Not to be deemed as an admission by any party that the lease agreement is other than a true lease Contr/CrApp # A192742

2

15.	Secured Party: Citicorp del Lease Inc. dba Citicorp Dealer Finance File Number: 36521342 File Date: 08/08/2002
	Cltrl	one New Spanco crane model #10F1516B Serial #02062777000-Equipped with two 5 ton Harrington electric chain hoists - equipment location :2954 Neville Road, Pittsburgh, Allegheny PA 1522

Allegheny	County, PA

A.	UCC Financing Statement

1.	Secured Party: S&T Bank File Number: 2000-1664 File Date: 03/06/2000
	Cltrl:	(1) CCC 0997 Locomotive

ASSIGNMENT File Number: 00-1664 File Date: 05/04/2000

2.	Secured Party: Dell Financial Services, L.P. File Number: 00-1801 File Date: 03/10/2000
	Cltrl:	Equipment relating to Lease #000176014-001 dated March 3, 2000

3.	Secured Party: Dell Financial Services, L.P. File Number: 00-3648 File Date: 05/19/2000
	Cltrl:	Equipment relating to Lease #000176014-001 dated March 3, 2000

4.	Secured Party: Toyota Motor Credit Corporation File Number: 00-5625 File Date: 08/10/2000
	Cltrl:	Three (3) New Toyota Forklifts, Model 7FDU25, S/Ns 60195, 60200 & 60202

5.	Secured Party: Toyota Motor Credit Corporation File Number: 00-6205 File Date: 08/31/2000
	Cltrl:	New Toyota Forklift Model &DU25 S/N 60204 Cab- TS31 (2625)

6.	Secured Party: Maxus Leasing Group, Inc. File Number: 00-8939 File Date: 12/20/2000 NOTE: Missing From Jurisdiction

7.	Secured Party: Toyota Motor Credit Corporation File Number: 01-424 File Date: 01/22/2001
	Cltrl:	Five New Toyota Forklifts Model 7FGU25, S/N 63665, 63667, 63685, 63686, 63694

3

8.	Secured Party: Maxus Leasing Group, Inc. File Number: 01-536 File Date: 12/26/2001
Cltrl:

1 Toshiba TLP 671 Projector/Document Camera, 1 Toshiba TLP 670 LCD Projector only, with all replacement, parts, additions, repairs, accessions & accessories incorporated therein and/or affixed thereto Maxus Lease

1207-001

9.	Secured Party: Toyota Motor Credit Corporation File Number: 01-1084 File Date: 02/22/2001
	Cltrl:	Five (5) New Toyota Forklifts Model 7FGCU25, S/N/ 68435,68472,68444,68614,68498, One (1) New Toyota Forklift Model 7FGU30, S/N 61584

10.	Secured Party: Dell Financial Services, L.P. File Number: 01-1081 File Date: 03/26/2001
	Cltrl:	Equipment relating to Lease # 176014 dated April 5,2000

11.	Secured Party: Toyota Motor Credit Corporation File Number: 01-3979 File Date: 06/21/2001
	Cltrl:	One (1) New Toyota Forklift Model 7FDU35 s/n 60081

Delaware Secretary of State

A.	UCC Financing Statements

1.	Secured Party: Toyota Motor Credit Corporation File Number: 10645312 File Date: 07/05/2001
	Cltrl:	Three (3) New Toyota Forklifts Model 7FGU30, S/N’s 61988, 61995,62027 Equipment to be located at: Calgon Carbon Corporation N.I. Equipment & Assembly Plant, 4301 Grand Ave., Gate #4, Pgh, PA 15225

2.	Secured Party: Toyota Motor Credit Corporation File Number: 20260434 File Date: 12/31/2001
	Cltrl:	One (1) New Toyota Forklift Model 7FDKU40, S/N 60211 Equipment to be located at: 200 Neville Road, Pittsburgh, PA 15225 County: Allegheny

3.	Secured Party: GE Capital File Number: 21108202 File Date: 04/15/2002
	Cltrl:	The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due arising from or relating to 6- Savin 2545 Copier Systems AND see schedule attached #6724886013

4

4.	Secured Party: GE Capital File Number: 21108327 File Date: 04/15/2002
	Cltrl:	The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due arising from or relating to 5- Savin 2545 Copier Systems AND see schedule attached #6724886014

5.	Secured Party: Dollar Bank Leasing Corp. File Number: 21223092 File Date: 04/29/2002
	Cltrl:	One (1) Toshiba TLP-B2 Ultra LCD Projector, soft carry case and 3 year warranty, s/n 11733408, complete with all present and future attachments, accessories, exchanges, and accessions thereto, now existing or hereafter arising and all accounts and general intangibles associates therewith or resulting therefrom.

6.	Secured Party: Trinity Capital Corporation File Number: 21906837 File Date: 07/10/2002
	Cltrl:	All personal property leased or financed from Trinity Capital Corporation including, but not limited to those items and proceeds thereof, set forth in the agreement listed below and in any and all subsequent addendums and to the agreement. Agreement #813394.

Texas Secretary of State

A.	UCC Financing Statements

1.	Secured Party: Pitney Bowes Credit Corporation File Number: 9700106051 File Date: 05/21/1997
	Cltrl:	All equipment of whatever nature manufactured, sold or distributed by Pitney Bowes Credit Inc. Monarch Marketing Systems, Inc., Pitney Bowes Credit Corp., Dictaphone Corp. and subject to lease dated 3/24/1997 between Debtor and Secured Party and all proceeds, additions thereto and replacements thereof LOC 5306824301.

2.	Secured Party: Great America Leasing Corporation File Number: 00649534 File Date: 12/27/2000
	Cltrl:	Merlin Magix Phone System per attached schedule of equipment. This UCC-1 is filed pursuant to section 9-408 of the Uniform Commercial Code for informational purposes only. This transaction is intended by the Lessor and Lessee to be a lease. 133919-000.

California Secretary of State

A.	UCC Financing Statements

1.	Secured Party: ICX Corporation File Number: 199727360759 File Date: 09/26/1997
	Cltrl:	Specific Equipment

5

Florida Secretary of State

A.	UCC Financing Statements

1.	Secured Party: AT&T Credit Corporation File Number: 920000071684 File Date: 04/10/1992
	Cltrl:	Legend Sold under Lease No. S402678 and all attachments, accessories, additions, substitutions, products, replacements and rentals and proceeds therefrom (including insurance proceeds)

2.	Secured Party: ICX Corporation File Number: 950000035460 File Date: 02/03/1995
	Cltrl:	Lessor is the owner and Lessee has possession and use of property described above pursuant to a lease agreement dated 11-6-1992. Lessor and Lessee in said lease to be a “true lease” and not a secured transaction.” Inclusion of proceeds in this financing statement does not authorize to sell or otherwise dispose of the property described above.

3.	Secured Party: ICX Corporation File Number: 9700000216586 File Date: 09/25/1997
	Cltrl:	Specific Equipment

4.	Secured Party: Dell Financial Services, L.P. File Number: 200000058875 File Date: 03/10/2000
	Cltrl:	All computer equipment and peripheral (collectively “Equipment”) wherever located heretofore or hereafter lease to Lessee by Lessor pursuant to that certain Equipment Lease #000176014-0001 dated March 3, 2000,” Equipment: includes without limitation, all equipment described above, together with all substitutions, additions, accessions and replacements thereto, and thereof, now or hereafter installed in, affixed to, or used in, conjunction with the Equipment and proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due and to become due and arising from or relating to said real estate.

Kentucky Secretary of State

A.	UCC Financing Statement

1.	Secured Party: Apollo Oil, LLC File Number: 2002-1872554-36 File Date: 10/01/2002
	Cltrl:	8-275 Gallon Tanks, 2-Blackmer #BR-414 Hand Pumps, 6-1 1/5” ball valves

Boyd County, KY

A.	UCC Financing Statement

1.	Secured Party: S&T Bank File Number: 2055399 File Date: 03/16/2000
	Cltrl:	(l) CCC 0997 Locomotive

ASSIGNMENT File Number: 2055399 File Date: 05/18/2000

6

2.	Secured Party: NEC America, Inc. File Number: 2161967 File Date: 01/19/2001
Cltrl:

One (1) New NEC NEAX2000 IVS2 Telephone System with NEAX AD-8 Voicemail together with all accessories, additions and attachments thereto, replacements and substitutions therefore and all proceeds thereof, now owned or hereinafter acquired, Lessee has no power to sell or otherwise dispose of said property,

22724-AM

B. Additional liens:	Lender:	Ashland Kentucky Pollution Control Bonds;
	Collateral:	Pollution Control Equipment

Mississippi Secretary of State

A.	UCC Financing Statements

1.	Secured Party: ICX Corporation File Number: 01144629 File Date: 09/25/1997
	Cltrl:	Specific Equipment

2.	Secured Party: ICX Corporation File Number: 01177733 File Date: 01/27/1998
	Cltrl:	Specific Equipment

3.	Secured Party: Toyota Motor Credit Corporation File Number: 01501325 File Date: 02/22/2001
	Cltrl:	Five New Toyota Forklifts Model 7FGCU25, S/N 68435,68472,68444,68614,68498, One New Toyota Forklift Model 7FGU30 S/N 615584

4.	Secured Party: Toyota Motor Credit Corporation File Number: 01535410 File Date: 06/22/2001
	Cltrl:	One New Toyota Forklift Model 7FDU35, S/N 600081

Hancock County, MS

A.	UCC Financing Statements

1.	Secured Party: ICX Corporation File Number: 2429-97 File Date: 10/15/1997
	Cltrl:	Specific Equipment

2.	Secured Party: ICX Corporation File Number: 209-98 File Date: 01/28/1998
	Cltrl:	Specific Equipment

7

3.	Secured Party: Toyota Motor Credit Corporation File Number: 415-2001 File Date: 02/22/2001
	Cltrl:	Five New Toyota Forklifts Model 7FGCU25, S/N 68435,68472,68444,68614,68498, One New Toyota Forklift Model 7FGU30 S/N 615584

4.	Secured Party: Toyota Motor Credit Corporation File Number: 1351-2001 File Date: 06/25/2001
	Cltrl:	One New Toyota Forklift Model 7FDU35, S/N 600081

New Jersey Secretary of State

A.	UCC Financing Statements

1.	AT& T Capital Corporation File Number: 1690388 File Date: 03/29/1996
	Cltrl:	Equipment related to Equipment/Lease No. 00525395

8

Annex V

Advances, Loans, Investments & Guarantee Obligations

Advances:
Given by:	Receiver	Date/Comments	Local Curr.	Local Curr.Amt	USD
Datong Carbon Company Ltd.	Various China Suppliers	as of 12/31/03	CNY	183,964	$22,227
Calgon Carbon Tianjin Co., Ltd	Various China Suppliers	as of 12/31/04	CNY	78,768	$9,517

Loans:
Given by:	Receiver	Date/Comments	Local Curr.	Local Curr.Amt	USD
Shanghai Pudong Dev. Bank	Datong Carbon Company Ltd.	as of 12/15/04	RMB	5,000,000	604,000
Royal Bank of Scotland	Sutcliffe Speakman Ltd.	as of 01/31/04	POUNDS	—	—

Investments:
Given by:	Receiver	Date/Comments	Local Curr.	Local Curr.Amt	USD
Calgon Carbon Corporation	Calgon Mitsubishi Chemical Corp.	as of 12/31/03			$6,798,000
Guarantee Obligations:

Calgon Carbon Corporation	Bank Mendes Gans nv	Corporate Guarantee	no dollar amount		0

Calgon Carbon Corporation	Caterpillar, Inc (Capital Lease)	as of 12/31/03			$52,000

Calgon Carbon Corporation	Dell Computer (Capital Lease)	as of 12/31/03			$103,000

Chemviron Carbon (Brussels)	Ace Leasing SA (Capital Lease)	as of 12/31/03	Eur	41,000	$51,000

Chemviron Carbon (Brussels)	Ace Leasing SA (Capital Lease)	as of 12/31/03	Eur	25,000	$31,000

Datong Carbon Company Ltd.	Datong Commercial Bank	expires 6/22/04	RMB 80%	2,400,000	$209,000

Annex VI

Existing Letter of Credits & Bank Guarantees

(as of 2/10/04) L/C#	Issuing Bank #	Beneficiary	Currency	USD Principal Amount	Maturity Date
Issued by Fleet
AS1373657	AS1373657	Datong Carbon Co Ltd	USD	$650,000.00	01/21/2005
AS1388223	AS1388223	PA Dept. Environmental Agency	USD	$1,120,658.00	08/17/2004
AS1382829	AS1382829	Bank Brussels Lambert	EUR	$4,986,000.00	12/31/2004
AS1439758	AS1439758	Northeast Pharm I/E Corp.	USD	$66,000.00	11/01/2004
AS1439758	AS1439758	Anhui BBCA Biochemical Co.	USD	$306,000.00	06/30/2004
AS1386353	AS1386353	Star Lake Bioscience	USD	$110,000.00	08/30/2004
AS1439781	AS1439781	Ondeo-Degremont	USD	$148,092.00	03/17/2004
						$7,386,750.00
Issued by PNC Bank
868929	901663	Division Of Waste Mgmt, KY	USD	$1,352,705.00	10/01/2004
868930	901664	The Home Insurance Company	USD	$145,393.00	05/12/2004
868931	901665	Zurich Insurance Company	USD	$257,305.00	04/01/2004
868932	901667	Zurich Insurance Company	USD	$500,000.00	04/01/2004
868951	309126	JP Morgan Trust Company (Miss. Bonds)	USD	$3,094,521.00	05/01/2004
868952	228511	Zurich American Insurance Company	USD	$514,832.00	04/01/2004
875199	S245494PGH	Zurich American Insurance Company	USD	$400,000.00	05/01/2004
875243	S248593PGH	Korea Exchange Bank	USD	$32,430.00	07/11/2005
875933	S252869PGH	PA Dept. Environmental	USD	$170,067.00	07/11/2004
						$6,467,253.00

		Subtotal under Current Credit Facility		$13,854,003.00

Issued By Bank Brussels Lambert (as of 1/31/04) exchange = 1.2471				BEF	EUR	USD
	G321096	MUSHRIF Trading & Contractg	USD	857,195	21,249	$26,500

	G315574	VMW Vlaams.Mij Watetvoorz.	BEF	400,000	9,916	$12,366

	G322845	Philipp MULLER	DEM	47,336	1,173	$1,463

	G322838	KMMC—re: Mushrif	USD	255,056	6,323	$7,885

	G323858	GIST-BROCADES	NLG	11,257,821	279,074	$346,033

	G321692	WARSAW Muni.Water Suppl.	DEM	1,029,910	25,531	$31,839

	G321815	WARSAW Muni.Water Suppl.	DEM	1,671,111	41,426	$51,662

	G636992	MINIST.REG.WALLONNE	BEF	7,000,000	173,525	$216,404

	G323068	CIBE BRUXELLES	BEF	13,000,000	322,262	$401,892

	G324350	BASSO PIAVE	EUR	3,743,543	92,800	$115,731

	G320080	MINIST.REG.WALLONNE	BEF	2,000,000	49,579	$61,830

	G311866	CUSTOMS & EXCISE Belgium	BEF	500,000	12,395	$15,457

	G324103	SPAQUE	BEF	585,000	14,502	$18,085

	G324748	S.W.D.E.	EUR	145,224	3,600	$4,490

	G324788	METITO	USD	304,514	7,549	$9,414

	G325068	MOTOR OIL (HELLAS)	EUR	2,448,108	60,687	$75,683

	G325332	PUBLIACQUA	EUR	4,053,797	100,491	$125,322

	G325383	THE KANOO GROUP	USD	392,854	9,739	$12,145

	G326092	METITO ARABIA IND.	USD	90,572	2,245	$2,800

	G325776	FOVAROSI VIZMUVEK	HUF	2,041	51	$63

	G325819	SAGEP	EUR	385,085	9,546	$11,905

	G325826	DELMULHE HAMBURG	EUR	1,020,599	25,300	$31,552

	G325823	UESSANCY REALISATION	EUR	24,215,728	600,292	$748,624

	G326362	RPCO ENTR.	USD	680,807	16,877	$21,047

	G326455	AMYLUM SOLVAKIA	EUR	2,218,695	55,000	$68.591

	G326631	GORNOSLASKIE PRZEDSIEB	PLN	162,794	4,036	$5,033

	G326641	FOVAROSI VIZMUVEK	HUF	2,041	51	$63

	G326761	RPCO ENTR.	USD	680,807	16,877	$21,047

	G326781	SOC. WALLONNE DES EAUX	EUR	123,440	3,060	$3,816

	G326965	COM. URBAINE DE NANTES	EUR	303,953	7,535	$9,397

	G327171	JUNTA DE RESIDUOS	EUR	490,533	12,160	$15,165

		Subtotal under BBL Facility		80,068,564	1,984,848	$2,475,304

ANNEX VII

DESCRIPTION OF MATERIAL RECOVERY EVENTS

1.	Calgon Carbon Corporation vs. Potomac Capital Investment Corporation, Potomac Electric Power Company, Progress Capital Holdings, Inc. and Florida Progress Corporation. Calgon Carbon Corporation filed suit for an unspecified amount of damages in the Western District of Pennsylvania alleging among other things that the defendants materially breached various representations and warranties relating to the acquisition of Advanced Separation Technologies, Inc.

2.	Wedeco Ideal Horizons, Inc. vs. Calgon Carbon Corporation. Wedeco sought a declaratory judgment that it does not infringe Calgon Carbon Corporation’s patents relating to the prevention of cryptosporidium infection in drinking water. Calgon Carbon Corporation intends to recover damages for infringement of these and related patents by Wedeco or its affiliates.

3.	Calgon Carbon Corporation vs. The Corporation of the City of North Bay and Trojan Technologies, Inc. Calgon Carbon Corporation seeks damages for infringement of cryptosporidium infection prevention patents.

4.	Calgon Carbon Corporation vs. Town of Ontario, New York and Robert Wykle, as Superintendent of Ontario Water Utilities Department. Calgon Carbon Corporation seeks damages for infringement of cryptosporidium infection prevention patents.

5.	All current and potential infringers and contributory infringers of Calgon Carbon Corporation’s current and future patents related to cryptosporidium infection prevention methods and continuous ion and reactive separation technology.

6.	Calgon Carbon Corporation vs. Torus Liquid Separation, B.V. and Koninklijke Pannevis B.V. Calgon Carbon Corporation alleges trade secret violations pursuant to a cancelled distribution agreement and patent infringement.

7.	For Your Ease Only, Inc. vs. Calgon Carbon Corporation and Product Concepts Company and Mark Schneider. Calgon Carbon Corporation sued for tortuous interference with a contractual relationship. Calgon Carbon Corporation expects to recover damages for patent infringement.

ANNEX VIII

ALTERNATIVE CURRENCIES

Euros

Canadian Dollars

Pounds Sterling

Japanese Yen

New Zealand Dollars

Same as 3/21/03 Credit Agreement

ANNEX IX

DESCRIPTION OF CONTINGENT LIABILITIES

WITH RESPECT TO POST-RETIREMENT WELFARE BENEFITS

1.	James A. Cederna – Mr. Cederna, who retired on February 25,2003, will be provided with life insurance and long term disability insurance through December 31, 2005. Additionally, the Borrower has agreed to pay the premium costs for medical, dental, vision and prescription drug coverages currently provided to Mr. Cederna and his dependents through December 31, 2005, unless Mr. Cederna accepts other employment providing such benefits, at which time the Borrower will no longer pay for such coverage.

2.	Joseph A. Fischette – Mr. Fischette, who retired effective November 1,2002, and his dependents, will be provided with medical and dental coverage, which shall terminate upon Mr. Fischette’s attainment of age sixty (60) on March 7, 2007.

3.	Neville Island Plant – Eligible employees at the Borrower’s Neville Island Plant who are represented by United Steelworkers of America AFL-CIO-CLC and who retire before age 65 are entitled to medical coverage for themselves and their dependents until the employee attains age 65.

ANNEX X

DESCRIPTION OF DOCUMENTS THAT ARE REQUIRED TO BE SCHEDULED PURSUANT TO SECTION 9.11

1	Documents related to the Mississippi Business Finance Corporation Industrial Revenue Bonds.

ANNEX XI

ENVIRONMENTAL MATTERS

Waterlink - Barnebey Sutcliffe Facility

835 North Cassaday Street

Columbus, Ohio

There are several environmental conditions identified at the Waterlink-Barnebey Sutcliffe (“WBS”) facility in Columbus, Ohio. Soils and groundwater in several areas are contaminated with one or more volatile organic compounds, semi-volatile organic compounds and/or metals. The most significant of such areas is the former drum storage area where dense nonaqueous phase liquids (“DNAPLs”) have been identified. There are also approximately 3,000 cubic yards of spent activated carbon stockpiled in this area that must be disposed. Adjacent to the southeast of this area is a captive landfill site that may require additional investigation and possibly remediation. WBS’s consultant, Clayton Group Services (located in Akron, Ohio) estimates remediation costs for the soil and groundwater contamination in the former drum storage area to be between approximately $2.2 and $2.6 million. Calgon Carbon Corporation’s consultant, KU Resources (Duquesne, Pennsylvania) estimates remediation of this and other impacted areas at the facility could cost between $5.3 and $7.3 million, although less expensive remedial options may be available.

THE SUBSIDIARIES OF

Calgon Carbon Corporation

NAMED HEREIN

as Guarantors

With

NATIONAL CITY BANK OF PENNSYLVANIA,

as Administrative Agent

SUBSIDIARY GUARANTY

dated as of

February 18, 2004

SUBSIDIARY GUARANTY

SUBSIDIARY GUARANTY, dated as of February 18, 2004 (as amended, modified or supplemented from time to time, “this Guaranty”), made by (i) each of the undersigned (each, together with its successors and assigns, a “Guarantor” and collectively, the “Guarantors”), with (ii) NATIONAL CITY BANK OF PENNSYLVANIA, a national banking association, as Administrative Agent (herein, together with its successors and assigns in such capacity, the “Administrative Agent”), for the benefit of the Creditors (as defined below):

PRELIMINARY STATEMENTS:

(1) Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined. Certain terms used herein are defined in section 1 hereof.

(2) This Guaranty is made pursuant to the Credit Agreement, dated as of the date hereof (herein, as amended or otherwise modified, restated or replaced from time to time, the “Credit Agreement”), among Calgon Carbon Corporation, a Delaware corporation (herein, together with its successors and assigns, the “Company” or a “Borrower”), the financial institutions named as lenders therein (herein, together with any other person that becomes a “Lender” under the Credit Agreement and the respective successors and assigns of such lenders and “Lenders”, the “Lenders”), and the Administrative Agent.

(3) The Credit Agreement provides, among other things, for loans or advances or other extensions of credit to or for the benefit of the Borrower of up to $125,000,000, with such loans or advances being evidenced by promissory notes (the “Notes”, such term to include all notes and other securities issued in exchange therefor or in replacement thereof). The Credit Agreement also provides that one or more Letter of Credit Issuers may issue Letters of Credit for the benefit of the Borrower and/or any of its Subsidiaries, and that the Lenders will risk participate in such Letters of Credit.

(4) The Company or any of its Subsidiaries may from time to time be party to one or more Designated Hedge Agreements (as defined in the Credit Agreement) and other Designated Hedge Documents (as defined herein). Any institution or other person that participates, and in each case their successors and assigns, as a counterparty to the Company or any of its Subsidiaries or Affiliates pursuant to any Designated Hedge Document is referred to herein individually as a “Designated Hedge Creditor” and collectively as the “Designated Hedge Creditors”.

(5) This Guaranty is made for the benefit of the Administrative Agent, each Letter of Credit Issuer, the Lenders and the Designated Hedge Creditors (any or all of the foregoing, together with their respective successors and assigns, individually a “Creditor” and collectively, the “Creditors”).

(6) Each Guarantor is a direct or indirect Subsidiary of the Company. This Guaranty is one of the Credit Documents referred to in the Credit Agreement.

(7) It is a condition to the making of Loans and the issuance of, and participation in, Letters of Credit, under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty.

(8) Each Guarantor will obtain benefits from the incurrence of the Credit Document Obligations and the Designated Hedge Document Obligations (as such terms are hereafter defined) and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Creditors to extend the Credit Document Obligations and the Designated Hedge Document Obligations.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent and the other Creditors and hereby covenants and agrees with the Administrative Agent and each other Creditor as follows:

1.	Certain Definitions. As used in this Guaranty, the following terms shall have the meanings herein specified unless the context otherwise requires:

“Credit Document Obligations” shall mean and include:

(i)	the principal of and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement,

(ii)	all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued under the Credit Agreement, and

(iii)	all other obligations and liabilities owing by the Borrower and the other Credit Parties to the Administrative Agent, any Letter of Credit Issuer or any of the Lenders under the Credit Agreement and the other Credit Documents to which the Borrower or any other Credit Party is now or may hereafter become a party (including, without limitation, indemnities, Fees and other amounts payable thereunder), whether primary, secondary, direct, contingent, fixed or otherwise, in all cases whether now existing, or hereafter incurred or arising, including any such interest or other amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under section 362(a) of the Bankruptcy Code.

“Designated Hedge Document” shall mean and include (i) each Designated Hedge Agreement to which the Company or any of its Subsidiaries or Affiliates is now or may hereafter become a party, and (ii) each confirmation, transaction statement or other document executed and delivered in connection therewith to which the Company or any of its Subsidiaries or Affiliates is now or may hereafter become a party.

“Designated Hedge Document Obligations” shall mean and include all obligations and liabilities owing by the Company or any of its Subsidiaries or Affiliates under all existing and future Designated Hedge Documents, in all cases whether now existing, or hereafter incurred or arising, including any such amounts incurred or arising during the pendency of any bankruptcy, insolvency, reorganization, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding or subject to an automatic stay under section 362(a) of the Bankruptcy Code.

“Guaranteed Documents” shall mean and include (i) the Credit Agreement, the Notes and the other Credit Documents to which the Borrower or any of its Subsidiaries or Affiliates is now or may hereafter become a party, and (ii) each Designated Hedge Agreement and other Designated Hedge Document to which the Company or any of its Subsidiaries or Affiliates is now or may hereafter become a party.

“Guaranteed Obligations” shall mean and include the Credit Document Obligations and the Designated Hedge Document Obligations.

2.	Guaranty by the Guarantors, etc. (a) Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees:

(i)	to the Administrative Agent, each Letter of Credit Issuer and the Lenders the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Credit Document Obligations of (1) the Borrower, and (2) each of the other Subsidiaries and Affiliates of the Borrower which is a Credit Party; and

(ii)	to each Designated Hedge Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all of the Designated Hedge Document Obligations of (1) the Company, and (2) each of the other Subsidiaries and Affiliates of the Company.

Such guaranty is an absolute, unconditional, present and continuing guaranty of payment and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Borrower or any other Subsidiary or Affiliate of the Borrower, or any other action, occurrence or circumstance whatsoever. If an Event of Default shall occur and be continuing under the Credit Agreement or any payment default shall occur and be outstanding under any Designated Hedge Document beyond any applicable notice or grace period, each Guarantor will, within two Business Days following its receipt of written notice from the Administrative Agent demanding payment hereunder, pay to the Administrative Agent, for the benefit of the Creditors, in immediately available funds, at the Payment Office of the Administrative Agent, such amount of the Guaranteed Obligations as the Administrative Agent shall specify in such notice, on the same terms as applicable to the Guaranteed Obligations.

(b)	In addition to the foregoing, each Guarantor also, jointly and severally, irrevocably and unconditionally guarantees that each of the terms, conditions, covenants and agreements of the Borrower under the Credit Agreement, and of the Borrower and its other Subsidiaries and Affiliates under the other Guaranteed Documents, will be duly and punctually performed and observed strictly in accordance with the terms thereof and that if for any reason whatsoever the Borrower or its other Subsidiaries or Affiliates shall fail to do so (beyond any applicable grace period), such Guarantor shall duly and punctually perform and observe, or cause the Borrower or such other Subsidiary or Affiliate, as applicable, to duly and punctually perform and observe, the same. Such guaranty is an absolute, unconditional, present and continuing guaranty of performance and is in no way conditioned or contingent upon any attempt to enforce performance by the Company or any other Subsidiary or Affiliate of the Company, or any other act, occurrence or circumstance whatsoever.

(c)	In addition to the foregoing, each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees to the Creditors the payment of any and all Guaranteed Obligations of the Borrower and each of their other Subsidiaries and Affiliates, whether or not due or payable by the obligor thereon, upon the occurrence in respect of the Borrower or other applicable obligor of any bankruptcy or insolvency proceeding or case under the Bankruptcy Code, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Administrative Agent, for the benefit of the Creditors, on demand, in such currency and otherwise in such manner as is provided in the Guaranteed Documents governing such Guaranteed Obligations.

(d)	As a separate, additional and continuing obligation, each Guarantor unconditionally and irrevocably undertakes and agrees, for the benefit of the Creditors, that, should any amounts constituting Guaranteed Obligations not be recoverable from the Borrower or any other applicable Subsidiary or Affiliate for any reason whatsoever (including, without limitation, by reason of any provision of any Guaranteed Document or any other agreement or instrument executed in connection therewith being or becoming, at any time, voidable, void, unenforceable, or otherwise invalid under any applicable law), then notwithstanding any notice or knowledge thereof by the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other person, each Guarantor, jointly and severally, as sole, original and independent obligor, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Creditors, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Guaranteed Documents.

(e)	Each Guarantor understands, agrees and confirms that the Administrative Agent and the other Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against any Guarantor without proceeding against any other Guarantor, the Borrower or any other person, or against any security or other collateral.

(f)	All payments by each Guarantor under this Guaranty shall be made to the Administrative Agent, for the benefit of the Creditors, in such currency and otherwise in such manner as is provided in the Guaranteed Documents to which such payments relate.

3.

Subordination. (a) Any Indebtedness or other obligations or liabilities of the Borrower now or hereafter held by any Guarantor (collectively, “Subordinated Obligations”) is hereby subordinated to the Indebtedness of the Borrower to any Creditor; and such Subordinated Obligations of the Borrower to any Guarantor, if the Administrative Agent, after an Event of Default has occurred so requests, shall be collected, enforced and received by such Guarantor as trustee for the Administrative Agent and the other Creditors and be paid over to the Administrative Agent, for the benefit of the Creditors, on account of the Indebtedness of the

Borrower to the Administrative Agent and the other Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any Subordinated Obligation of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.

(b)	If and to the extent that any Guarantor makes any payment to the Administrative Agent or any other Creditor or to any other person pursuant to or in respect of this Guaranty, any reimbursement or similar claim which such Guarantor may have against the Borrower by reason thereof shall be subject and subordinate to the prior termination of the Total Commitment termination or expiration of all Letters of Credit and indefeasible payment in full of all Guaranteed Obligations owed to the Administrative Agent and the other Creditors.

4.	Guarantors’ Obligations Absolute, etc. The obligations of each Guarantor under this Guaranty shall be absolute and unconditional, shall not be subject to any counterclaim, setoff, deduction or defense based on any claim such Guarantor may have against the Borrower or any other person, including, without limitation, the Administrative Agent, any other Creditor, any of their respective Affiliates, or any other Guarantor, and shall remain in full force and effect without regard to, and shall not be released, suspended, abated, deferred, reduced, limited, discharged, terminated or otherwise impaired or adversely affected by any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Guaranteed Obligations, the termination of the Total Commitment and the termination or expiration of all Letters of Credit, including, without limitation:

(1)	any increase in the amount of the Guaranteed Obligations outstanding from time to time, including, without limitation, any increase in the aggregate outstanding amount of the Loans and Letters of Credit above any specific maximum amount referred to herein or in the Credit Agreement as in effect on the date hereof, and any increase in any interest rate, Fee or other amount applicable to any portion of the Guaranteed Obligations or otherwise payable under any Guaranteed Document;

(2)	any direction as to the application of any payment by the Borrower or by any other person;

(3)	any incurrence of additional Guaranteed Obligations at any time or under any circumstances, including, without limitation, (x) during the continuance of a Default or Event of Default, (y) at any time when all conditions to such incurrence have not been satisfied, or (z) in excess of borrowing base, sublimit or other similar or dissimilar limitations contained in the Credit Agreement or any of the other Guaranteed Documents;

(4)	any renewal or extension of the time for payment or maturity of any of the Guaranteed Obligations, or any amendment or modification of, or addition or supplement to, or deletion from, the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other person, or any part thereof, or any assignment, transfer or other disposition of any thereof;

(5)	any failure of the Credit Agreement, any other Guaranteed Document, or any other instrument or agreement applicable to the Borrower or any other person, to constitute the legal, valid and binding agreement or obligation of any party thereto, enforceable in accordance with its terms, or any irregularity in the form of any Guaranteed Document;

(6)	any failure on the part of the Borrower or any other person to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement;

(7)	any waiver, consent, extension, indulgence or other action or inaction (including, without limitation, any lack of diligence, any failure to mitigate damages or marshall assets, or any election of remedies) under or in respect of (x) the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or (y) any obligation or liability of the Borrower or any of its other Subsidiaries or Affiliates;

(8)	any exercise or non-exercise of any right, power or remedy under or in respect of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, including, without limitation, (x) any failure of the Administrative Agent or any other Creditor to give notice of any Default or Event of Default under any Guaranteed Document, or to advance funds for the protection or preservation of, or provision of insurance for, or payment of taxes on, any property which is collateral security for any of the Guaranteed Obligations, and (y) any act or failure to act on the part of the Administrative Agent or any other Creditor, in any manner referred to in this Guaranty, or otherwise, which may deprive such Guarantor of its right to (A) subrogation against the Borrower to recover full reimbursement or indemnity for any payments made pursuant to this Guaranty, or (B) contribution from any other Guarantor for any such payments made by it, or which otherwise may adversely affect the amount recoverable upon the exercise of any such right of subrogation or contribution;

(9)	any application of any amounts by whomsoever paid or howsoever realized to the Guaranteed Obligations or any other liabilities owed to the Administrative Agent or any other Creditor, regardless of the order or priority of any such application, and regardless of what liabilities of the Borrower or any other person remain unpaid;

(10)	any settlement or compromise of any of the Guaranteed Obligations, any security therefor or guaranty thereof;

(11)	any payment made to the Administrative Agent or any other Creditor on the Guaranteed Obligations which the Administrative Agent or any other Creditor repays, returns or otherwise restores to the Borrower or any other applicable obligor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding;

(12)	any subordination of any of the claims of the Administrative Agent or any other Creditor to any claims of any creditors of the Borrower or any other person, or any subordination of any liens or security interests in favor of the Administrative Agent or any other Creditor to any liens or security interests of any other person;

(13)	any sale, exchange, release, surrender or foreclosure of, or any realization upon, or other dealing with, in any manner and in any order, any property, rights or interests by whomsoever at any time granted, assigned, pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations, or any other liabilities or obligations (including any of those hereunder), or any portion of any thereof;

(14)	the existence of any right of setoff, offset or banker’s lien, or any failure to exercise rights in respect thereof, or any release thereof;

(15)	any furnishing of any new or additional security or any new or additional guaranty to or for the benefit of any Creditor, or any acceptance thereof, including, without limitation, any addition of any Guarantor to this Guaranty;

(16)	any release of any security or any guaranty by or at the direction of the Administrative Agent or any other Creditor, or any release or discharge of, or limitation of recourse against, any person furnishing any security or guaranty, including, without limitation, any release or discharge of any Guarantor from this Guaranty;

(17)	any limitation on any person’s liability or obligation under the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement, or any such obligation or liability, or any termination, cancellation, avoidance, commercial or other frustration, impracticability, invalidity, unenforceability or ineffectiveness, in whole or in part, of the Credit Agreement, any other Guaranteed Document, or any such other instrument or agreement or any such obligation or liability or any term or provision of any thereof;

(18)	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, arrangement or other similar proceeding relating to Borrower or to any of their properties or assets, or any such proceeding by, among or on behalf of any of its creditors, as such, or any proceeding for the voluntary liquidation or dissolution or other winding up of Borrower, whether or not insolvency or bankruptcy proceedings, or any assignment for the benefit of its creditors, or any other marshaling of its assets, or any action taken by any trustee or receiver or by any court in any such proceeding;

(19)	any disallowance or limitation of any claim of the Administrative Agent, any other Creditor, or any other person, in any such proceeding;

(20)	any change in the ownership of all or any part of the capital stock of, or other equity interests in, the Borrower, any of its Subsidiaries or Affiliates, or any other person, or any merger or consolidation involving the Borrower, any of its Subsidiaries or Affiliates, or any other person, or any purchase, acquisition, sale, lease or disposition by the Borrower, any of its Subsidiaries or Affiliates, or any other person, of any assets or properties;

(21)	any breach by any of the Borrower or any of its other Subsidiaries or Affiliates of any of its representations or warranties contained in any of the Guaranteed Documents or any other certificate or document executed and delivered in connection therewith;

(22)	any inability of the Borrower to create or incur any Subordinated Indebtedness or other Indebtedness, or the existence of any contractual or other restriction upon the ability of the Borrower to issue and sell shares of its capital stock, to purchase, sell, lease or otherwise dispose of assets, to incur Subordinated Indebtedness or other Indebtedness, or to otherwise conduct its business affairs;

(23)	any assignment, transfer or other disposition, in whole or in part, by the Borrower or any other person of its interest in any of the property, rights or interests constituting security for all or any portion of the Guaranteed Obligations or any other Indebtedness, liabilities or obligations;

(24)	any failure of any of the Credit Documents, or any other agreement or instrument securing all or any portion of the Guaranteed Obligations, to effectively subject any property, rights or interests to any liens or security interests purported to be granted or created thereby, or any failure of any such liens or security interests to be or become perfected or to establish or maintain the priority over other liens and security interests contemplated thereby;

(25)	any condemnation or taking of, or any encumbrance on or interference with any use of, or any damage to, or any destruction of, any such property, or any part thereof or interest therein;

(26)	any lack of notice to, or knowledge by, any Guarantor of any of the matters referred to above; and/or

(27)	any other circumstance or occurrence, whether similar or dissimilar to any of the foregoing, which could or might constitute a defense available to, or a discharge of the obligations of, a guarantor or other surety.

5.	Waivers. Each Guarantor unconditionally waives, to the maximum extent permitted under any applicable law now or hereafter in effect, insofar as its obligations under this Guaranty are concerned, (i) notice of any of the matters referred to in section 4, (ii) all notices required by statute, rule of law or otherwise to preserve any rights against such Guarantor hereunder, including, without limitation, any demand, presentment, proof or notice of dishonor or non-payment of any Guaranteed Obligation, notice of acceptance of this Guaranty, notice of the incurrence of any Guaranteed Obligation, notice of any failure on the part of the Borrower, any of its Subsidiaries or Affiliates, or any other person, to perform or comply with any term or provision of the Credit Agreement, any other Guaranteed Document or any other agreement or instrument to which the Borrower or any other person is a party, or notice of the commencement of any proceeding against any other person or its any of its property or assets, (iii) any right to the enforcement, assertion or exercise against the Borrower or against any other person or any collateral of any right, power or remedy under or in respect of the Credit Agreement, the other Guaranteed Documents or any other agreement or instrument, and (iv) any requirement that such Guarantor be joined as a party to any proceedings against the Borrower or any other person for the enforcement of any term or provision of the Credit Agreement, the other Guaranteed Documents, this Guaranty or any other agreement or instrument.

6.	Subrogation Rights. Until such time as the Guaranteed Obligations have been paid in full in cash and otherwise fully performed, the Total Commitment under the Credit Agreement has been terminated and all Letters of Credit have been terminated or have expired, each Guarantor hereby irrevocably waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under section 509 of the Bankruptcy Code, or otherwise) to the claims of the Administrative Agent and/or the other Creditors against the Borrower, any other Guarantor or any other guarantor of or surety for the Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Borrower or any other Guarantor which it may at any time otherwise have as a result of this Guaranty.

7.	Separate Actions. A separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor, any other guarantor or any of the Borrower, and whether or not any other Guarantor, any other guarantor of the Borrower or the Borrower be joined in any such action or actions.

8.	Guarantors Familiar with Borrower’s Affairs, etc. Each Guarantor confirms that an executed (or conformed) copy of each of the Credit Documents has been made available to its principal executive officers, that such officers are familiar with the contents thereof and of this Guaranty, and that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Credit Agreement, the other Credit Documents and this Guaranty and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Each Guarantor confirms that it has made its own independent investigation with respect to the creditworthiness of the Borrower and its other Subsidiaries and Affiliates and is not executing and delivering this Guaranty in reliance on any representation or warranty by the Administrative Agent or any other Creditor or any other person acting on behalf of the Administrative Agent or any other Creditor as to such creditworthiness. Each Guarantor expressly assumes all responsibilities to remain informed of the financial condition of the Borrower and its other Subsidiaries and Affiliates and any circumstances affecting (i) the Borrower’s or any other Subsidiary’s or Affiliate’s ability to perform its obligations under the Credit Agreement and the other Guaranteed Documents to which it is a party, or (ii) any collateral securing, or any other guaranty for, all or any part of the Borrower’s or such other Subsidiary’s or Affiliate’s payment and performance obligations thereunder; and each Guarantor further agrees that the Administrative Agent and the other Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or the risks such Guarantor undertakes in this Guaranty.

9.	Covenant Not to Cause Events of Default under Credit Agreement, etc. Each Guarantor covenants and agrees that on and after the date hereof and until this Guaranty is terminated in accordance with section 28 hereof, such Guarantor shall take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in section 8 or 9 of the Credit Agreement, and so that no Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

10.	Representations and Warranties. Each Guarantor represents and warrants to the Administrative Agent and each of the other Creditors that:

(a)	it is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage;

(b)	it has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party;

(c)	it has duly executed and delivered each Credit Document to which it is party and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(d)	neither the execution, delivery and performance by such Guarantor of the Credit Documents to which it is party nor compliance with the terms and provisions thereof (i) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to such Guarantor or its properties and assets, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than any Lien created pursuant to the Credit Documents) upon any of the property or assets of such Guarantor pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other material agreement or other instrument, to which such Guarantor is a party or by which it or any of its property or assets are bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, code of regulations or by-laws, or other charter or organizational documents of such Guarantor;

(e)

no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required as a condition to (i) the execution, delivery and performance by such Guarantor of any Credit Document to which it is a party, or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which such Guarantor is a party, other than filings and recordings necessary to establish or perfect any security interests or other Liens created pursuant to the Credit Documents;

(f)	there are no actions, suits or proceedings pending or, to, the knowledge of such Guarantor, threatened with respect to such Guarantor which question the validity or enforceability of any of the Credit Documents to which such Guarantor is a party, or of any action to be taken by such Guarantor pursuant to any of the Credit Documents to which it is a party; and

(g)	as of the date such Guarantor has become a party to this Guaranty, (i) such Guarantor has received consideration which is the reasonable equivalent value of the obligations and liabilities that such Guarantor has incurred to the Administrative Agent and the other Creditors under this Guaranty and the other Credit Documents to which such Guarantor is a party; (ii) such Guarantor has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is solvent and able to pay its debts as they mature; (iii) such Guarantor owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay its debts; and (iv) such Guarantor is not entering into the Credit Documents to which it is a party with the intent to hinder, delay or defraud its creditors.

11.	Continuing Guaranty; Remedies Cumulative, etc. This Guaranty is a continuing guaranty, all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon, and this Guaranty shall remain in full force and effect until terminated as provided in section 28 hereof. No failure or delay on the part of the Administrative Agent or any other Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any other Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any other Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for the Administrative Agent or any other Creditor to inquire into the capacity or powers of any of the Borrower or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.	Application of Payments and Recoveries. All amounts received by the Administrative Agent pursuant to, or in connection with the enforcement of, this Guaranty, together with all amounts and other rights and benefits realized by any Creditor (or to which any Creditor may be entitled) by virtue of this Guaranty, shall be applied as provided in section 11.3 of the Credit Agreement.

13.	Enforcement Expenses. The Guarantors hereby jointly and severally agree to pay, to the extent not paid pursuant to section 13.1 of the Credit Agreement, all reasonable out-of-pocket costs and expenses of the Administrative Agent and each other Creditor in connection with the enforcement of this Guaranty and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Administrative Agent or any of the other Creditors).

14.	Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Creditors and their successors and assigns.

15.	Entire Agreement. This Guaranty and the other Guaranteed Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

16.	Amendments and Waivers. Neither this Guaranty nor any provision hereof may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by (i) the Administrative Agent, acting with the written consent of the Required Lenders (or to the extent required by section 13.12 of the Credit Agreement, with the written consent of all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable); and (ii) each Guarantor affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, modification or variance affecting any Guarantor other than the Guarantor so added or released), provided, however, that

(a)	no such change, waiver, modification or variance shall be made to section 12, section 28 or this section 16 which adversely affects any Creditor without the written consent of such Creditor;

(b)	any change, waiver, modification or variance which adversely affects the rights and benefits of a single Class of Creditors (and not all Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of such Class of Creditors; and

(c)	any change, waiver, modification or variance which adversely affects the rights and benefits of less than all of the members of a single Class of Creditors (and not all Creditors, nor all Creditors of the same Class, in a like or similar manner) shall require the written consent of each of such members which is adversely affected thereby.

For the purpose of this Guaranty, the term “Class” shall mean each class of Creditors, i.e., whether (x) the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders as holders of the Credit Document Obligations or (y) the Designated Hedge Creditors as holders of the Designated Hedge Obligations. For the purpose of this Guaranty, the term “Requisite Creditors” of any Class shall mean (x) with respect to the Credit Document Obligations, the Required Lenders and (y) with respect to the Designated Hedge Obligations, the holders of at least 51% of all Designated Hedge Obligations outstanding from time to time under the Designated Hedge Documents.

17.	Headings Descriptive. The headings of the several sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

18.	Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

19.	Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean any “Event of Default” as defined in the Credit Agreement or any payment default under any Designated Hedge Document after any applicable grace period), each Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Creditor under this Guaranty, irrespective of whether or not the Administrative Agent or such Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Creditor agrees to promptly notify the relevant Guarantor after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

20.

Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, transmitted, cabled or delivered, (i) if to any Guarantor, at the address specified for it in Annex II to the Credit Agreement (or if no such address is specified, to it c/o the Company), with a courtesy copy to the Company at its address specified in or pursuant to the Credit Agreement, (ii) if to the Administrative Agent, to it at its Notice Office, (iii) if to any Lender, at its address specified in or pursuant to the Credit Agreement, and (iv) if to any Designated Hedge Creditor, at such address as such Designated Hedge Creditor shall have specified in writing to each Guarantor and the Administrative Agent; or in any case at such other address as any of the persons listed above may hereafter notify the others in writing. All such notices and communications shall be mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

21.	Reinstatement. If claim is ever made upon the Administrative Agent or any other Creditor for rescission, repayment, recovery or restoration of any amount or amounts received by the Administrative Agent or any other Creditor in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (x) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (y) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event (i) any such judgment, decree, order, settlement or compromise shall be binding upon each Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower, (ii) each Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or otherwise recovered or restored to the same extent as if such amount had never originally been received by any such payee, and (iii) this Guaranty shall continue to be effective or be reinstated, as the case may be, all as if such repayment or other recovery had not occurred.

22.	Governing Law; Venue. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE ADMINISTRATIVE AGENT, THE OTHER CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA, NOTWITHSTANDING ITS CONFLICTS OF LAWS RULES. Any legal action or proceeding with respect to this Guaranty may be brought in the Courts of the Commonwealth of Pennsylvania, or of the United States of America for the Western District of Pennsylvania, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, return receipt requested, to such Guarantor at its address provided herein, such service to become effective 30 days after such mailing, or such earlier time as may be provided by applicable law. Nothing herein shall affect the right of the Administrative Agent or any of the other Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

(b)	Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document or Guaranteed Document brought in the courts referred to in section 22(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

23.	Sale of Capital Stock of a Guarantor. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of section 10.2 of the Credit Agreement (or such sale or other disposition has been approved in writing by the Required Lenders (or all Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, if required by section 13.12 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied, to the extent applicable, in accordance with the provisions of the Credit Agreement, such Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this section 23).

24.

Contribution Among Guarantors. Each Guarantor, in addition to the subrogation rights it shall have against the Borrower under applicable law as a result of any payment it makes hereunder, shall also have a right of contribution against all other Guarantors in respect of any such payment pro rata among same based on their respective net fair value as enterprises, provided any such right of contribution shall be subject and subordinate to the prior payment in full of the Guaranteed Obligations (and such Guarantor’s obligations in respect thereof).

25.	Full Recourse Obligations; Effect of Fraudulent Transfer Laws, etc. It is the desire and intent of each Guarantor, the Administrative Agent and the other Creditors that this Guaranty shall be enforced as a full recourse obligation of each Guarantor to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If and to the extent that the obligations of any Guarantor under this Guaranty would, in the absence of this sentence, be adjudicated to be invalid or unenforceable because of any applicable state or federal law relating to fraudulent conveyances or transfers, then the amount of such Guarantor’s liability hereunder in respect of the Guaranteed Obligations shall be deemed to be reduced ab initio to that maximum amount which would be permitted without causing such Guarantor’s obligations hereunder to be so invalidated.

26.	Payments Free and Clear of Setoffs, Counterclaims and Taxes, etc. (a) All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and, except as provided for in section 26(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax, imposed on or measured by the net income or net profits of a Creditor pursuant to the laws of the jurisdiction under which such Creditor is organized or the jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non excluded taxes, levies imposts, duties, fees, assessments or other charges (all such nonexcluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the applicable Guarantor agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein, If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the applicable Guarantor agrees to reimburse each Creditor, upon the written request of such Creditor for taxes imposed on or measured by the net income or profits of such Creditor pursuant to the laws of the jurisdiction in which such Creditor is organized or in which the principal office or Applicable Lending Office of such Creditor is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or Applicable Lending Office of such Creditor is located and for any withholding of income or similar taxes imposed by the United States of America as such Creditor shall determine are payable by, or withheld from, such Creditor in respect of such amounts so paid to or on behalf of such Creditor pursuant to the preceding sentence, which request shall be accompanied by a statement from such Creditor setting forth, in reasonable detail, the computations used in determining such amounts. The applicable Guarantor will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law certified copies of tax receipts, or other evidence satisfactory to the applicable Creditor, evidencing such payment by the applicable Creditor. Each applicable Guarantor will indemnify and hold harmless the Administrative Agent and each Creditor, and reimburse the Administrative Agent or such Creditor upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by such Creditor.

(b)	Notwithstanding anything to the contrary contained in section 26(a), (i) any applicable Guarantor shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from any amounts payable hereunder for the account of any Creditor which is not a United States person (as such term is defined in section 7701(a)(30) of the Code) for United States federal income tax purposes and which has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding; and (ii) any applicable Guarantor shall not be obligated pursuant to section 26(a) hereof to gross-up payments to be made to a Creditor in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Creditor has not provided to the Borrower such forms.

27.	Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”) each Guarantor, the Administrative Agent and the other Creditors, by their acceptance of the benefits hereof, agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Original Currency with the Other Currency at the Payment Office on the second Business Day preceding that on which final judgment is given.

(b)	The obligation of a Guarantor in respect of any sum due in the Original Currency from it to the Administrative Agent or any other Creditor hereunder shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Creditor or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Creditor or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase U.S. Dollars with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Creditor or the Administrative Agent (as the case may be) in the Original Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Creditor or the Administrative Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Administrative Agent or any other Creditor (as the case may be) in the Original Currency, the Administrative Agent or such other Creditor (as the case may be) agrees to remit to such Guarantor such excess.

28.	Termination. After the termination of the Total Commitment and all Designated Hedge Documents, when no Note nor Letter of Credit is outstanding and when all Loans and other Guaranteed Obligations (other than unasserted indemnity obligations) have been indefeasibly paid in full, this Guaranty will terminate and the Administrative Agent, at the request and expense of the Borrower and/or any of the Guarantors, will execute and deliver to the Guarantors a proper instrument or instruments acknowledging the satisfaction and termination of this Guaranty.

29.	Enforcement Only by Administrative Agent. The Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and that no Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, for the benefit of the Creditors, upon the terms of this Guaranty. The Administrative Agent and the other Creditors further agree that this Guaranty may not be enforced against any director, officer or employee of any Guarantor, as such.

30.	General Limitation on Claims by Guarantors. No claim may be made by any Guarantor against the Administrative Agent or any other Creditor, or the Affiliates, directors, officers, employees, attorneys or agents of any of them, for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Guaranty or any of the other Guaranteed Documents, or any act, omission or event occurring in connection therewith; and each Guarantor hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

31.	Attorneys, Accountants, etc. of Creditors Have No Duty to Guarantors. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Administrative Agent or any other Creditor with respect to the transactions contemplated by the Guaranteed Documents shall have the right to act exclusively in the interest of the Administrative Agent or such other Creditor, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Guarantor, to any of its Affiliates, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation. Each Guarantor agrees, on behalf of itself and its Affiliates, not to assert any claim or counterclaim against any such persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

32.	Creditors Not Fiduciary to Guarantors, etc. The relationship among any Guarantor and its Affiliates, on the one hand, and the Administrative Agent and the other Creditors, on the other hand, is solely that of debtor and creditor, and the Administrative Agent and the other Creditors have no fiduciary or other special relationship with any Guarantor or any of its Affiliates, and no term or provision of any Guaranteed Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

33.	Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent.

34.	Waiver of Jury Trial. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER CREDITOR (BY THEIR ACCEPTANCE OF THE BENEFITS HEREOF) HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE OTHER CREDIT DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH OTHER CREDITOR (BY THEIR ACCEPTANCE OF THE BENEFITS HEREOF) HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PERSONS PARTY HERETO OR BENEFITTED HEREBY HAVE BEEN INDUCED TO ENTER INTO OR ACCEPT THE BENEFITS OF THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

CALGON CARBON INVESTMENTS INC., as a Guarantor

By:	/s/ MICHAEL J. MOCNIAK

Name:	Michael J. Mocniak
Title:	Vice President and Secretary

BSC COLUMBUS, LLC, as a Guarantor

By:	/s/ MICHAEL J. MOCNIAK

Name:	Michael J. Mocniak
Title:	Manager

CCC COLUMBUS, LLC, as a Guarantor

By:	/s/ MICHAEL J. MOCNIAK

Name:	Michael J. Mocniak
Title:	Manager

CCC DISTRIBUTION, LLC, as a Guarantor

By:	/s/ MICHAEL J. MOCNIAK

Name:	Michael J. Mocniak
Title:	Manager

NATIONAL CITY BANK OF PENNSYLVANIA, as Administrative Agent

By:

Name:	Lori B. Shure
Title:	Vice President

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

CALGON CARBON INVESTMENTS INC., as a Guarantor

By:

Name:

Title:

BSC COLUMBUS, LLC, as a Guarantor

By:

Name:

Title:

CCC COLUMBUS, LLC, as a Guarantor

By:

Name:

Title:

CCC DISTRIBUTION, LLC, as a Guarantor

By:

Name:

Title:

NATIONAL CITY BANK OF PENNSYLVANIA, as Administrative Agent

By:	/s/ LORI B. SHURE

Name:	Lori B. Shure
Title:	Vice President

GENERAL REVOLVING NOTE

$32,000,000.00 Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of NATIONAL CITY BANK OF PENNSYLVANIA (the “Lender”), in lawful money of the United States of America, provided that General Revolving Loans denominated in an Alternative Currency shall be payable in such Alternative Currency, in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), on the Maturity Date, the principal sum of THIRTY TWO MILLION DOLLARS AND NO CENTS ($32,000,000.00) or, if less, the then unpaid principal amount of all General Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each General Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Agreement.

This Note is one of the General Revolving Notes referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

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THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:	/s/ LEROY M. BALL

Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan	Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By

GENERAL REVOLVING NOTE

$22,000,000.00
Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of FIFTH THIRD BANK (the “Lender”), in lawful money of the United States of America, provided that General Revolving Loans denominated in an Alternative Currency shall be payable in such Alternative Currency, in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), on the Maturity Date, the principal sum of TWENTY TWO MILLION DOLLARS AND NO CENTS ($22,000,000.00) or, if less, the then unpaid principal amount of all General Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each General Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Agreement.

This Note is one of the General Revolving Notes referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

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THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:	/s/ LEROY M. BALL

Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan	Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By

GENERAL REVOLVING NOTE

$24,500,000.00 Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION (the “Lender”), in lawful money of the United States of America, provided that General Revolving Loans denominated in an Alternative Currency shall be payable in such Alternative Currency, in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), on the Maturity Date, the principal sum of TWENTY FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($24,500,000.00) or, if less, the then unpaid principal amount of all General Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each General Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Agreement.

This Note is one of the General Revolving Notes referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

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THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:	/s/ Leroy M. Ball

Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan	Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By

GENERAL REVOLVING NOTE

$24,500,000.00
Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”), in lawful money of the United States of America, provided that General Revolving Loans denominated in an Alternative Currency shall be payable in such Alternative Currency, in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), on the Maturity Date, the principal sum of TWENTY FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($24,500,000.00) or, if less, the then unpaid principal amount of all General Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each General Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Agreement.

This Note is one of the General Revolving Notes referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

[Remainder of page intentionally left blank.]

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:	/s/ LEROY M. BALL

Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan	Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By

GENERAL REVOLVING NOTE

$22,000,000.00
Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of FLEET NATIONAL BANK (the “Lender”), in lawful money of the United States of America, provided that General Revolving Loans denominated in an Alternative Currency shall be payable in such Alternative Currency, in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), on the Maturity Date, the principal sum of TWENTY TWO MILLION DOLLARS AND NO CENTS ($22,000,000.00) or, if less, the then unpaid principal amount of all General Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each General Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Agreement.

This Note is one of the General Revolving Notes referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

[Remainder of page intentionally left blank.]

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:	/s/ LEROY M. BALL

Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan	Interest Period	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By

SWING LINE REVOLVING NOTE

$10,000,000
Pittsburgh, Pennsylvania	February 18, 2004

FOR VALUE RECEIVED, the undersigned CALGON CARBON CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), hereby promises to pay to the order of NATIONAL CITY BANK OF PENNSYLVANIA (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of National City Bank of Pennsylvania (the “Administrative Agent”), the principal sum of TEN MILLION DOLLARS AND NO CENTS ($10,000,000) or, if less, the then unpaid principal amount of all Swing Line Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement. The Borrower will pay the principal amount of any Swing Line Revolving Loan no later than the Maturity Date.

The Borrower promises also to pay interest on the unpaid principal amount of each Swing Line Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in section 2.8 of the Credit Agreement.

This Note is the Swing Line Revolving Note referred to in the Credit Agreement, dated as of February 18, 2004, among the Borrower, the financial institutions from time to time party thereto (including the Lender), and National City Bank of Pennsylvania, as Administrative Agent (as from time to time in effect, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). As provided in the Agreement, this Note is subject to mandatory prepayment prior to the maturity date of any Swing Line Revolving Loan, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

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THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

CALGON CARBON CORPORATION

By:	/s/ LEROY M. BALL

Name:	Leroy M. Ball
Title:	Vice President and Chief Financial Officer

LOANS AND PAYMENTS OF PRINCIPAL

Date of Notation	Amount of Loan	Type of Loan/or Interest Rate	Maturity	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Made By